Exhibit 10.12
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT NAVAN, INC. TREATS AS PRIVATE OR CONFIDENTIAL.
CONFORMED COPY
Amendment No. 1 dated as of February 17, 2023
Amendment No. 2 dated as of July 28, 2023
Amendment No. 3 dated as of October 12, 2023
Amendment No. 4 dated as of March 11, 2024
Amendment No. 5 dated as of April 19, 2024
Amendment No. 6 dated as of August 2, 2024
Amendment No. 7 dated as of November 15, 2024
Amendment No. 8 dated as of February 24, 2025
Amendment No. 9 dated as of March 6, 2025
Amendment No. 10 dated as of April 16, 2025
REVOLVING CREDIT AND SECURITY AGREEMENT
Dated as of November 18, 2022
among
LIQUID LABS SPV, LLC,
as Borrower,
THE LENDERS FROM TIME TO TIME PARTIES HERETO,
and
GOLDMAN SACHS BANK USA,
as Administrative Agent

TABLE OF CONTENTS
(continued)
Page

TABLE OF CONTENTS
(continued)
Page

Schedules
Schedule 1    —    Lenders
Schedule 2    —    Eligible Card Accounts and Eligible Receivables
Schedule 3    —    Notice Information
Schedule 4    —    Account Details
Schedule 5    —    Form of Monthly Report
Schedule 6    —    [Reserved]
Schedule 7    —    Data Tape Information
Schedule 8    —    Disqualified Assignees
Exhibits
Exhibit A    —    Form of Notice of Borrowing
Exhibit B    —    Form of Notice of Prepayment
Exhibit C    —    Form of Assignment and Acceptance
Exhibit D    —    Form of Consent and Release
Exhibit E    —    Form of Release Notice
Exhibit F-1    —    Form of U.S. Tax Compliance Certificate
Exhibit F-2    —    Form of U.S. Tax Compliance Certificate
Exhibit F-3    —    Form of U.S. Tax Compliance Certificate
Exhibit F-4    —    Form of U.S. Tax Compliance Certificate
Exhibit G    —    Credit Policy
Exhibit H    —    Collection Policy
Exhibit I    —    Form of Compliance Certificate

REVOLVING CREDIT AND SECURITY AGREEMENT
REVOLVING CREDIT AND SECURITY AGREEMENT, dated as of November 18, 2022, among LIQUID LABS SPV, LLC, a Delaware limited liability company, as borrower (together with its permitted successors and assigns, the “Borrower”), the LENDERS from time to time party hereto, and GOLDMAN SACHS BANK USA (“GS Bank”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Administrative Agent”).
RECITALS
WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, each Lender may make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:
ARTICLE 1.
DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS
Section 1.01    Definitions. As used in this Agreement, the following terms shall have the meanings indicated:
“7-day Delinquent Receivable” means, as of any date of determination, any Receivable, other than a Defaulted Receivable, as to which all or any portion of a scheduled payment is more than seven (7) days past the scheduled Due Date for such payment as of such date of determination.
“30-day Delinquent Receivable” means, as of any date of determination, any Receivable, other than a Defaulted Receivable, as to which all or any portion of a scheduled payment is more than thirty (30) days past the scheduled Due Date for such payment as of such date of determination.
“90-day Delinquent Receivable” means, as of any date of determination, any Receivable (other than a Defaulted Receivable of the type described in any of clauses (ii) through (v) of the definition thereof), as to which all or any portion of a scheduled payment is more than ninety (90) days past the scheduled Due Date for such payment as of such date of determination.
“Accelerated Amortization Event” means, as of any date of determination, the occurrence of any of the following:
(a)    an Event of Default; provided, however, that if such Event of Default is waived, the related Accelerated Amortization Event shall cease to exist;
(b)    (i) an Insolvency Event with respect to an Originator or, if a Program Provider Agreement has not been terminated and remains in effect, the related Program Provider, and (ii) the Borrower fails to appoint a replacement Originator or Program Provider, as applicable, acceptable to the Administrative Agent within forty-five calendar (45) days following the date thereof;
(c)    from and after the first date upon which the Backup Servicing Agreement is in effect, (i) either (A) any event that constitutes a Backup Servicer Event of Default shall have occurred and shall not have been waived by the Borrower with the written consent of the Administrative Agent (acting at the direction of the Required Lenders) or (B) the Backup Servicing Agreement ceases for any reason to be in full force or effect or is otherwise terminated and (ii) the Borrower fails to appoint a replacement Backup Servicer acceptable to the Administrative Agent within sixty (60) days following the date thereof;
(d)    a Level II Trigger Event;
(e)    the Unrestricted Cash of Navan shall be less than an amount equal to the sum of the Average Monthly Burn for the preceding six (6) calendar months;
(f)    a Regulatory Event;
(g)    on or before the date that is three (3) months prior to the maturity date of any Funded Indebtedness (not including the Convertible Debt) in an amount greater than or equal to $25,000,000, the failure of Navan to (x) extend the maturity date of such Funded Indebtedness to a date following the Final Maturity Date, (y) convert such Funded Indebtedness or (z) refinance such Funded Indebtedness in a structure that is acceptable to the Administrative Agent in its sole discretion; or
(h)    if, prior to 11:59 p.m. Pacific time on or prior to the date that is forty-five (45) days prior to the End Date (as defined in the Convertible Debt and as extended by that certain Notice of Extension, dated as of September 23, 2024), (A) the Investment Balance (as defined in the Convertible Debt) has not already been fully converted to Equity Interests in Navan, and (B) an End Date Conversion Notice (as defined in the Convertible Debt) has not been delivered to Navan.
“Account Banks” means the Dollar Account Bank and the English Account Bank.
“Additional Account” means any Eligible Card Account designated by the Seller to be included on the Schedule of Accounts pursuant to, and in accordance with, the terms and conditions set forth in the Receivables Purchase Agreement.
“Adjusted Benchmark Rate” means, for any Interest Accrual Period, an interest rate per annum equal to a fraction, expressed as a percentage, (a) the numerator of which is equal to the Benchmark for such Interest Accrual Period and (b) the denominator of which is equal to 100%.
“Administrative Agent” has the meaning specified in the introduction to this Agreement.
“Advance” has the meaning specified in Section 2.01.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Person” means (a) each Lender and each of its Affiliates, and (b) any assignee or participant of any Lender.
“Affiliate” means, in respect of a referenced Person, another Person Controlling, Controlled by or under common Control with such referenced Person, provided that no Person that owns Equity Interests in Navan shall be deemed an Affiliate of Navan or any of its Subsidiaries for purposes of any Facility Document solely as a result of such Person’s ownership of such Equity Interests.
“Aggregate Eligible Receivable Balance” means, as of any date of determination, the aggregate Receivable Balances of all Eligible Receivables owned by the Borrower on such date.
“Aggregate Loan Principal Balance” means, as of any date of determination, the sum of the Class A Aggregate Loan Principal Balance as of such date and the Class B Aggregate Loan Principal Balance as of such date.
“Agreement” means this Revolving Credit and Security Agreement.
“Amendment No. 8 Effective Date” means February 24, 2025.
“Amendment No. 9 Effective Date” means March 6, 2025.
“Applicable Exchange Rate” means, at any time in relation to any amount denominated in a Currency other than Dollars, either: (x) if such Applicable Exchange Rate being used for purposes of a calculation hereunder but such Currency has not actually been converted to Dollars, the Reported Spot Rate, as determined by the Administrative Agent or (y) if such Applicable Exchange Rate is being used for purposes of determining the actual exchange of the relevant Currency to Dollars, the rate at which such amount of such Currency was actually converted into Dollars pursuant to a spot foreign exchange contract (or other similar agreement) in the currency exchange market for such Currency.
“Applicable Law” means any Law of any Governmental Authority, including all federal, state and local laws and of other local regulatory authorities, to which the Person in question is subject or by which it or any of its assets or properties are bound, including, all federal, state and local laws in respect of the business of extending credit to borrowers, including (a) the Federal Truth-in-Lending Act (and Regulation Z of the Consumer Financial Protection Bureau) (but only to the extent applicable to the commercial credit cards); (b) the Equal Credit Opportunity Act and Regulation B of the Consumer Financial Protection Bureau; (c) the Federal Trade Commission Act; (d) all applicable state and federal securities laws; (e) all applicable usury laws (including any related fee or disclosure requirements); (f) the Federal Deposit Insurance Act and Federal Deposit Insurance Corporation regulations; (g) Privacy and Data Security Requirements; (h) Expedited Funds Availability Act and Regulation CC; (i) the Electronic Signatures in Global and National Commerce Act and any other applicable laws relating to the electronic execution of documents and instruments; (j) the Electronic Funds Transfer Act; (k) anti-money laundering and Bank Secrecy Act laws; (l) Sanctions Laws; (m) the Fair and Accurate Credit Transactions Act; (n) the California Consumer Privacy Act; (o) PCI-DSS; (p) Network Rules; (q) National Automated Clearing House Association rules; (r) Americans With Disabilities Act; and (s) other anti-discrimination and fair credit laws, laws relating to servicing procedures or maximum charges and rates of interest, privacy laws and other similar laws, each to the extent applicable, and all applicable rules and regulations in respect of any of the foregoing.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assigning Lender” has the meaning specified in Section 13.02(a).
“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit C hereto, entered into by a Lender, an assignee and the Administrative Agent and, if applicable, the Borrower.
“Automatic Designation End Date” means the earlier of (i) the last day of the Reinvestment Period, and (ii) the first date after the Closing Date (the “First End Date”) on which the aggregate outstanding principal balance of the Advances is equal to the then applicable Committed Amount, provided that, with respect to this clause (ii), if from time to time after the First End Date the aggregate outstanding principal balance of the Advances is less than the then applicable Committed Amount, then the Automatic Designation End Date (x) shall be deemed not to have occurred during any such period beginning on the first date on which the aggregate outstanding principal balance of the Advances is less than the then applicable Committed Amount and (y) shall be deemed to have occurred again during any period beginning on the first date on which the aggregate outstanding principal balance of the Advances is again equal to the then applicable Committed Amount.
“Automatically Designated Account” means each Eligible Card Account (in each case, other than an Excluded Eligible Card Account) in existence on the Closing Date or coming into existence on or after the Closing Date and prior to the Automatic Designation End Date.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Accrual Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Accrual Period” pursuant to clause (d) of Section 2.12.
“Average Monthly Burn” means for any period, the sum of (a) Consolidated Net Income, plus (b) the sum, without duplication, of the following amounts for such period, but solely to the extent decreasing Consolidated Net Income for such period: (i) Consolidated Interest Expense, plus (ii) provisions for taxes based on income, plus (iii) total depreciation expense, plus (iv) total amortization expense, plus (v) non-cash grant of stock or stock equivalents or other compensation expense, plus (vi) to the extent agreed by the Administrative Agent in its reasonable discretion, extraordinary, unusual or non-recurring losses or expenses, minus (vii) to the extent agreed by the Administrative Agent in its reasonable discretion, extraordinary, unusual or non-recurring cash gains, minus (viii) software development costs to the extent capitalized, minus (ix) Consolidated Capital Expenditures.
“Backup Servicer” means (a) Carmel Solutions LLC, acting in such capacity pursuant to the Backup Servicing Agreement or (b) any other Person party to a backup servicing agreement acting as backup servicer with the written consent of the Administrative Agent.
“Backup Servicer Event of Default” means a termination event, event of default or similar term (howsoever defined) as specified in the Backup Servicing Agreement.
“Backup Servicer Report” means the report specified in the Backup Servicing Agreement, in form and substance reasonably acceptable to the Administrative Agent.

“Backup Servicing Agreement” means a backup servicing agreement among the Borrower, the Administrative Agent, the Servicer and a Backup Servicer, to be entered into after the Closing Date that is in form and substance satisfactory to the Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code.
“Base Rate” means, on any date of determination, a fluctuating interest rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.50% and (b) the Prime Rate minus 3.00%.
“Benchmark” means, on and after the Closing Date, one-month Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, then, pursuant to terms and according to Section 2.12, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder in respect of such determination on such date and all determinations on all subsequent dates; provided further that if the Benchmark as determined would be less than the Floor for any Interest Accrual Period, the Benchmark will be the Floor for such Interest Accrual Period.
“Benchmark Replacement” means, for any Interest Accrual Period, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.
“Benchmark Replacement Adjustment” means, for any Interest Accrual Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent for the applicable Corresponding Tenor in its sole discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Accrual Period,” timing and frequency of determining rates and making payments of interest, and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
(2)    the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of the Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or the published component used in the calculation thereof), the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or the published component used in the calculation thereof) announcing that the Benchmark (or such component thereof) is no longer representative.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” has the meaning specified in the preamble to this Agreement.
“Borrower Information” means the non-public or proprietary information provided hereunder by the Borrower with respect to the Borrower, Navan, their respective Affiliates or any other non-public information relating to the foregoing furnished to any Secured Party pursuant to this Agreement or any other Facility Document. Notwithstanding the foregoing, the term “Borrower Information” shall not include any information which (a) is or becomes generally available to the public other than as a result of a breach of Section 12.09, (b) becomes available to the Administrative Agent, or any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or (c) was available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower hereunder.
“Borrower LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of the Closing Date, by and between Navan, as sole member, and Donald J. Puglisi, as Independent Manager.
“Borrowing” has the meaning specified in Section 2.01.
“Borrowing Base Certificate” means a statement in substantially the form attached to the form of Notice of Borrowing and form of Notice of Prepayment attached hereto as Exhibit A and Exhibit B, respectively.
“Borrowing Date” means the date of a Borrowing.
“British Pounds” means lawful money of the United Kingdom.
“Business Day” means any day other than (a) a Saturday or Sunday, (b) the days on which banks are authorized or required to close in New York, New York or London or a legal or federal holiday and (c) if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of an Advance bearing interest at the Benchmark or the determination of the Benchmark, the days on which banks dealing in U.S. Dollar deposits in the interbank market in London, England or New York, New York are authorized or required to be closed.
“Calendar Week” means, in respect of any Collection Period, each calendar week (i) beginning on a Sunday and (ii) ending on a Saturday, and which Saturday occurs during such Collection Period.
“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Card Account” means a commercial card account established by a Card Account Agreement, including all Initial Accounts, all Additional Accounts and all Automatically Designated Accounts.

“Card Account Agreement” means, collectively, (i) each Card Program Agreement, each between an Originator and an Obligor that provides the terms and conditions and disclosures required by Applicable Law for a Card Account and (ii) the Navan Terms of Service agreed between Navan and an Obligor.
“Card Account Transaction” means any transaction on a Card Account, including purchases, payments or other credits or debits to a Card Account.
“Cash” means Dollars immediately available on the day in question.
“Change of Control” means, at any time, the occurrence of one or more of the following events:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes after the Closing Date the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Equity Interests of Navan that, taken together, would entitle such person or group to exercise more than 50% of the rights of all holders of Equity Interests of Navan to vote for members of the board of directors or equivalent governing body of Navan on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
(b)    Navan fails to directly own, legally and beneficially, 100% of the Equity Interests of the Borrower at any time free and clear of any Liens other than Permitted Liens; or
(c)    Navan ceases to have the power or authority to Control or direct the management and policies of the Borrower at any time.
“Class” means (a) with respect to Lenders, each of the following classes of Lenders: (i) Class A Lenders and (ii) Class B Lenders and (b) with respect to Advances, each of the following classes of Advances: (i) Class A Advances and (ii) Class B Advances.
“Class A Advance” means an Advance funded by a Class A Lender hereunder.
“Class A Advance Amount” means, with respect to a Class A Advance, the initial principal amount of such Class A Advance funded by the Class A Lenders on the Borrowing Date of such Class A Advance.
“Class A Advance Rate” means (i) [***]% or, from and after the occurrence of a Level I Trigger Event and until such Level I Trigger Event is Cured, [***]%, minus (ii) if the Six-Month Rolling Average Excess Spread is less than the Excess Spread Threshold, a percentage equal to the product of (x)(1) the Excess Spread Threshold minus (2) the Six-Month Rolling Average Excess Spread and (y) 12, minus (iii) if the Unrestricted Cash of Navan is less than an amount equal to the sum of the Average Monthly Burn for the preceding nine (9) calendar months, [***]%.

“Class A Aggregate Loan Principal Balance” means, at any time, the sum of the Class A Advance Amounts of all Class A Advances funded by all Class A Lenders at or prior to such time, reduced by all payments of principal made prior to such time on the Class A Advances.
“Class A Borrowing Base” means, as of any date of determination, an amount equal to the product of (a) the Class A Advance Rate on such date and (b) an amount equal to (i) the Dollar Equivalent of the Aggregate Eligible Receivable Balance on such date, minus (ii) the Excess Concentration Amount on such date plus (iii) the Dollar Equivalent of all cash in the Collection Accounts. For purposes hereof, the Receivable Balance with respect to a Receivable purchased by the Borrower from the Seller at a discount that is included in the computation of the Aggregate Eligible Receivable Balance from time to time shall be the Dollar Equivalent of the outstanding principal balance of such Receivable giving effect to such discount.
“Class A Borrowing Base Deficiency” means, as of any date of determination, the excess, if any, of (a) the Class A Aggregate Loan Principal Balance on such date (before giving effect to any payments or distributions to be made on such date in reduction of the Class A Aggregate Loan Principal Balance on such date) over (b) the Class A Borrowing Base on such date.
“Class A Committed Amount” means $213,904,000.
“Class A Draw Fee” has the meaning specified in the Class A Fee Letter.
“Class A Exit Fee” has the meaning specified in the Class A Fee Letter.
“Class A Fee Letter” means the Class A Fee Letter dated as of the Closing Date, by and among, the Borrower, Navan, the Administrative Agent and the Class A Lenders.
“Class A Interest” means, for each day during an Interest Accrual Period and each outstanding Class A Advance on such day, the sum of the products (for each day during such Interest Accrual Period) of:
IR x P x 1/D
where:
IR    =    the Class A Interest Rate on such day;
P    =    the principal amount of such Class A Advance on such day; and
D    =    360 (or if IR is determined by reference to the Base Rate, 365 or 366, as applicable).
“Class A Interest Rate” means, for any Interest Accrual Period for each Class A Advance outstanding by a Class A Lender for each day during such Interest Accrual Period:
(a)    during the Reinvestment Period, a per annum rate equal to the sum of (i) the SOFR Rate, plus (ii) the Class A Margin; or

(b)    on and after the Termination Date, so long as no Event of Default or other Accelerated Amortization Event has occurred and is continuing, a per annum rate equal to the sum of (i) the SOFR Rate, plus (ii) the Class A Margin, plus (iii) 1.00%; or
(c)    upon the occurrence and during the continuance of an Accelerated Amortization Event or an Event of Default, a per annum rate equal to the sum of (i) the then applicable Class A Interest Rate determined pursuant to clause (a) hereof, plus (ii) 2.00%.
“Class A Lender” means each Person listed on Schedule 1 hereto as a “Class A Lender” and any other Person that shall have become a party hereto as a Class A Lender in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.
“Class A Loan Principal Balance” means, with respect to a Class A Lender at any time, the sum of the Class A Advance Amounts of all Class A Advances funded by such Class A Lender at or prior to such time, reduced by all payments of principal made prior to such time on the Class A Advances of such Class A Lender.
“Class A Margin” means, for any Interest Accrual Period for each Class A Advance outstanding by a Class A Lender for each day during such Interest Accrual Period, (i) with respect to the portion of the Class A Loan Principal Balance that is less than or equal to $100,000,000 on such day, 3.15% and (ii) with respect to the portion (if any) of the Class A Loan Principal Balance that is greater than $100,000,000 on such day, 3.00%.
“Class A Maximum Available Amount” means, at any time, the lesser of (a) the Class A Committed Amount; and (b) the Class A Borrowing Base at such time.
“Class A Minimum Utilization Amount” means, on any date of determination during any Class A Minimum Utilization Period, an amount equal to the product of (A) fifty percent (50.00%), and (B) the Class A Committed Amount on such date.
“Class A Minimum Utilization Fees” means an amount, for any Class A Minimum Utilization Period, equal to the product of (x) the Class A Utilization Shortfall Amount for such Class A Minimum Utilization Period, (y) the Class A Margin less the Class A Unused Fee and (z) a fraction, the numerator of which is equal to the actual number of days in such Class A Minimum Utilization Period and the denominator of which is 360.
“Class A Minimum Utilization Period” means (a) initially, the period commencing on the Closing Date and ending on (and including) the earlier to occur of (x) the last day of the twelfth (12th) Collection Period after the Closing Date and (y) the date on which all Class A Obligations are paid in full (other than unmatured indemnification obligations), and (b) thereafter, each successive period commencing on (and excluding) the last day of the immediately preceding Class A Minimum Utilization Period and ending on (and excluding) the earlier to occur of (i) the six (6) month anniversary of such commencement and (ii) the Termination Date.
“Class A Obligations” means all indebtedness, liabilities and obligations, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to the Class A Lenders or the Administrative Agent under or in connection with this Agreement or any other Facility Document, including, but not limited to, all amounts payable by the Borrower in respect of the Class A Advances, with interest thereon, Class A Prepayment Premiums, Class A Exit Fees, Class A Minimum Utilization

Fees, Class A Unused Fees and all other amounts payable hereunder in respect of any Class A Advance; provided, that solely for purposes of Section 2.14 hereof, the Class A Obligations shall not include Class A Prepayment Premiums, Class A Exit Fees, Class A Minimum Utilization Fees or Class A Unused Fees.
“Class A Percentage” means, (A) initially, (i) with respect to any Class A Lender party hereto on the date hereof, the percentage set forth opposite such Class A Lender’s name on Schedule 1 hereto and (ii) with respect to a Class A Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Class A Lender’s Percentage and (B) at any other time with respect to any Class A Lender, a fraction (expressed as a percentage), the numerator of which is the Class A Loan Principal Balance of such Class A Lender at such time, and the denominator of which is the Class A Aggregate Loan Principal Balance at such time.
“Class A Prepayment Premium” has the meaning specified in Section 2.06.
“Class A Regular Principal Distribution Amount” means, on any Payment Date, an amount equal to the lesser of (i) the amount, if any, by which the Class A Aggregate Loan Principal Balance must be reduced on such Payment Date such that no Class A Borrowing Base Deficiency exists after giving effect to such reduction and (ii) the amount then on deposit in the Dollar Collection Account available to be distributed pursuant to Section 9.01(b)(iv) on such Payment Date.
“Class A Unused Fee Rate” means 0.50% per annum.
“Class A Unused Fees” means, with respect to each day during each Collection Period during the Reinvestment Period, but after the Fee Ramp-Up Period, the product of (i) the applicable Class A Unused Fee Rate, (ii) the excess of (A) the amount of the Class A Committed Amount on such day over (B) the Class A Aggregate Loan Principal Balance on such day and (iii) 1/360.
“Class A Upfront Fee” has the meaning specified in the Class A Fee Letter.
“Class A Utilization Shortfall Amount” means an amount, for any Class A Minimum Utilization Period, equal to the excess, if any, of (1) the average daily Class A Minimum Utilization Amount during such Class A Minimum Utilization Period, over (2) the average daily Class A Aggregate Loan Principal Balance during such Class A Minimum Utilization Period.
“Class B Advance” means an Advance funded by a Class B Lender hereunder.
“Class B Advance Amount” means, with respect to a Class B Advance, the initial principal amount of such Class B Advance funded by the Class B Lenders on the Borrowing Date of such Class B Advance.
“Class B Advance Rate” means (i) [***]% or, from and after the occurrence of a Level I Trigger Event and until such Level I Trigger Event is Cured, [***]%, minus (ii) if the Six-Month Rolling Average Excess Spread is less than the Excess Spread Threshold, a percentage equal to the product of (x)(1) the Excess Spread Threshold minus (2) the Six-Month Rolling Average Excess Spread and (y) 12, minus (iii) if the Unrestricted Cash of Navan is less than an amount equal to the sum of the Average Monthly Burn for the preceding nine (9) calendar months, [***]%.
“Class B Aggregate Loan Principal Balance” means, at any time, the sum of the Class B Advance Amounts of all Class B Advances funded by all Class B Lenders at or prior to such time, reduced by all payments of principal made prior to such time on the Class B Advances.

“Class B Borrowing Base” means, as of any date of determination, an amount equal to (I) the product of (a) the Class B Advance Rate on such date and (b) an amount equal to (i) the Dollar Equivalent of the Aggregate Eligible Receivable Balance on such date, minus (ii) the Excess Concentration Amount on such date plus (iii) the Dollar Equivalent of all cash in the Collection Accounts, minus (II) the Class A Aggregate Loan Principal Balance (after giving effect to any payments or distributions on such date). For purposes hereof, the Receivable Balance with respect to a Receivable purchased by the Borrower from the Seller at a discount that is included in the computation of the Aggregate Eligible Receivable Balance from time to time shall be the Dollar Equivalent of the outstanding principal balance of such Receivable giving effect to such discount.
“Class B Borrowing Base Deficiency” means, as of any date of determination, the excess, if any, of (a) the Class B Aggregate Loan Principal Balance on such date (before giving effect to any payments or distributions to be made on such date in reduction of the Class B Aggregate Loan Principal Balance on such date) over (b) the Class B Borrowing Base on such date.
“Class B Committed Amount” means $36,096,000.
“Class B Draw Fee” has the meaning specified in the Class B Fee Letter.
“Class B Fee Letter” means the Class B Fee Letter dated as of the Closing Date, by and among, the Borrower, Navan and the Class B Representative.
“Class B Interest” means, for each day during an Interest Accrual Period and each outstanding Class B Advance on such day, the sum of the products (for each day during such Interest Accrual Period) of:
IR x P x 1/D
where:
IR    =    the Class B Interest Rate on such day;
P    =    the principal amount of such Class B Advance on such day; and
D    =    360 (or if IR is determined by reference to the Base Rate, 365 or 366, as applicable).
“Class B Interest Rate” means, for any Interest Accrual Period for each Class B Advance outstanding by a Class B Lender for each day during such Interest Accrual Period:
(a)    during the Reinvestment Period, a per annum rate equal to the sum of (i) the SOFR Rate, plus (ii) the Class B Margin; or
(b)    on and after the Termination Date, so long as no Event of Default or other Accelerated Amortization Event has occurred and is continuing, a per annum rate equal to the sum of (i) the SOFR Rate, plus (ii) the Class B Margin, plus (iii) 1.00%; or
(c)    upon the occurrence and during the continuance of an Event of Default or other Accelerated Amortization Event, a per annum rate equal to the sum of (i) the then applicable Class B Interest Rate determined pursuant to clause (a) hereof, plus (ii) 2.00%.

“Class B Lender” means each Person listed on Schedule 1 hereto as a “Class B Lender” and any other Person that shall have become a party hereto as a Class B Lender in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.
“Class B Loan Principal Balance” means, with respect to a Class B Lender at any time, the sum of the Class B Advance Amounts of all Class B Advances funded by such Class B Lender at or prior to such time, reduced by all payments of principal made prior to such time on the Class B Advances of such Class B Lender.
“Class B Margin” means, for any Interest Accrual Period for each Class B Advance outstanding by a Class B Lender for each day during such Interest Accrual Period, 9.00%.
“Class B Maximum Available Amount” means, at any time, the lesser of (a) the Class B Committed Amount; and (b) the Class B Borrowing Base at such time.
“Class B Minimum Utilization Amount” means, for any date of determination during any Class B Minimum Utilization Period, an amount equal to the product of (A) fifty percent (50.00%), and (B) the Class B Committed Amount on such date.
“Class B Minimum Utilization Fees” means an amount, for any Class B Minimum Utilization Period, equal to the product of (x) the Class B Utilization Shortfall Amount for such Class B Minimum Utilization Period, (y) the Class B Margin less the Class B Unused Fee Rate and (z) a fraction, the numerator of which is equal to the actual number of days in such Class B Minimum Utilization Period and the denominator of which is 360.
“Class B Minimum Utilization Period” means (a) initially, the period commencing on the Closing Date and ending on (and including) the earlier to occur of (x) the last day of the twelfth (12th) Collection Period after the Closing Date and (y) the date on which all Class B Obligations are paid in full (other than unmatured indemnification obligations), and (b) thereafter, each successive period commencing on (and excluding) the last day of the immediately preceding Class B Minimum Utilization Period and ending on (and excluding) the earlier to occur of (i) the six (6) month anniversary of such commencement and (ii) the Termination Date.
“Class B Obligations” means all indebtedness, liabilities and obligations, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to the Class B Lenders under or in connection with this Agreement or any other Facility Document, including, but not limited to, all amounts payable by the Borrower in respect of the Class B Advances, with interest thereon, Class B Prepayment Premiums, Class B Minimum Utilization Fees, Class B Unused Fees and all other amounts payable hereunder in respect of any Class B Advance; provided, that solely for purposes of Section 2.14 hereof, the Class B Obligations shall not include Class B Prepayment Premiums, Class B Minimum Utilization Fees or Class B Unused Fees.
“Class B Percentage” means, (A) initially, (i) with respect to any Class B Lender party hereto on the date hereof, the percentage set forth opposite such Class B Lender’s name on Schedule 1 hereto and (ii) with respect to a Class B Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Class B Lender’s Percentage and (B) at any other time with respect to any Class B Lender, a fraction (expressed as a percentage), the numerator of which is the Class B Loan Principal Balance of such Class B Lender at such time, and the denominator of which is the Class B Aggregate Loan Principal Balance at such time.

“Class B Prepayment Premium” has the meaning specified in Section 2.06.
“Class B Regular Principal Distribution Amount” means, on any Payment Date, an amount equal to the lesser of (i) the amount, if any, by which the Class B Aggregate Loan Principal Balance must be reduced on such Payment Date such that no Class B Borrowing Base Deficiency exists after giving effect to such reduction and (ii) the amount then on deposit in the Dollar Collection Account available to be distributed pursuant to Section 9.01(b)(vi) on such Payment Date.
“Class B Representative” means Powerscourt Investments 37, LP or a successor thereto (which shall be an Affiliate of a Class B Lender) selected by a majority of the Class B Lenders and notified in writing to the Borrower and the Administrative Agent.
“Class B Unused Fee Rate” means 0.50%.
“Class B Unused Fees” means, with respect to each day during each Collection Period during the Reinvestment Period, but after the Fee Ramp-Up Period, the product of (i) the applicable Class B Unused Fee Rate, (ii) the excess of (A) the amount of the Class B Committed Amount on such day over (B) the Class B Aggregate Loan Principal Balance on such day and (iii) 1/360.
“Class B Upfront Fee” has the meaning specified in the Class B Fee Letter.
“Class B Utilization Shortfall Amount” means an amount, for any Class B Minimum Utilization Period, equal to the excess, if any, of (1) the average daily Class B Minimum Utilization Amount during such Class B Minimum Utilization Period, over (2) the average daily Class B Aggregate Loan Principal Balance during such Class B Minimum Utilization Period.
“Class Percentage” means, for any Class on any date of determination, the percentage equivalent of (i) the Class A Aggregate Loan Principal Balance or Class B Aggregate Loan Principal Balance on such date, as applicable, divided by (ii) the Aggregate Loan Principal Balance on such date, in each case, before giving effect to any payments or distributions of principal in respect of the Advances on such date.
“Closing Date” means November 18, 2022.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” has the meaning specified in Section 7.01(a).
“Collection Account Control Agreement” means (a) the Deposit Account Control Agreement dated as of the Closing Date among the Borrower, the Administrative Agent and the Dollar Account Bank, or (b) any other agreement, in form and substance reasonably acceptable to the Administrative Agent, among the Borrower, the Administrative Agent and a Dollar Account Bank establishing “control” within the meaning of the UCC over the Dollar Collection Account, the Reserve Account or such other account as may be applicable from time to time.
“Collection Accounts” means, collectively, the Dollar Collection Account and each of the English Collection Accounts.
“Collection Period” means (a) with respect to the first Payment Date occurring after the Closing Date, the period beginning on the Closing Date and ending on the last day of the first full calendar month ending after the Closing Date, and (b) with respect to any other Payment Date or other date, the prior calendar month (or portion thereof, as applicable).
“Collection Policy” means (a) with respect to the initial Servicer, the servicing and collection policies and guidelines attached hereto as Exhibit H, which, subject to Sections 5.01(d)(viii) and 5.02(j), may be amended, modified, waived or supplemented by the Servicer from time to time, and (b) with respect to any successor servicer approved by the Administrative Agent, such servicer’s customary and standard collection policies and guidelines for servicing corporate credit card receivables.
“Collections” means all cash collections, insurance proceeds, distributions, payments and other amounts received by an Originator, the Servicer, the Backup Servicer (from and after the first date upon which the Backup Servicing Agreement is in effect), the Seller or the Borrower, from any Person in respect of any Receivables and Related Documents, including all principal, interest, fees, all Navan Ancillary Amounts and repurchase proceeds payable to the Borrower under or in connection with any such Receivables and Related Documents, all Revenue Share and all Proceeds from any sale or disposition of any such Receivables or Related Documents and all Trade Credit Insurance Recoveries relating to the Obligor under such Receivables.
“Committed Amount” means, on any date of determination, the sum of the Class A Committed Amount and the Class B Committed Amount on such date.
“Comparable Transaction” means any agreement of any Warehouse SPV that is a Subsidiary of Navan for the benefit of any third party in connection with such Warehouse SPV’s incurrence of any Indebtedness for borrowed money secured by receivables.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consent and Release” means a consent and release letter executed by the Administrative Agent in substantially the form of Exhibit D hereto or any other form reasonably acceptable to the Administrative Agent.
“Consolidated Capital Expenditures” means, for any period, with respect to Navan and its consolidated Subsidiaries, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of Navan) by Navan and its consolidated Subsidiaries during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Navan.
“Consolidated Interest Expense” means, for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of Navan and its consolidated Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Navan and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Constituent Documents” means in respect of any Person, the certificate or articles of formation or organization, trust agreement, limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization.
“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or understanding, or otherwise. “Controlled” and “Controlling” have the meaning correlative thereto.
“Convertible Debt” means those certain Convertible Securities issued and delivered by Navan to Greenoaks Capital Partners LLC, Seneca Lake I-B, LLC, Hyde Park I, LLC and such other “Holders” thereof (as such instruments may be amended from time to time in a manner not materially adverse to the Secured Parties).
“Corporate Leverage Ratio” means, as of the end of any calendar month or quarter, as applicable, the ratio of (a) total consolidated Funded Indebtedness of Navan and its subsidiaries on a consolidated basis as of such day (excluding (i) any Funded Indebtedness incurred by the Borrower or any Securitization Vehicle or Warehouse SPV, (ii) all amounts owing under the Convertible Debt and (iii) the purchase amount of each SAFE (or, if in accordance with GAAP the liability on Navan’s balance sheet related to any such SAFE is larger than the purchase amount thereof, such larger amount) to (b) the Tangible Net Worth of Navan and its Subsidiaries on a consolidated basis as of such day.
“Corresponding Tenor” means, with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the Available Tenor for the applicable Interest Accrual Period with respect to the then-current Benchmark.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified in Section 12.22.
“Credit Policy” means the credit policies and guidelines of Navan attached hereto as Exhibit G, which, subject to Sections 5.01(d)(viii) and 5.02(j), may be amended, modified, waived or supplemented by Navan from time to time.
“Cross-Default Cure Period” has the meaning set forth in Section 6.01(p). An Unmatured Event of Default shall not be deemed to exist during the period of any Cross-Default Cure Period.
“Cured” means, with respect to a Level I Trigger Event or Level II Trigger Event, that on two (2) consecutive Determination Dates after the occurrence of such Level I Trigger Event or Level II Trigger Event, as applicable, the event giving rise to such Level I Trigger Event or Level II Trigger Event has not occurred.
“Currency” means Dollars, British Pounds or Euros, as applicable.
“Cutoff Date” means, with respect to any Card Account, (i) the date specified as such in the Schedule of Accounts or (ii) if such Card Account is an Automatically Designated Account, the date such Card Account was opened pursuant to the Related Documents.

“Data Tape” means a data tape, which shall include with respect to each Eligible Receivable the information set forth on Schedule 7, as may be amended, modified or supplemented from time to time by the Borrower and the Administrative Agent.
“Debtor Relief Laws” means (a) the Bankruptcy Code and (b) all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization, suspension of payments, adjustment of debt, marshaling of assets or similar debtor relief laws of the United States, any state or any foreign country from time to time in effect affecting the rights of creditors generally.
“Default Ratio” means, with respect to a Collection Period, (i) the sum of the Dollar Equivalent of the aggregate principal balance of all Receivables that become Defaulted Receivables during such Collection Period divided by (ii) the Dollar Equivalent of the aggregate Receivable Balance of all Receivables originated during the third (3rd) Collection Period preceding such Collection Period.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulted Receivable” means, at any time:
(i)    a 90-day Delinquent Receivable;
(ii)    a Receivable as to which, to the knowledge of the Servicer or the Borrower, an Insolvency Event relating to the related Obligor of such Receivable has occurred;
(iii)    a Receivable as to which the Borrower or the Servicer has determined in good faith in accordance with the Collection Policy that such Receivable shall be placed on “non accrual” status or is “not collectible,” or has reserved against it;
(iv)    a Receivable that is charged off by the Servicer (or would be required to be charged off by the Servicer in accordance with the charge off policies in the Collection Policy in effect from time to time in accordance with this Agreement); or
(v)    a Receivable as to which (x) fraud is discovered in connection with the origination of the relevant Card Account or (y) all or any portion of a scheduled payment is at least one (1) day past the scheduled Due Date for such payment as of such date of determination and the Servicer has determined that the related Card Account Transaction was fraudulent.
“Delinquency Ratio” means, with respect to a Collection Period, the ratio (expressed as a percentage) equal to (i) the Dollar Equivalent of the aggregate Receivable Balance of all Receivables that were Eligible Receivables at any time since the Closing Date that are 30-day Delinquent Receivables as of the end of such period or would have been 30-day Delinquent Receivables if such Receivables were not sold or otherwise disposed of by the Borrower during such Collection Period, divided by (ii) the Dollar Equivalent of the aggregate Receivable Balance of all Receivables originated during the prior Collection Period.
“Determination Date” means the last day of a Collection Period.
“Disqualified Assignee” means any Person listed on Schedule 8 hereto (as such Schedule 8 may be amended from time to time by the Borrower with the consent of the Required Lenders and the

Required Class B Lenders, not to be unreasonably delayed, withheld or conditioned) and any Affiliate thereof that is clearly identifiable as an Affiliate thereof solely on the basis of such Person’s name or otherwise.
“Dollar Account Bank” means (a) Citibank, N.A. or (b) another Qualified Institution reasonably acceptable to the Administrative Agent.
“Dollar Collection Account” means the account established at the Dollar Account Bank in the name of the Borrower for the purpose of receiving Collections denominated in Dollars, which account has been designated as the “Dollar Collection Account” and which shall at all times be the subject of a Collection Account Control Agreement.
“Dollar Equivalent” means, on any date of determination (a) with respect to any amount denominated in Dollars, such amount, (b) with respect to any amount denominated in British Pounds, the equivalent amount in Dollars determined by the Administrative Agent, on the basis of the Applicable Exchange Rate and (c) with respect to any amount denominated in Euros, the equivalent amount in Dollars determined by the Administrative Agent, on the basis of the Applicable Exchange Rate.
“Dollars” and “$” mean lawful money of the United States of America.
“Due Date” means each date on which any payment is due on a Receivable in accordance with its terms.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender or an Approved Fund and (b)(i) prior to the occurrence of an Event of Default, a Person consented to by the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) or (ii) from and after the occurrence of an Event of Default, any Person; provided, however, that no assignment shall be made to (i) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), (ii) the Borrower or any of the Borrower’s Affiliates or (iii) a Disqualified Assignee.
“Eligible Card Account” has the meaning set forth on Schedule 2 hereto.
“Eligible Non-U.S. Country” shall mean each of Austria, Belgium, Cyprus, Germany, Estonia, Spain, Finland, France, Greece, Ireland, Italy, Lithuania, Luxembourg, Latvia, Malta, Netherlands, Portugal, Slovakia and the United Kingdom.

“Eligible Receivable” has the meaning set forth on Schedule 2 hereto.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“English Account Bank” means (a) Citibank, N.A., London Branch or (b) another Qualified Institution reasonably acceptable to the Administrative Agent.
“English Collection Accounts” means collectively, each of the Euro Collection Account and the GBP Collection Account.
“English Deed of Charge” means (a) the Deed of Charge dated as of the Amendment No. 4 Effective Date, among the Borrower and the Administrative Agent, or (b) any other agreement, in form and substance reasonably acceptable to the Administrative Agent, among the Borrower and the Administrative Agent granting security under English law over the English Collection Accounts or such other account as may be applicable from time to time.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership (including beneficial ownership) or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership (including beneficial ownership) or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership (including beneficial ownership) or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership (including beneficial ownership) or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan pursuant to Section 4041(c) or 4042 of ERISA; (f) (i) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a written notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan pursuant to Section 4041(c) of ERISA; (g) the incurrence by the Borrower or any member of its ERISA Group of any liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is in endangered status or critical status, within the meaning of Section 432 of the

Code or Section 305 of ERISA or is insolvent, within the meaning of Title IV of ERISA; or (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan on or before the applicable due date.
“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b) or (c) of the Code (or Section 414(m) or (o) of the Code for purposes of provisions related to Section 412 of the Code) with the Borrower.
“Erroneous Payment” has the meaning set forth in Section 11.07(a).
“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 11.07(d).
“Erroneous Payment Impacted Class” has the meaning set forth in Section 11.07(d).
“Erroneous Payment Return Deficiency” has the meaning set forth in Section 11.07(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro Collection Account” means the account established at the English Account Bank in the name of the Borrower for the purpose of receiving Collections denominated in Euros, which account has been designated as the “Euro Collection Account” and which shall at all times be the subject of an English Deed of Charge.
“Euros” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Event of Default” has the meaning specified in Section 6.01.
“Excess Concentration Amount” means, as of any date of determination, the sum (without duplication) of the following amounts: [***]
“Excess Spread Ratio” means with respect to a Collection Period, the percentage equivalent of a fraction (a) the numerator of which is the excess, if any, of (1) Revenue Share with respect to such Collection Period, minus (2) the sum of (i) the amounts described in Section 9.01(b)(i) and (ii) that are due and payable on the next Payment Date, (ii) the Class A Interest and Class A Unused Fees that are due and payable on the next Payment Date and (iii) the Class B Interest and Class B Unused Fees that are due and payable on the next Payment Date, minus (3) the Dollar Equivalent of the aggregate principal balance of all Receivables that are or become Defaulted Receivables during such Collection Period, plus (4) all recoveries received during such Collection Period in respect of Receivables that are or had become Defaulted Receivables, plus (5) any Navan Ancillary Amounts and (b) the denominator of which is the Dollar Equivalent of the average aggregate daily Receivable Balance during such Collection Period. For purposes hereof, the Receivable Balance with respect to a Receivable purchased by the Borrower from the Seller at a discount that is included in clause (b) hereof shall be the Dollar Equivalent of the outstanding principal balance of such Receivable giving effect to such discount.
“Excess Spread Threshold” means, with respect to a Collection Period, the sum of (x) 0.10% and (y) the Periodic Customer Reward Percentage.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.
“Excluded Eligible Card Account” means an Eligible Card Account that, if designated for inclusion in the Schedule of Accounts on or about its date of origination, would, in the reasonable discretion of the Seller, be expected to result in the existence of an Excess Concentration Amount; provided, that for the avoidance of doubt, any Card Account that is past due in any manner shall be considered an Excluded Eligible Card Account.
“Excluded Obligor” means, as of any date of determination, an Obligor (i) as to which the related Card Account was designated by the Seller for inclusion on the Schedule of Accounts after the Closing Date, (ii) that has a senior long term unsecured debt rating of “BBB” or better by S&P and “Baa2” or better by Moody’s on such date and (iii) that, when the Dollar Equivalent of the aggregate Receivables Balances of all Receivables owing from such Obligor is added to the Dollar Equivalent of the aggregate Receivables Balances of all Receivables owing from all Obligors that satisfy the requirements of clauses (i) and (ii) on such date, does not cause the Dollar Equivalent of the aggregate Receivables Balances of all Receivables owing from all Obligors that satisfy the requirements of clauses (i) and (ii) on such date to exceed 15.00% of the Dollar Equivalent of the aggregate Receivables Balances of all Receivables on such date.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or commitment to make Advances pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or commitment to make Advances (other than pursuant to an assignment request by the Borrower under Section 2.09(b) or 2.11(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 12.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 12.03(g) and (d) any Taxes imposed under FATCA.
“Facility Documents” means this Agreement, the Receivables Purchase Agreement, the Backup Servicing Agreement (from and after the first date upon which the Backup Servicing Agreement is in effect), the Pledge Agreement, the Collection Account Control Agreement, the Class A Fee Letter, the Class B Fee Letter, the Limited Guaranty and Indemnity Agreement, the Servicing Agreement, the English Deed of Charge, the Letter Agreement and any other agreements, documents, security agreements and other instruments entered into or delivered by or on behalf of the Borrower, the Backup Servicer (when applicable), any Account Bank, the Seller or the Servicer, in connection with any of the foregoing agreements, this Agreement or pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Administrative Agent’s security interest in the Collateral.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower and the Administrative Agent in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.
“Fee Ramp-Up Period” means the period beginning on the Closing Date and ending on the 2-month anniversary of the Closing Date.
“Final Maturity Date” means the earliest of (a) February 18, 2028 (or such later date as may be agreed by the Borrower and each of the Lenders and notified in writing to the Administrative Agent), (b) the date of the acceleration of the Advances pursuant to Section 6.02, or (c) the date on which all Obligations shall have been paid in full (other than contingent indemnity obligations not yet due and owing).
“Floor” means 0.25%.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would:
(a)    change the term of this Agreement, the Reinvestment Period, the Scheduled Reinvestment Period Termination Date, the Termination Date or the Final Maturity Date;
(b)    increase the Class A Committed Amount or the Class B Committed Amount;
(c)    extend the date fixed for the payment of principal of or interest on any Class A Advance or Class B Advance or any fee hereunder;
(d)    (1) reduce the amount of any payment of principal, including the Class B Loan Principal Balance of any Class B Lender, (2) reduce the principal amount of any Advance, (3) reduce the rate at which interest is payable on any Advance or other Obligation or the amount of any fee payable under the Facility Documents, (4) modify or alter any provision relating to the allocation or application of Collections (including, without limitation, Section 9.01 and the expense and indemnity caps set forth in Section 9.01), or modify or alter any provision relating to the pro rata treatment of any class of loans; provided, that any amendments of the Class A Fee Letter that amend only the definitions set forth therein shall be deemed not to be a Fundamental Amendment;
(e)    release the Borrower, the Seller, the Servicer, Navan, or any material portion of the Collateral from the provisions of any Facility Document, except as expressly permitted in the Facility Documents;
(f) alter the terms of Article 6 or any Accelerated Amortization Event (provided, however, that, notwithstanding anything to the contrary in Section 6.01 or the foregoing clause (c), the Administrative Agent, in its sole discretion, may allow the Borrower to cure any Accelerated Amortization Event or Event of Default within no more than five (5) Business Days after the occurrence of such Accelerated Amortization Event or Event of Default (including the lapse of any applicable grace period) and, if the Borrower cures such Accelerated Amortization Event or Event of Default to the satisfaction of the Administrative Agent within such period of time, such Accelerated Amortization Event or Event of Default shall be deemed waived by the Lenders), Section 3.02, Section 5.01(a), (b), (d)(i), (f), and (o), Section 5.02, Section 5.03, Article 13 or Section 12.01, or in each case any defined term used therein;
(g) modify any provision specifying the number of Lenders or portion of the Aggregate Loan Principal Balance or Committed Amount to take action under the Facility Documents;
(h) modify any provisions related to pro rata funding obligations or rights to payment among the Lenders or similar provisions;
(i) create or permit any Lien or security interest in the Collateral other than a Permitted Lien;
(j)    modify the definition of the terms “Committed Amount”, “Class B Committed Amount”, “Class A Committed Amount”, “Class B Advance”, “Class B Advance Amount”, “Class B Advance Rate”, “Class B Aggregate Loan Principal Balance”, “Class B Borrowing Base”, “Class B Borrowing Base Deficiency”, “Class B Draw Fee”, “Class B Fee Letter”, “Class B Interest”, “Class B Interest Rate”, “Class B Lender”, “Class B Loan Principal Balance”, “Class B Margin”, “Class B Maximum Available Amount”, “Class B Minimum Utilization Amount”, “Class B Minimum Utilization Fees”, “Class B Minimum Utilization Period”, “Class B Obligations”, “Class B Unused Fee”, “Class B Unused Fee Rate”, “Class B Prepayment Premium”, “Class B Representative”, “Class B Utilization Shortfall Amount”, “Class B Regular Principal Distribution Amount”, “Class B Percentage”, “Class B Upfront Fee”, “Class Percentage”, “Convertible Debt”, “Default Ratio”, “Delinquency Ratio”, “Eligible Assignee”, “Eligible Card Account”, “Eligible Receivable”, “Excess Concentration Amount”, “Excess Spread Ratio”, “Corporate Leverage Ratio”, “Leverage Ratio”, “Periodic Customer Reward Percentage”, “Reserve Account Draw Amount”, “Reserve Account Required Deposit Amount”, “Reserve Account Trigger Event”, “Three-Month Rolling Average Delinquency Ratio”, “Three-Month Rolling Average Default Ratio”, “Three-Month Rolling Average Excess Spread Ratio” “Six-Month Rolling Average Excess Spread Ratio” “Fundamental Amendment”, “SOFR Rate”, “Benchmark”, “Level I Trigger Event”, “Level II Trigger Event”, “Level III Trigger Event”, “Aggregate Loan Principal Balance”, “Obligations”, “Permitted Lien”, “Recycling Condition”, “Required Lenders”, “Required Class B Lenders”, “Target

Interest and Fees Amount”, “Reinvestment Period”, “Scheduled Reinvestment Period Termination Date”, “Final Maturity Date”, “Termination Date” and “Servicer Fee”, or in each case the defined terms used in such definition;
(k)    extend the Reinvestment Period;
(l)    release Navan from its obligations under the Limited Guaranty and Indemnity Agreement;
(m)    terminate or remove Seller’s obligations to repurchase Receivables pursuant to the Receivables Purchase Agreement; or
(n)    change the currency required for payments of Obligations under this Agreement;
(o)    release any claims accruing to the Lenders as secured parties hereunder or under Applicable Laws; or
(p)    increase the “Class A Margin”, “Class A Draw Fee”, “Class A Minimum Utilization Amount”, “Class A Minimum Utilization Fee”, “Class A Unused Fees”, “Class A Unused Fee Rate”;
“Funded Indebtedness” means, in respect of a Person, Indebtedness of the type described in clauses (i), (ii), (iii) (but only in respect of drawn letters of credit), (iv), (v), (vi), (vii) and (x) of the definition of “Indebtedness” and, without duplication, all Guarantees of such Person of the Indebtedness of others in respect of such types of Indebtedness.
“Funding Account” means a deposit account directed by the Borrower to the Administrative Agent in writing (email is acceptable).
“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.
“GBP Collection Account” means the account established at the English Account Bank in the name of the Borrower for the purpose of receiving Collections denominated in British Pounds, which account has been designated as the “GBP Collection Account” and which shall at all times be the subject of an English Deed of Charge.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, quasi regulatory authority, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, including the SEC, the stock exchanges, any federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.
“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.
“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all

Governmental Authorities. For the avoidance of doubt, “Governmental Filings” do not include filings of financing statements under the UCC or comparable laws.
“GS Bank” has the meaning specified in the preamble to this Agreement.
“Guarantee” means any obligation, contingent or otherwise, of or by any Person (the “guarantor”) guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such indebtedness or obligation.
“Hedging Obligations” means, with respect to any specified Person, the obligations, whether contingent or matured, of such Person under: (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
“High Risk Tier” means, with respect to a Obligor and pursuant to the Liquid Credit Risk Management Procedures, the lowest underwriting tier listing such Obligor as high risk derived from underwriting companies via their underwriting scorecard and as reflected on the Data Tape.
“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, (iii) all reimbursement or payment obligations with respect to amounts paid under letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by bonds, debentures, notes or similar instruments (whether convertible or not), including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, encumbrance or security interest of any kind upon or in any property or assets (including accounts and contract rights) owned or acquired by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (vii) all obligations of such Person upon which interest charges are customarily paid; (viii) all obligations, contingent or otherwise, of such Person in respect of banker’s acceptances; (ix) all obligations of such Person in respect of the deferred purchase price of any property or services (excluding current accounts payable incurred in the ordinary course of business); (x) Hedging Obligations; (xi) all obligations, contingent or otherwise, of such Person to risk participate in loans, letters or credit or other extensions of credit, including the obligation to fund a collateral or participation account or otherwise provide collateral to secure a risk participation obligation and (xii) all Guarantees by such Person of the Indebtedness of others. The Indebtedness of any Person shall include the indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such indebtedness provide that such Person is not liable therefor. In addition, the term “Indebtedness” with respect to Navan includes (a) all Indebtedness of others secured by a Lien on any assets of Navan or any of its Subsidiaries (whether or not such Indebtedness is assumed by Navan), and (b) to the extent not otherwise included, the guarantee by Navan of any Indebtedness of any other Person.
“Indemnified Party” has the meaning specified in Section 12.04(b).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Facility Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Independent Manager” means an individual who is natural person and who: (i) for the five-year period prior to such person’s appointment as Independent Manager has not been, and during the continuation of such person’s service as Independent Manager is not: (A) an employee, director, stockholder, member, manager, partner or officer of Navan or any of its Affiliates (other than such person’s service as an Independent Manager of or Special Member to the Borrower); (B) a customer or supplier of Navan or any of its Affiliates (other than such person’s service as an Independent Manager of or Special Member to the Borrower); or (C) any member of the immediate family of a person described in the foregoing clause (A) or (B); and (ii) has (A) prior experience as an Independent Manager for a corporation or limited liability company whose charter or organizational documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and (B) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services (including providing independent managers or Managers) to issuers of securitization or structured finance instruments, agreements or securities.
“Industry” means, with respect to any Obligor, the 2-digit Standard Industrial Classification industry code under which such Obligor has been classified.
“Ineligible Receivable” means, as of any date of determination, any Receivable that is not an Eligible Receivable on such date.
“Information” has the meaning specified in Section 13.03(b).
“Initial Account” has the meaning given to such term in the Receivables Purchase Agreement.
“Insolvency Event” means, with respect to a Person (i) such Person shall fail generally to pay its debts as they come due, or shall make a general assignment for the benefit of creditors; or any case or other proceeding shall be instituted by such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of it or its debts under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or seeking the entry of an order for relief or the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets; or such Person shall take any corporate or limited liability company action to authorize any of such actions; or (ii)    a case or other proceeding shall be commenced, without the application or consent of such Person in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and (A) such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days or (B) an order for relief in respect of such Person shall be entered in such case or proceeding or a decree or order granting such other requested relief shall be entered.
“Interest” means, at any time, the sum of the Class A Interest at such time and the Class B Interest at such time.
“Interest Accrual Period” means, with respect to each Advance (or portion thereof) and a Payment Date, the immediately preceding Collection Period (or, in the case of the first Payment Date, from and including the initial Borrowing Date to and including December 31, 2022); provided, that (i) the final Interest Accrual Period for all outstanding Advances hereunder shall end on and include the day prior to the payment in full of the Advances hereunder; (ii) any Interest Accrual Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and (iii) in the case of any Interest Accrual Period which commences before an Event of Default and would otherwise end on a date occurring after the occurrence of an Event of Default, the Administrative Agent may, in its sole discretion, cause such Interest Accrual Period to end, and a new Interest Accrual Period to commence, upon the occurrence of an Event of Default and the duration of each Interest Accrual Period which commences on or after the occurrence of an Event of Default shall be of such duration as selected by the Administrative Agent.
“Investment Company Act” means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.
“IRS” means the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.
“Lender” means any Class A Lender or Class B Lender, as applicable, and “Lenders” means, collectively, the Class A Lenders and the Class B Lenders.

“Letter Agreement” means a letter agreement dated as of the Amendment No. 4 Effective Date, between Navan and the Borrower relating to Currency conversions and the movement of any Collections denominated in a Currency other than Dollars.
“Level I Trigger Event” means the occurrence of any of the following events, unless the Borrower or Navan has requested, and the Administrative Agent (acting at the direction of the Required Lenders and the Required Class B Lenders) have agreed in writing, to waive the occurrence of such event or revise the applicable threshold:
(i)    on any Determination Date, the Three-Month Rolling Average Delinquency Ratio is greater than 3.00%; or
(ii)    on any Determination Date, the Three-Month Rolling Average Default Ratio is greater than 2.50%.
For purposes of this Agreement, a Level I Trigger Event shall be deemed to be continuing until it is Cured.
“Level II Trigger Event” means the occurrence of any of the following events, unless the Borrower or Navan has requested, and the Administrative Agent (acting at the direction of the Required Lenders and the Required Class B Lenders) have agreed in writing, to waive the occurrence of such event or revise the applicable threshold:
(i)    on any Determination Date, the Three-Month Rolling Average Delinquency Ratio is greater than 3.75%; or
(ii)    on any Determination Date, the Three-Month Rolling Average Default Ratio is greater than 2.75%.
For purposes of this Agreement, a Level II Trigger Event shall be deemed to be continuing until it is Cured.
“Level III Trigger Event” means the occurrence of any of the following events, unless the Borrower or Navan has requested, and the Administrative Agent (acting at the direction of the Required Lenders and the Required Class B Lenders) have agreed in writing, to waive the occurrence of such event or revise the applicable threshold:
(i)    on any Determination Date, the Three-Month Rolling Average Delinquency Ratio is greater than 4.50%; or
(ii)    on any Determination Date, the Three-Month Rolling Average Default Ratio is greater than 3.00%.
“Leverage Ratio” means, as of the end of any calendar month or quarter, as applicable, the ratio of (a) total consolidated Funded Indebtedness of Navan and its Subsidiaries on a consolidated basis as of such day (including Funded Indebtedness incurred by the Borrower or any Securitization Vehicle or Warehouse SPV, but excluding (i) all amounts owing under the Convertible Debt, and (ii) the purchase amount of each SAFE (or, if in accordance with GAAP the liability on Navan’s balance sheet related to any such SAFE is larger than the purchase amount thereof, such larger amount) to (b) the Tangible Net Worth of Navan and its Subsidiaries on a consolidated basis as of such day.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge, assignment by way of security, or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction).
“Limited Guaranty and Indemnity Agreement” means that certain Limited Guaranty and Indemnity Agreement made by Navan for the benefit of the Administrative Agent, dated as of the Closing Date.
“Limited Guaranty Event of Default” has the meaning assigned to such term in the Limited Guaranty and Indemnity Agreement.
“Liquid Reimbursement” means a payments & expense solution whereby the obligations of an employee of an Obligor, under an unrelated credit card account, are reimbursed by Navan, which reimbursement is required to be repaid by such Obligor together with its other obligations under such Obligor’s Card Account. Liquid Reimbursements shall not include any Revenue Share.
“Margin Stock” has the meaning specified in Regulation U.
“Material Adverse Effect” means, with respect to any Person, an action or an event that could have a material adverse effect on (a) the assets or financial condition of such Person, (b) the validity, enforceability or collectability of this Agreement or any other Facility Document against such Person or the validity, enforceability or collectability of more than 5.00% (measured by the Dollar Equivalent of the Receivable Balance) of the Eligible Receivables, (c) the rights and remedies of the Administrative Agent, the Lenders and the Secured Parties with respect to matters arising under this Agreement or any other Facility Document, (d) the ability of such Person to perform its obligations under any Facility Document to which it is a party, or (e) the validity, perfection, priority or enforceability of the Lien of the Administrative Agent on any material portion of the Collateral.
“Material Modification” means, with respect to any Receivable that is not a Defaulted Receivable, any amendment, waiver, consent or modification of a Related Document with respect thereto executed or effected after the date on which such Receivable was advanced or otherwise came into existence that (a) waives, extends or postpones any date fixed for any payment or mandatory prepayment on such Receivable or (b) reduces or forgives any scheduled monthly payment or the amount of such Receivable.
“Maximum Available Amount” means, at any time, the sum of the Class A Maximum Available Amount and the Class B Maximum Available Amount.
“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date and (c) the date of each Release.
“Money” has the meaning specified in Section 1-201(b)(24) of the UCC.
“Monthly Report” has the meaning specified in Section 5.01(g).
“Monthly Reporting Date” means the date that is two (2) Business Days prior to each Payment Date.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.
“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.
“NAICS” means the North American Industry Classification System.
“Navan” means Navan, Inc., a Delaware corporation.
“Navan Ancillary Amounts” means, with respect to any Receivable, any amounts paid by an Obligor other than principal, interest, and repurchase proceeds that are billed to such Obligor.
“Net Worth” means, with respect to Navan and its consolidated subsidiaries on a consolidated basis, the excess of total assets over total liabilities, as determined in accordance with GAAP.
“Network” means any card association or network utilized for the settlement of Card Account Transactions.
“Network Rules” means the bylaws, operating rules and regulations of any applicable Network, including the PCI-DSS.
“Non-Recourse Indebtedness” means, with respect to any Person, Indebtedness that is advanced in order to finance the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to such Person or any of its Affiliates (other than subject to such customary carve-out matters for which such Person or its Affiliates acts as a guarantor or indemnitor in connection with such Indebtedness, such as for bad acts, tax withholding or the breach of representations and warranties unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied), at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes).
“Notice of Borrowing” has the meaning specified in Section 2.02.
“Notice of Prepayment” has the meaning specified in Section 2.05.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means, collectively, all Class A Obligations, all Class B Obligations and all other amounts at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement or any other Facility Document.
“Obligor” means, with respect to any Receivable, the business entity obligated to satisfy the payment obligations in respect of such Receivable.
“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Originator” means Celtic Bank or such other originating bank in the United States, Stripe Payments Europe, Ltd., Stripe Payments UK Limited, Stripe Technology Europe, Limited or such originator selected by Navan from time to time as shall be reasonably acceptable to the Administrative Agent.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Facility Document, or sold or assigned an interest in any Advance or Facility Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.09(b) or 2.11(b)).
“Participant” has the meaning specified in Section 13.02(h).
“Participant Register” has the meaning specified in Section 13.02(i).
“Participating Member State” means each state so described in any EMU Legislation.
“PATRIOT Act” has the meaning specified in Section 12.16.
“Payment Date” means, the fifteenth (15th) day of each calendar month, commencing on January 16, 2023; provided that, if any such day is not a Business Day, then such date shall be the next succeeding Business Day.
“Payment Recipient” has the meaning specified in Section 11.07.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.
“PCI-DSS” means the Payment Card Industry Data Security Standards, as they may be revised from time to time and as then-currently in effect and includes, to the extent applicable, the Payment Application Data Security Standard (PA-DSS).
“Percentage” means, at any time with respect to any Lender, the Class A Percentage or the Class B Percentage of such Lender at such time.
“Periodic Customer Reward Percentage” means, with respect to a Collection Period, the percentage equivalent of a fraction, the numerator of which is the aggregate Dollar amount of rewards paid by Navan to Obligors during the preceding 6 Collection Periods (excluding, for the avoidance of doubt, such Collection Period) and the denominator of which is the Dollar Equivalent of the aggregate Receivables Balance of all Receivables originated during the preceding 6 Collection Periods (excluding, for the avoidance of doubt, such Collection Period).

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”
“Permitted Liens” means: (a) Liens created in favor of the Administrative Agent hereunder or under the other Facility Documents for the benefit of the Secured Parties; (b) Liens in favor of the Borrower pursuant to the Receivables Purchase Agreement, (c) Liens imposed by any Governmental Authority for Taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; and (d) in connection with maintaining deposit accounts established in accordance with this Agreement, bankers’ liens, rights of setoff and similar Liens granted to financial institutions maintaining such accounts.
“Permitted Sale” means, subject to compliance with Section 8.02, any sale by Borrower of:
(a)    Receivables in connection with either (i) the repurchase by the Seller of a Receivable if required pursuant to the Receivables Purchase Agreement, or (ii) a transfer of Receivables to a Securitization Vehicle in connection with a Securitization Transaction;
(b)    Ineligible Receivables; or
(c)    Eligible Receivables with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld;
provided, however, that no sale of any Receivables shall be a Permitted Sale if, immediately following such sale, any Unmatured Accelerated Amortization Event, Unmatured Event of Default, Unmatured Limited Guaranty Event of Default, Unmatured Servicer Event of Default, Accelerated Amortization Event, Event of Default, Limited Guaranty Event of Default or Servicer Event of Default, Class A Borrowing Base Deficiency or Class B Borrowing Base Deficiency would exist; provided further that no sale of Receivables shall be a Permitted Sale if the Administrative Agent has provided notice within two (2) Business Days of receipt of notice pursuant to Section 8.02(a) of this Agreement, that such sale will, as reasonably determined by Administrative Agent, result in a materially adverse selection of Receivables to remain in the Class A Borrowing Base and the Class B Borrowing Base following such sale.
“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.
“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.
“Pledge Agreement” means that certain Pledge Agreement, dated as of the Amendment No. 9 Effective Date, made by Navan in favor of the Administrative Agent.
“Prime Rate” means the rate announced by Goldman Sachs Bank USA from time to time as its prime rate in the United States of America, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Goldman Sachs Bank USA in connection with extensions of credit to debtors. Goldman Sachs Bank USA may make commercial loans or other loans at rates of interest at, above, or below the Prime Rate.

“Privacy and Data Security Requirements” means the obligations imposed by (but only to the extent applicable): (a) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., (b) the applicable federal regulations implementing such act, (c) the Interagency Guidelines Establishing Standards For Safeguarding Customer Information, (d) all other applicable federal, state and local laws, rules, regulations, and orders relating to the privacy and security of customer Information, including the federal Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq., and similar state laws; and (e) all privacy, consumer protection or security policies and procedures of an Originator, to the extent written copies of such policies and procedures are shared with the Borrower.
“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).
“Proceeds” has, with reference to any asset or property, the meaning assigned to it under the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.
“Program Provider” means (i) Stripe or (ii) such other program provider selected by Navan from time to time as shall be reasonably acceptable to the Administrative Agent.
“Program Provider Agreement” means with respect to (i) Stripe or (ii) with respect to any other program provider, such agreements between Navan and such program provider as shall be reasonably acceptable to the Administrative Agent.
“Prohibited Transaction” means a transaction described in Section 406(a) of ERISA, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA.
“Projections” has the meaning specified in Section 13.03(b).
“Purchase Date” means, with respect to any Receivable, the date on which such Receivable was sold by the Seller to the Borrower under the Receivables Purchase Agreement.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 12.22.
“Qualified Institution” means a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(A) that has either (1) a long term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short term unsecured debt rating or certificate of deposit rating of “A 1” or better by S&P or “P 1” or better by Moody’s, (B) the parent corporation of which has either (1) a long term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short term unsecured debt rating or certificate of deposit rating of “A 1” or better by S&P and “P 1” or better by Moody’s or (C) is otherwise acceptable to the Administrative Agent and (ii) the deposits of which are insured by the Federal Deposit Insurance Corporation.
“Qualifying Public Offering” means the initial underwritten public offering of common Equity Interests of Navan (or a parent company of Navan) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

“Reassignment” has the meaning set forth in Section 5.04(a) of this Agreement.
“Reassignment Amount” has the meaning set forth in Section 5.04(a) of this Agreement.
“Reassignment Receivable” has the meaning set forth in Section 5.04(a) of this Agreement.
“Receivable” means, with respect to either a Card Account or amounts owed by an Obligor in respect of a Liquid Reimbursement, (a) all rights to payment of principal, interest, fees (including without limitation late payment fees), all other charges and assessments, and all other amounts paid or due to be paid and obligations (regardless of the accrual period but excluding amounts already paid) from or on behalf of the Obligor under such Card Account, (b) all other rights, interests, benefits, proceeds, remedies and claims in favor or for the benefit of an Originator (or its successors or assigns) arising from or relating to such Receivable; (c) all claims (including “claims” as defined in Bankruptcy Reform Act of 1978, 11 U.S.C. §§101 et seq., as amended §101(5)), suits, causes of action, and any other right of an Originator, whether known or unknown, against any Obligor thereunder, or any of its or their respective affiliates, agents, representatives, contractors, advisors, or any other entity or person that in any way is based upon, arises out of or is related to any of the foregoing, including, to the extent permitted to be assigned under Applicable Law, all claims (including contract claims, tort claims, malpractice claims and claims under any law governing the purchase and sale of, or indentures for, securities) suits, causes of action, (d) all rights to service such Receivable, and (e) all Proceeds of any and all of the foregoing.
“Receivable Balance” means, with respect to any Eligible Receivable, as of any date of determination, the outstanding principal balance of such Eligible Receivable on such date.
“Receivables Purchase Agreement” means that certain Receivables Purchase Agreement, dated as of the Closing Date, by and between the Seller and the Borrower.
“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.
“Recycling Condition” means, as of any date of determination on which a Release is to occur, a condition which shall be satisfied if each of the following conditions precedent shall have been satisfied as of such date of determination:
(a)    no Unmatured Accelerated Amortization Event, Unmatured Event of Default, Unmatured Limited Guaranty Event of Default, Unmatured Servicer Event of Default, Accelerated Amortization Event, Event of Default, Limited Guaranty Event of Default, Servicer Event of Default, Level II Trigger Event or Level III Trigger Event exists or will result from the making of such Release;
(b)    the Borrower shall have (i) delivered a Release Notice to the Administrative Agent and (ii) received a written consent to such Release from the Administrative Agent (which may be delivered electronically); and
(c)    after giving effect to such Release, no Class A Borrowing Base Deficiency or Class B Borrowing Base Deficiency will exist.
“Reference Time” with respect to any determination of the Benchmark, means the time determined by the Administrative Agent in its reasonable discretion in accordance with the Benchmark Replacement Conforming Changes.

“Register” has the meaning specified in Section 13.02(g).
“Regulation T,” “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Regulatory Change” has the meaning specified in Section 2.09(a).
“Regulatory Event” means any one of the following events: a rule, order, decree, enactment, proclamation or publication of any guidance, guideline, interpretation, injunction, directive, proclamation, promulgation, requirement, order, judgment, policy statement, law, regulation, rule, statute, writ or finding by a Governmental Authority, in the context of an action, suit, proceeding, investigation, claim, allegation or otherwise that would either (a) have a material adverse effect on the validity, enforceability or collectability (including by the assignee of such Eligible Receivable) of Eligible Receivables constituting more than 5.00% (measured by the Dollar Equivalent of the Receivable Balance) of the Aggregate Eligible Receivable Balance immediately prior to the occurrence of such Regulatory Event as reasonably determined by the Administrative Agent or (b) have a Material Adverse Effect on any of the Borrower, the Seller, or the Servicer.
“Reinvestment Period” means the period from and including the Closing Date to but excluding the earliest to occur of: (a) the Scheduled Reinvestment Period Termination Date, (b) an Accelerated Amortization Event (other than the occurrence of an Event of Default), (c) an Event of Default and (d) the Receivables Purchase Agreement is terminated.
“Related Documents” means, with respect to a Receivable, (a) the related Card Account Agreement, (b) if any, all other agreements and documents evidencing, guaranteeing, securing, governing or giving rise to such Receivable, including any third-party guarantees and any other credit enhancement rights and (c) if any, the endorsements or assignments showing the chain of ownership (including any bill of sale or assignment agreement delivered under the Receivables Purchase Agreement) thereof.
“Related Party” means, with respect to any Person, such Person’s Affiliates and their respective partners, directors, officers, employees, agents, trustees, investors, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release” has the meaning specified in Section 9.01(a).
“Release Notice” means a notice substantially in the form attached hereto as Exhibit E.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Reported Spot Rate” means, on each Business Day, the rate at which the relevant Currency may be exchanged into Dollars, based on “WM/Refinitiv 4:00 p.m. London time MID fix” on such Business Day. In the event that such rate is unavailable on such Business Day, the Reported Spot Rate shall be determined by reference to such rates as may be reported on any other third-party reporting service that the Administrative Agent deems appropriate in its commercially reasonable discretion and which it uses (or would use) to cover the Currency to Dollars in similar transactions (and in consultation with the Servicer) and promptly notified to the Borrower and the Servicer.

“Requested Amount” has the meaning specified in Section 2.02.
“Required Class A Lenders” means, (i) at any time during the Reinvestment Period, one or more Class A Lenders holding in the aggregate at least 50 percent (50%) of the aggregate Class A Committed Amount of all Class A Lenders at such time or (ii) at any other time, one or more Class A Lenders holding in the aggregate at least 50 percent (50%) of the Class A Aggregate Loan Principal Balance at such time.
“Required Class B Lenders” means (i) at any time during the Reinvestment Period, one or more Class B Lenders holding in the aggregate more than fifty percent (50%) of the aggregate Class B Committed Amount of all Class B Lenders at such time or (ii) at any other time, one or more Class B Lenders holding in the aggregate more than fifty percent (50%) of the Class B Aggregate Loan Principal Balance at such time.
“Required Lenders” means, as of any date of determination, (a) unless and until the Class A Committed Amount has expired or terminated and all Class A Obligations been reduced to zero, the Required Class A Lenders; and (b) otherwise, the Required Class B Lenders.
“Reserve Account” means an account to be established at the Dollar Account Bank in the name of the Borrower, which account will have been designated as the “Reserve Account” and which shall at all times be the subject of a Collection Account Control Agreement.
“Reserve Account Draw Amount” means, with respect to any Payment Date during the Reinvestment Period (i) on which a Reserve Account Trigger Event exists, the excess, if any, of (a) the aggregate amount of payments and distributions to be made pursuant to Section 9.01(b)(i), (ii), (iii) and (v) on such Payment Date over (b) the aggregate amount of Collections for such Payment Date or (ii) on which a Reserve Account Trigger Event does not exist, all funds on deposit in the Reserve Account.
“Reserve Account Required Deposit Amount” means, with respect to a Payment Date on which a Reserve Account Trigger Event exists, an amount equal to the excess (if any) of (1) product of (a) three (3) and (b) an amount equal to the sum of (i) the amounts described in Section 9.01(b)(i) and (ii) payable on the next Payment Date, (ii) the Class A Interest and Class A Unused Fees that would accrue during an Interest Accrual Period of 30 days, assuming that the Class A Aggregate Loan Principal Balance during such Interest Accrual Period was equal to the higher of (x) the Class A Aggregate Loan Principal Balance on such date and (y) the average Class A Aggregate Loan Principal Balance during the three Interest Accrual Periods preceding such date and the Class A Interest Rate equals the Class A Interest Rate determined pursuant to clause (a) of the definition thereof and (iii) the Class B Interest and Class B Unused Fees that would accrue during an Interest Accrual Period of 30 days, assuming that the Class B Aggregate Loan Principal Balance during such Interest Accrual Period was equal to the higher of (x) the Class B Aggregate Loan Principal Balance on such date and (y) the average Class B Aggregate Loan Principal Balance during the three Interest Accrual Periods preceding such date and the Class B Interest Rate equals the Class B Interest Rate determined pursuant to clause (a) of the definition thereof, over (2) amounts then on deposit in the Reserve Account.
“Reserve Account Trigger Event” means, as of any Payment Date, the Three-Month Rolling Average Excess Spread is less than the Excess Spread Threshold.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) in the case of a corporation, partnership or limited liability company that, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, chief administrative officer, president, senior vice president, vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such entity, the second such Responsible Officer may be a secretary or assistant secretary, (b) in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) in the case of a limited liability company, any Responsible Officer of the sole member or managing member, acting on behalf of the sole member or managing member in its capacity as sole member or managing member, (d) in the case of a trust, the Responsible Officer of the trustee or the administrator of the trust, acting on behalf of such trust in its capacity as trustee and (e) in the case of the Administrative Agent, an officer of the Administrative Agent responsible for the administration of this Agreement.
“Restricted Payments” means the declaration of any distribution or dividends or the payment of any other amount (including in respect of redemptions permitted by the Constituent Documents of the Borrower) to any beneficiary or other equity investor in the Borrower on account of any Equity Interest in respect of the Borrower, or the payment on account of, or the setting apart of assets for a sinking or other analogous fund for, or the purchase or other acquisition of any Equity Interest in the Borrower or of any warrants, options or other rights to acquire the same (or to make any “phantom stock” or other similar payments in the nature of distributions or dividends in respect of equity to any Person), whether now or hereafter outstanding, either directly or indirectly, whether in cash, property (including marketable securities), or any payment or setting apart of assets for the redemption, withdrawal, retirement, acquisition, cancellation or termination of any Equity Interest in respect of the Borrower.
“Revenue Share” means revenue that Program Provider or Originator pays to Navan relating to Receivables sold to the Borrower based on the dollar volume of cardholder charges for goods and services on cards issued by Originator net of any fees Program Provider or Originator charges to Navan on cardholder transactions.
“SAFE” means each of (i) that certain Simple Agreement for Future Equity, to be dated on or about February 24, 2025, issued by the Company to Napean Trading and Investment Company (Singapore) PTE. LTD., in the purchase amount of $100,000,000 (as such instruments may be amended from time to time in a manner not materially adverse to the Secured Parties) and (ii) each other Simple Agreement for Future Equity issued by the Company, in substantially similar form as the agreements described in clause (i) of this definition (as such instruments may be amended from time to time in a manner not materially adverse to the Secured Parties).
“S&P” means S&P Global Ratings.
“Sanctioned Country” means, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions, (which, for the avoidance of doubt, currently shall include the Crimea, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea, and Syria).
“Sanctioned Person” means, at any time, (a) any Person designated on any Sanctions related list maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state or His Majesty’s Treasury of the United Kingdom, the purpose of which is to impose an asset freeze, property blocking or other comprehensive transaction ban, including the “Specially Designated Nationals and Blocked Persons” maintained by OFAC (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country or (iii) any

Person located, organized or ordinarily resident in a Sanctioned Country or (c) any Person 50% or more owned, or controlled, by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.
“Sanctions Laws” means, collectively, the statutes, orders, directives, rules and regulations regarding economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.
“Schedule of Accounts” means a listing (which shall be in the form of an electronic data tape or other medium in each case reasonably acceptable to the Administrative Agent) of all Card Accounts, together with such other information that is reasonably requested by the Administrative Agent from time to time, as such listing may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement and the Receivables Purchase Agreement.
“Scheduled Reinvestment Period Termination Date” means November 18, 2027 or such later date as may be agreed by the Borrower and each of the Lenders in writing and notified in writing to the Administrative Agent.
“SEC” means the Securities and Exchange Commission or any other Governmental Authority of the United States of America at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.
“Secured Parties” means, collectively, each of the Administrative Agent, the Class B Representative, each of the Lenders, each Affected Person and each Indemnified Party and, in each case their respective permitted successors and assigns.
“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.
“Securitization Transaction” means a broadly marketed and distributed issuance of asset-backed securities by a Securitization Vehicle backed by Receivables and any other related assets.
“Securitization Vehicle” means a special purpose bankruptcy remote entity formed for the purpose of directly or indirectly purchasing Receivables from the Borrower and issuing asset-backed securities secured by such Receivables.
“Security” has the meaning given to such term in the English Deed of Charge.
“Seller” means Navan, in its capacity as seller under the Receivables Purchase Agreement.

“Servicer” means Navan, in its capacity as servicer under the Servicing Agreement, any Backup Servicer under the Backup Servicing Agreement or any other successor servicer appointed in accordance with the Facility Documents.
“Servicer Event of Default” means a “Servicer Default” as such term is defined in the Servicing Agreement.
“Servicer Fee” means a fee payable to the Servicer in arrears on each Payment Date (in accordance with Section 9.01) in an amount equal to one-twelfth of the product of (a) the Servicer Fee Percentage and (b) the Dollar Equivalent of the Aggregate Eligible Receivable Balance on the last day of the immediately prior Collection Period (or, in the case of the Payment Date immediately following the Collection Period in which the initial Cutoff Date falls, the initial Cutoff Date).
“Servicer Fee Percentage” means [***] basis points ([***]%) per annum.
“Servicing Agreement” means (a) that certain Servicing Agreement dated as of the Closing Date, by and between the Borrower and the Servicer or (b) any servicing agreement between the Borrower and the Backup Servicer, as successor servicer, or a successor servicer that is approved in writing by the Administrative Agent.
“Six-Month Rolling Average Excess Spread” means, with respect to a Collection Period, the average of the Excess Spread Ratio for such Collection Period and the five (5) preceding Collection Periods.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Rate” means Term SOFR as adjusted pursuant to the Adjusted Benchmark Rate; provided that, for the avoidance of doubt, if the SOFR Rate as determined would be less than the Floor for any Interest Accrual Period, the SOFR Rate will be the Floor for such Interest Accrual Period.
“Solvent” means, with respect to any Person, that as of the date of determination, both (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in any of its financial projections; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code, Section 271 of the Debtor and Creditor Law of the State of New York or other Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
“Standard Securitization Undertakings” mean representations, warranties, covenants and indemnities entered into by Navan which are customary in warehouse or credit facilities secured by receivables and do not have the effect of guaranteeing the repayment of any such facility or limiting the loss or credit risk of lenders or purchasers with respect to payment or performance by the obligors of the receivables so transferred, including, without limitation, those relating to the servicing of the assets of a Warehouse SPV or repurchase obligations arising as a result of a breach of a representation, warranty or covenant.
“Stripe” means Stripe, Inc.
“Stripe Available Cash Account” means, collectively, the accounts held through Stripe at (i) Wells Fargo Bank, National Association with account number ending with the last four digits of x0238, (ii) Banking Circle with account number ending with the last four digits of x0238 and (iii) Stripe Payments UK Ltd with account number ending with the last four digits of x4868.
“Subsidiary” means, with respect to any Person, any other Person more than 50% of the outstanding voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Supported QFC” has the meaning specified in Section 12.22.
“Syndication” has the meaning specified in Section 13.02(a).
“Tangible Net Worth” means, as of any date of determination, the consolidated Net Worth of Navan less the consolidated net book value of all assets of Navan and its Subsidiaries on a consolidated basis (to the extent reflected as an asset on the consolidated balance sheet of Navan at such date), which will be treated as intangibles under GAAP, plus (i) all amounts owing under the Convertible Debt and (ii) the purchase amount of each SAFE (or, if in accordance with GAAP the liability on Navan’s balance sheet related to any such SAFE is larger than the purchase amount thereof, such larger amount).
“Target Interest and Fees Amount” means, for any Business Day during a Collection Period, an amount equal to the sum of (i) the amounts described in Section 9.01(b)(i) and (ii) that have accrued as of such date and that are due and payable on the next Payment Date, (ii) the Class A Interest, Class A Unused Fees, Class A Prepayment Premiums, Class A Exit Fees and Class A Minimum Utilization Fees that have accrued as of such date and that are due and payable on the next Payment Date and (iii) the Class B Interest, Class B Unused Fees, Class B Prepayment Premiums and Class B Minimum Utilization Fees that have accrued as of such date and that are due and payable on the next Payment Date.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means, for any calculation with respect to an Advance that bears Interest at a rate based on Term SOFR, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Accrual Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Accrual Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” means the last day of the Reinvestment Period or, if the Reinvestment Period has been reinstated, the last day of such reinstated Reinvestment Period; provided that, if the Termination Date would otherwise not be a Business Day, then the Termination Date shall be the immediately succeeding Business Day.
“Three-Month Rolling Average Default Ratio” means, as of any date of determination, the average of the Default Ratios for each of the three most recently ended Collection Periods.
“Three-Month Rolling Average Delinquency Ratio” means, as of any date of determination, the average of the Delinquency Ratios for each of the three most recently ended Collection Periods.
“Three-Month Rolling Average Excess Spread” means, with respect to a Collection Period, the average of the Excess Spread Ratio for such Collection Period and the two (2) preceding Collection Periods.
“Tier II” means the credit risk segment of the Credit Policy based on payment behavior and credit bureau for back book accounts originated prior to April 1, 2022 and as reflected on the Data Tape.
“Tier III” means the credit risk segment of the Credit Policy based on payment behavior for back book accounts with no valid credit bureau score originated prior to April 1, 2022 and as reflected on the Data Tape.
“Trade Credit Insurance” means, in respect of any Obligor, trade credit insurance procured by Navan insuring all or a portion of the credit risk of such Obligor under Receivables of such Obligor.
“Trade Credit Insurance Recoveries” means, in respect of any Obligor, insurance proceeds received by Navan or the Borrower from the applicable insurer under any Trade Credit Insurance relating to such Obligor.
“UCC” means the Uniform Commercial Code, as from time to time in effect in the State of New York; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Administrative Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform

Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unmatured Accelerated Amortization Event” means any event which, with the passage of time, the giving of notice, or both, would constitute an Accelerated Amortization Event (other than an Accelerated Amortization Event described in clause (d) of the definition thereof).
“Unmatured Event of Default” means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.
“Unmatured Limited Guaranty Event of Default” means any event which, with the passage of time, the giving of notice, or both, would constitute a Limited Guaranty Event of Default.
“Unmatured Servicer Event of Default” means any event which, with the passage of time, the giving of notice, or both, would constitute a Servicer Event of Default.
“Unrestricted Cash” means, with respect to Navan and its consolidated Subsidiaries, as of any date of determination, the sum of (x) solely to the extent that such amounts are available to be drawn pursuant to the terms of this Agreement, the excess of (A) the Maximum Available Amount on such date over (B) the Aggregate Loan Principal Balance on such date; provided, however, that as of any date of determination, the amount pursuant to this clause (x) shall not exceed one-third of the aggregate amount of Unrestricted Cash of Navan and its consolidated Subsidiaries on such date, (y) an amount equal to the lesser of (A) the product of (1) [***]% and (2) the amount on deposit in the Stripe Available Cash Account on such date and (B) $[***], and (z) the cash and cash equivalents of Navan and its consolidated Subsidiaries that (i) in accordance with GAAP are not reflected as “restricted” on the consolidated balance sheet of Navan and (ii) (A) is not (and the deposit account or securities account in which it is held is not) subject to any Lien or other preferential arrangement in favor of any creditor (other than, in respect of any such deposit account or securities account, bankers’ liens, rights of setoff and similar Liens granted to financial institutions maintaining such accounts), or (B) if such cash and cash equivalents (and the deposit account or securities account in which it is held) are subject to any Lien or other preferential arrangement in favor of any creditor (other than, in respect of any such deposit account or securities account, bankers’ liens, rights of setoff and similar Liens granted to financial institutions maintaining such accounts), on such date (x) no default has occurred under the transaction documents governing the related Indebtedness and the creation of such Lien, it being agreed that a customary “cash dominion” or similar mechanism or feature contained in any such asset-based Indebtedness shall be deemed a “default” for these purposes; provided, that if such default has occurred, such default shall be subject to the Cross-Default Cure Period and (y) such creditor has contractually agreed that it will not exercise dominion or right of setoff or otherwise prevent Navan or its consolidated Subsidiaries from accessing and utilizing funds credited to such deposit or securities account unless an event of default (after giving effect to any applicable cure period) has occurred under such transaction documents; provided; however, that for the avoidance of doubt, any amount on deposit in the Stripe Available Cash Account shall not be included in the calculation of the cash and cash equivalents for purposes of this clause (z).
“U.S.” means the United States of America.
“U.S. Borrower” means any Borrower that is a U.S. Person.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning specified in Section 12.22.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 12.03(g).
“Volcker Rule” has the meaning specified in Section 4.01(h).
“Warehouse SPV” means a bankruptcy-remote, special purpose entity formed for the purpose of acquiring receivables similar to the Receivables from Navan and borrowing funds under a limited or non-recourse (other than Standard Securitization Undertakings) warehouse or credit facility secured by such receivables.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02    Rules of Construction. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires (a) singular words shall connote the plural as well as the singular, and vice versa (except as indicated), as may be appropriate, and “or” is not exclusive, (b) the words “herein,” “hereof” and “hereunder” and other words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision, (c) the headings, subheadings and table of contents set forth in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect the meaning, construction or effect of any provision hereof, (d) references in this Agreement to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (e) each of the parties to this Agreement and its counsel have reviewed and revised, or requested revisions to, this Agreement, and the rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of this Agreement, (f) any definition of or reference to any Facility Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (g) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (h) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (i) each reference to time without further specification shall mean New York City Time.
Section 1.03    Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” both mean “to but excluding.” Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.
Section 1.04    Collateral Value Calculation Procedures. In connection with all calculations required to be made pursuant to this Agreement with respect to any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Eligible Receivables, and with respect to the income that can be earned on any other amounts that may be received for deposit in any Collection Account, the provisions set forth in this Section 1.04 shall be applied. The provisions of this Section 1.04 shall be applicable to any determination or calculation that is covered by this Agreement, whether or not reference is specifically made to Section 1.04, unless some other method of calculation or determination is expressly specified in the particular provision.
(a)    References in Section 9.01 to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with Section 9.01, that precede (in priority of payment) or include the clause in which such calculation is made.
(b)    For purposes of calculating the Excess Concentration Amount, in any clause of the definition thereof, Ineligible Receivables shall be deemed to have a Receivable Balance equal to zero.
(c)    Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars. For purposes of this Agreement, calculations with respect to all amounts received or required to be paid in a currency other than Dollars, British Pounds or Euros shall be valued at zero.
(d)    References in this Agreement to the Borrower’s “purchase” or “acquisition” of an Eligible Receivable include references to the Borrower’s acquisition of such Eligible Receivable by way of a sale from the Seller.

Section 1.05    Divisions. For all purposes under the Facility Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
ARTICLE 2.
ADVANCES
Section 2.01    Revolving Credit Facility.
(a)    On the terms and subject to the conditions herein set forth, including Article 3, each Lender severally agrees to make loans to the Borrower (each, an “Advance”) from time to time on any Business Day during the period from the Closing Date until but excluding the Termination Date, on a pro rata basis in each case based on and limited to the Percentage applicable to such Lender; provided, however, that, except with respect to the initial Advance hereunder, the aggregate principal amount of any such Advance shall not, by itself or when combined with the principal amounts of all Advances made by the Lenders to the Borrower during the thirty (30) days immediately preceding the proposed Borrowing Date for such Advance exceed the product of (A) thirty percent (30.0%) and (B) the Committed Amount.
(b)    Each Advance shall consist of (i) an advance by the Class A Lenders equal to the product of (x) a fraction, (I) the numerator of which is the Class A Maximum Available Amount on such date and (II) the denominator of which is the Maximum Available Amount on such date and (y) the aggregate principal amount of the requested Advance and (ii) an advance by the Class B Lenders equal to the product of (x) a fraction, (I) the numerator of which is the Class B Maximum Available Amount on such date and (II) the denominator of which is the Maximum Available Amount on such date and (y) the aggregate principal amount of the requested Advance. Each Class A Advance shall be funded ratably by each Class A Lender in accordance with its respective Class A Percentage. Each Class B Advance shall be funded ratably by each Class B Lender in accordance with its respective Class B Percentage.
(c)    Notwithstanding the foregoing Section 2.01(b), no Class A Lender shall have any obligation to make any Class A Advance or portion thereof if it would cause the Class A Aggregate Loan Principal Balance to exceed the Class A Maximum Available Amount as then in effect. Notwithstanding the foregoing Section 2.01(b), no Class B Lender shall have any obligation to make any Class B Advance or portion thereof if it would cause the Class B Aggregate Loan Principal Balance to exceed the Class B Maximum Available Amount as then in effect.
(d)    Immediately after giving effect to any Advances pursuant to this Section 2.01, (i) the Class A Aggregate Loan Principal Balance shall not exceed the Class A Committed Amount, (ii) the Class B Aggregate Loan Principal Balance shall not exceed the Class B Committed Amount and (iii) the Aggregate Loan Principal Balance shall not exceed the Committed Amount.
(e)    Any such borrowing under this Section 2.01 of an Advance on any single day is referred to herein as a “Borrowing.” Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.05.
Section 2.02    Making of the Advances.
(a)    Subject to the terms and conditions of Section 2.01, if the Borrower desires to request a Borrowing under this Agreement, the Borrower shall give the Administrative Agent and the Class B Representative a written notice (each, a “Notice of Borrowing”), together with the allocation of such amount among the Lenders of each Class (which shall be proportional between the Class A Lenders and the Class B Lenders as described in the first sentence of Section 2.01(b), and each Class, based on the respective Class A Percentages or Class B Percentages, as applicable, of the Lenders, as described in the second sentence of Section 2.01(b)), for such Borrowing (which notice shall be irrevocable and effective upon receipt) not later than 1:00 p.m. at least two (2) Business Days prior to the day of the requested Borrowing. A Notice of Borrowing received after 1:00 p.m. shall be deemed received on the following Business Day. Promptly following receipt of a Notice of Borrowing in accordance with this Section 2.02, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amounts of such Lender’s Advance requested to be made as part of the requested Borrowing. Each Notice of Borrowing shall be substantially in the form of Exhibit A hereto, dated the date the request for the related Borrowing is being made, signed by a Responsible Officer of the Borrower, shall attach a Borrowing Base Certificate and shall otherwise be appropriately completed. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling prior to the Termination Date, and the amount of the Borrowing requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least $500,000 (or, less, if agreed to by the Administrative Agent and the Lenders in their sole and absolute discretion). Unless otherwise permitted by the Administrative Agent and each of the Lenders in their absolute discretion, there shall be no more than two (2) Borrowing Dates per calendar week.
(b)    Funding by Lenders. Subject to the terms and conditions herein, each Class A Lender providing a Class A Advance shall make its Class A Percentage of the applicable Requested Amount on each Borrowing Date and each Class B Lender providing a Class B Advance shall make its Class B Percentage of the applicable Requested Amount on each Borrowing Date (x) by wire transfer of immediately available funds by 12:00 p.m. on such Borrowing Date to the Administrative Agent pursuant to wiring instructions provided by the Administrative Agent and the Administrative Agent will hold and pay such funds to the Borrower by wire transfer of immediately available funds by 1:00 p.m. on such Borrowing Date to the Funding Account, on behalf of the Lenders or (y) if requested in writing (email is acceptable) by the Administrative Agent, by wire transfer of immediately available funds by 1:00 p.m. on such Borrowing Date directly to the Funding Account pursuant to wiring instructions provided by the Administrative Agent.
(c)    Presumption by the Administrative Agent. The Administrative Agent may not assume that a Lender has made or will make its Percentage of any applicable Requested Amount and shall not be obligated to make available to the Borrower a corresponding amount unless the Administrative Agent has received from all Lenders the funds corresponding to their relevant Percentages with respect to the applicable Requested Amount.

Section 2.03    Evidence of Indebtedness.
(a)    Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder; provided, however, that in case of a conflict between the records of the Administrative Agent and those of such Lender, the records of the Administrative Agent shall prevail absent demonstrable error.
(b)    Maintenance of Records by Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. Notwithstanding anything to the contrary herein, the Administrative Agent shall be responsible for calculating and confirming any and all amounts due, interest, compliance with financial covenants, eligibility criteria and each other trigger or rate hereunder and under the other Facility Documents and each such calculation and confirmation shall be conclusive and binding for all purposes, absent demonstrable error.
(c)    Effect of Entries. The entries made in the records maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances and other Obligations hereunder in accordance with the terms of this Agreement.
Section 2.04    Payment of Principal, Interest and Certain Fees. The Borrower shall pay principal and Interest on the Advances and shall pay the other Obligations set forth below as follows:
(a)    100% of the outstanding principal amount of each (i) Class A Advance, together with all accrued and unpaid Class A Interest thereon and (ii) Class B Advance, together with all accrued and unpaid Class B Interest, in each case, shall be due and payable on the Final Maturity Date, together with all other Obligations.
(b)    Class A Interest shall accrue on the unpaid principal amount of each Class A Advance from the date of such Class A Advance until such principal amount is paid in full. Class B Interest shall accrue on the unpaid principal amount of each Class B Advance from the date of such Class B Advance until such principal amount is paid in full. Any Class A Interest or Class B Interest accruing at the Base Rate will be computed based on a year of 365 days or 366 days, as applicable, and the actual days elapsed. Any Class A Interest or Class B Interest accruing by reference to the SOFR Rate will be computed based on a year of 360 days and the actual days elapsed.
(c)    Accrued Class A Interest on each Class A Advance and accrued Class B Interest on each Class B Advance shall, in each case, be due and payable in arrears (x) on each Payment Date, and (y) in connection with any prepayment in full of the Advances pursuant to Section 2.05(a); provided that (i) with respect to any prepayment in full of the Advances outstanding, accrued Interest on such amount to but excluding the date of prepayment may be payable on such date or as otherwise agreed to between the Lenders and the Borrower and (ii) with respect to any partial prepayment of the Class A Advances or the Class B Advances outstanding, accrued Class A Interest and Class B Interest, as applicable, on such amount to but excluding the date of prepayment shall be payable following such prepayment on the applicable Payment Date in accordance with Section 9.01(b) for the Collection Period in which such prepayment occurred.
(d)    Subject to clause (e) below, the obligation of the Borrower to pay (i) the Class A Obligations, including, but not limited to, the obligation of the Borrower to pay the Class A Lenders the outstanding principal amount of the Class A Advances, accrued Class A Interest thereon, to pay the applicable Class A Lenders the Class A Prepayment Premiums, Class A Exit Fees, Class A Minimum Utilization Fees and Class A Unused Fees, and (ii) the Class B Obligations, including, but not limited to, the obligation of the Borrower to pay the Class B Lenders the outstanding principal amount of the Class B Advances, accrued Class B Interest thereon, to pay the applicable Class B Lenders the Class B Prepayment Premiums, Class B Minimum Utilization Fees, and Class B Unused Fees and to pay any other fees as set forth hereunder and in the Class A Fee Letter or the Class B Fee Letter or other Facility Documents, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.14 and Article 9) and thereof, under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person (other than a defense that payment was made).
(e)    As a condition to the payment of Class A Interest on any Class A Advance, Class B Interest on any Class B Advance, and principal of any Advance, any Class A Prepayment Premium, Class B Prepayment Premium, Class A Exit Fee, any Class A Minimum Utilization Fees, any Class B Minimum Utilization Fees, any Class A Unused Fees, any Class B Unused Fees and any other amounts due pursuant to the Facility Documents without the imposition of withholding tax, the Borrower or the Administrative Agent may require certification acceptable to it to enable the Borrower and the Administrative Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of such Advance under any present or future law or regulation of the United States of America and any other applicable jurisdiction, or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation.
(f)    Class A Unused Fees shall accrue from the Closing Date until the Termination Date and shall be payable by the Borrower to the Class A Lenders in arrears on each Payment Date. Class B Unused Fees shall accrue from the Closing Date until the Termination Date and shall be payable by the Borrower to the Class B Lenders in arrears on each Payment Date.
(g)    In addition to the Interest payable by the Borrower, if, with respect to (i) any Class A Minimum Utilization Period, the average daily Class A Aggregate Loan Principal Balance during such Class A Minimum Utilization Period is less than the average daily Class A Minimum Utilization Amount, then on the first Payment Date occurring after such Class A Minimum Utilization Period, the Borrower will pay to the Administrative Agent, for the account of each Class A Lender, an amount equal to such Class A Lender’s Class A Percentage of the Class A Minimum Utilization Fees for such Class A Minimum Utilization Period and (ii) any Class B Minimum Utilization Period, the average daily Class B Aggregate Loan Principal

Balance during such Class B Minimum Utilization Period is less than the average daily Class B Minimum Utilization Amount, then on the first Payment Date occurring after such Class B Minimum Utilization Period, the Borrower will pay to the Administrative Agent, for the account of each Class B Lender, an amount equal to such Class B Lender’s Class B Percentage of the Class B Minimum Utilization Fees for such Class B Minimum Utilization Period.
Section 2.05    Prepayment of Advances.
(a)    Optional Prepayments.
(i)    The Borrower may, from time to time on any Business Day, without premium or penalty, voluntarily prepay any outstanding Advances in whole or in part, together with all amounts due pursuant to Sections 2.04(c) and 2.10; provided that the Borrower shall have delivered to the Administrative Agent and the Class B Representative written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit B hereto by no later than 1:00 p.m. at least two (2) Business Days prior to the day of such prepayment. Any Notice of Prepayment received by the Administrative Agent or the Class B Representative after 1:00 p.m. shall be deemed received on the next Business Day. Upon receipt of such Notice of Prepayment, the Administrative Agent shall promptly, but in any event, no later than 1:00 p.m. at least one (1) Business Day prior to the date of such prepayment, notify each Lender.
(ii)    Each such Notice of Prepayment shall be irrevocable and effective upon the date received and shall be dated the date such notice is given, signed by a Responsible Officer of the Borrower and otherwise appropriately completed. Each prepayment of any Advance by the Borrower pursuant to this Section 2.05(a) shall in each case be in a principal amount of at least $250,000 or, if less, the Aggregate Loan Principal Balance. If a Notice of Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. The Borrower shall make the payment in the amount specified in such notice by wire transfer of immediately available funds by 3:00 p.m. on the date of prepayment to the account of the Administrative Agent, which will hold the funds on behalf of the Lenders. To the extent payment was made to the Administrative Agent, the Administrative Agent promptly will make such payment amount specified in such notice available to each Lender in the amount of each Lender’s Class Percentage of the payment amount by wire transfer to such Lender’s account. Any funds for purposes of a voluntary prepayment received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next Business Day. For the avoidance of any doubt, the Borrower may only provide a Notice of Prepayment to prepay Advances that are outstanding on the date such Notice of Prepayment is delivered and may not provide a Notice of Prepayment to prepay any future Advances. Notwithstanding the foregoing, and for the avoidance of doubt, a Notice of Prepayment shall not be required for any prepayment of Advances made on a Payment Date. All prepayments shall be allocated to each Class ratably based on their respective Class Percentages and to the Lenders of each Class ratably based on their respective Class A Percentages and Class B Percentages (except as otherwise set forth herein).

(b)    Additional Prepayment Provisions. Each optional prepayment pursuant to this Section 2.05(a) shall be subject to Sections 2.04(c) and 2.10 and applied to the Advances in accordance with the relevant Lenders’ respective Class Percentages.
(c)    Interest on Prepaid Advances. Except as set forth in Section 2.04(c), the Borrower shall pay all accrued and unpaid Class A Interest on the Class A Advances and the Class B Interest on the Class B Advances that are prepaid on the date of such prepayment.
Section 2.06    Prepayment Premium; Exit Fee.
(a)    The Borrower may, from time to time upon at least five (5) Business Days’ prior written notice to the Administrative Agent and the Class B Representative, elect to (A) reduce the unused portion of the Committed Amount in whole or in part or (B) terminate the Committed Amount in whole and pay all accrued and unpaid Obligations, provided that after giving effect to any reduction of the unused portion of the Committed Amount on such date, the aggregate outstanding principal amount of the Advances shall not exceed the Committed Amount. Any partial reduction of the Committed Amount shall be in a minimum amount of $1,000,000 and shall (i) reduce the Class A Committed Amount and the Class B Committed Amount ratably in proportion to such committed amount’s share of the Committed Amount and (ii) ratably as between the aggregate Class A Committed Amount and the aggregate Class B Committed Amount. Once the Committed Amount is reduced, such reduced Committed Amount may not subsequently be reinstated without the consent of each Lender.
(b)    If the Borrower terminates or reduces the Committed Amount in whole or in part pursuant to Section 2.06(a), the Borrower shall pay, to the Administrative Agent:
(i)    for the benefit and account of the Class A Lenders, in immediately available funds, a non-refundable prepayment fee in connection with such termination or reduction (each a “Class A Prepayment Premium” and collectively, the “Class A Prepayment Premiums”), in an amount equal to the product of (x) the Class A Margin, (y) the portion of the Class A Committed Amount being terminated and (z) a fraction (expressed as a percentage) the numerator of which is the number of days from the date of such prepayment to the Scheduled Reinvestment Period Termination Date and the denominator of which is 360; or
(ii)    for the benefit and account of the Class B Lenders, in immediately available funds, a non-refundable prepayment fee in connection with such termination or reduction (the “Class B Prepayment Premium”) in an amount equal to the product of (x) the Class B Margin, (y) the portion of the Class B Committed Amount being terminated and (z) a fraction (expressed as a percentage) the numerator of which is the number of days from the date of such prepayment to the Scheduled Reinvestment Period Termination Date and the denominator of which is 360.
(c)    The Borrower shall pay the Class A Exit Fee in accordance with the terms and provisions of the Class A Fee Letter.
Section 2.07    Maximum Lawful Rate. It is the intention of the parties hereto that neither the Class A Interest on the Class A Advances nor the Class B Interest on the Class B Advances shall exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein to the contrary notwithstanding, in the event any Class A Interest or Class B Interest is charged to, collected from or received from or on behalf of the Borrower by the Class A Lenders or the Class B Lenders, as applicable, pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances of the Borrower.
Section 2.08    Several Obligations. The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date, the Administrative Agent shall not be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender.
Section 2.09    Increased Costs.
(a)    If (i) the introduction of or any change in or in the interpretation, application or implementation of any Applicable Law or GAAP or other applicable accounting policy after the date hereof, or (ii) the compliance with any guideline or change in the interpretation, application or implementation of any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the date hereof, (a “Regulatory Change”) shall:
(A)    impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest on the Advances), special deposit or similar requirement against assets of any Affected Person, deposits or obligations with or for the account of any Affected Person or with or for the account of any Affiliate (or entity deemed by the Federal Reserve Board to be an Affiliate) of any Affected Person, or credit extended by any Affected Person;
(B)    change the amount of capital maintained or required or requested or directed to be maintained by any Affected Person;
(C)    subject any Affected Person to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(D)    impose any other condition affecting any Advance owned or funded in whole or in part by any Affected Person, or its obligations or rights, if any, to make Advances or to provide funding therefor;
(E)    change the rate for, or the manner in which the Federal Deposit Insurance Corporation (or a successor thereto) assesses, deposit insurance premiums or similar charges; or
(F)    cause an internal capital or liquidity charge or other imputed cost to be assessed upon any Affected Person which, in the sole discretion of such Affected Person, is allocable to the Borrower or to the transactions contemplated by this Agreement;

and the result of any of the foregoing is or would be to:
(x)    increase the cost to or to impose a cost on an Affected Person funding or making or maintaining any Advance, or
(y)    reduce the amount of any sum received or receivable by an Affected Person under this Agreement, or
(z)    in the sole determination of such Affected Person, reduce the rate of return on the capital of an Affected Person as a consequence of its obligations hereunder, then within thirty (30) days after written demand (with a copy to the Administrative Agent) by such Affected Person (which demand shall be accompanied by a statement setting forth in reasonable detail the basis of such demand), the Borrower shall pay directly to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional or increased cost or such reduction. For the avoidance of doubt, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank Act”); (ii) the revised Basel Accord prepared by the Basel Committee on Banking Supervision as set out in the publication entitled “Basel II: International Convergence of Capital Measurements and Capital Standards: A Revised Framework,” as updated from time to time (“Basel II”); (iii) the publication entitled “Basel III: A global regulatory framework for more resilient banks and banking systems,” as updated from time to time (“Basel III”), including any publications addressing the liquidity coverage ratio (“LCR”) or the supplementary leverage ratio (“SLR”); or (iv) any implementing laws, rules, regulations, guidance, interpretations or directives from any Governmental Authority relating to the Dodd Frank Act, Basel II or Basel III (whether or not having the force of law), and in each case all rules and regulations promulgated thereunder or issued in connection therewith shall be deemed to have been introduced after the Closing Date, thereby constituting a Regulatory Change hereunder with respect to the Affected Persons as of the Closing Date, regardless of the date enacted, adopted or issued, but only to the extent such laws, rules, regulations, guidance, interpretations or directives are applied to Borrower by any Affected Person in substantially the same manner as applied to other similarly situated borrowers under comparable credit facilities.
(b)    Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to clause (a) of this Section 2.09, such Lender will (i) use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no material unreimbursed cost or material legal or material regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Person would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to this Section 2.09 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Advances through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Advances or the interests of such Lender.

(c)    Failure or delay on the part of an Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation.
Section 2.10    Compensation; Breakage Payments. The Borrower agrees to compensate each Affected Person from time to time, on the Payment Dates, following such Affected Person’s written request (which request shall set forth the basis for requesting such amounts), in accordance with Section 9.01 for all reasonable losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) a Borrowing of any Advance by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, (ii) other than pursuant to Section 9.01, if the Borrower prepays any Advances with fewer than two (2) Business Days prior written notice in accordance with Section 2.05(a), or (iii) as a consequence of any other default by the Borrower to repay its Advances when required by the terms of this Agreement. A certificate as to any amounts payable pursuant to this Section 2.10 submitted to the Borrower by any Lender (with a copy to the Administrative Agent and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.
Section 2.11    Illegality; Inability to Determine Rates.
(a)    Notwithstanding any other provision in this Agreement, in the event of a Benchmark Transition Event then the affected Lender shall promptly notify the Administrative Agent and the Borrower thereof, and such Lender’s obligation to make or maintain Advances hereunder based on the Adjusted Benchmark Rate shall be suspended until such time as such Lender may again make and maintain Advances based on the Adjusted Benchmark Rate and the Advances of each Interest Accrual Period in which such Person owns an interest shall either (1) if such Lender may lawfully continue to maintain such Advances at the Adjusted Benchmark Rate until the last day of the applicable Interest Accrual Period, be reallocated on the last day of such Interest Accrual Period to another Interest Accrual Period in respect of which the Advances allocated thereto accrues interest determined other than with respect to the Adjusted Benchmark Rate or (2) if such Lender shall determine that it may not lawfully continue to maintain such Advances at the Adjusted Benchmark Rate until the end of the applicable Interest Accrual Period, such Lender’s share of the Advances allocated to such Interest Accrual Period shall be deemed to accrue interest by reference to the Base Rate from the effective date of such notice until the end of such Interest Accrual Period.
(b)    Upon the occurrence of any event giving rise to a Lender’s suspending its obligation to make or maintain Advances based on the Adjusted Benchmark Rate pursuant to Section 2.11(a), such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would enable such Lender to again make and maintain Advances based on the Adjusted Benchmark Rate; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

Section 2.12    Effect of Benchmark Replacement Event.
(a)    Subject to clauses (b), (c) and (d) of this Section 2.12, if the Administrative Agent:
(i)    determines (which determination shall be conclusive absent manifest error) at any time, that adequate and reasonable means do not exist for ascertaining the applicable SOFR Rate; or
(ii)    is advised by the Required Lenders that at any time, the applicable SOFR Rate will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their (or its) interest in the Advances outstanding;
then the Administrative Agent shall give written notice thereof (in accordance with Section 12.02 of this Agreement) to the Borrower and the Lenders by telephone (with written notice to follow promptly thereafter), telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, the Advances outstanding bearing interest by reference to the SOFR Rate shall bear interest by reference to the Base Rate.
(b)    Benchmark Replacement. Notwithstanding anything to the contrary in this Agreement or in any other Facility Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder, or under any Facility Document, in respect of all determinations of the Benchmark at any time following 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Borrower and the Lenders without any amendment to this Agreement or further action or consent of the Borrower, the Lenders or any other party.
(c)    Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower, the Lenders or any other party to this Agreement.
(d)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrower or any Lender.
(e)    Interest Rate; Notification. The interest rate on all or a portion of the Advances outstanding may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark

Transition Event, Section 2.12(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 2.13    Rescission or Return of Payment. The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement shall continue to be effective or be reinstated, as the case maybe, as to such obligations, all as though such payment had not been made.
Section 2.14    Interest on Past Due Amounts. The Borrower shall pay interest on all Class A Obligations (excluding any fees or other third party expenses due to the Class A Lenders, including, but not limited to any Class A Prepayment Premiums, Class A Exit Fees, Class A Minimum Utilization Fee and Class A Unused Fees) that are not paid when due for the period from the due date thereof until the date the same is paid in full at the rate set forth under clause (c) of the definition of “Class A Interest Rate” (and without duplication of any other Class A Interest Rate that might be charged on such amounts for such period). The Borrower shall pay interest on all Class B Obligations (excluding any fees or other third party expenses due to the Class B Lenders, including, but not limited to any Class B Prepayment Premiums, Class B Minimum Utilization Fees and Class B Unused Fees) that are not paid when due for the period from the due date thereof until the date the same is paid in full at the rate set forth under clause (c) of the definition of “Class B Interest Rate” (and without duplication of any other Class B Interest Rate that might be charged on such amounts for such period). Class A Interest and Class B Interest payable pursuant to this Section 2.14 shall be payable on each Payment Date in accordance with Section 9.01.
Section 2.15    Payments Generally.
(a)    All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement or any other Facility Document, shall be paid by the Borrower to the Administrative Agent for the account of the applicable recipient in Dollars, in immediately available funds, in accordance with Section 9.01, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. The Administrative Agent and each Lender shall provide wire instructions to the Borrower and the Administrative Agent. Payments must be received by the Administrative Agent for the account of the Lenders on or prior to 3:00 p.m. on a Business Day; provided that, payments received by the Administrative Agent after 3:00 p.m. on a Business Day will be deemed to have been paid on the next following Business Day. To the extent payment was made to the Administrative Agent, the Administrative Agent promptly will make such payment amount available to each Lender on a pro rata basis based on the amount due and owed to each Lender at such time by wire transfer to such Lender’s account.
(b)    Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed. In computing interest on any Advance, the date of the making of the Advance shall be included and the date of payment shall be excluded; provided that, if (i) a Class A Advance is repaid on the same day on which it is made, one day’s Class A Interest shall be paid on such Class A Advance and (ii) a Class B Advance is repaid on the same day on which it is made, one day’s Class B Interest shall be paid on such Class B Advance. All computations made by the Administrative Agent under this Agreement shall be conclusive absent manifest error.
Section 2.16    Lender Relations.
(a)    Subordination; Non-Petition Covenants. Anything in this Agreement or any other Facility Documents to the contrary notwithstanding, the Borrower and the holders of the Class B Obligations (for purposes of this clause (a), the “Subordinated Obligations”) agree for the benefit of the holders of the Class A Obligations (for purposes of this clause (a), the “Senior Obligations”), that the Subordinated Obligations and the Administrative Agent’s security interest in the Collateral as security for the Subordinated Obligations shall be subordinate and junior to the Senior Obligations to the extent and in the manner set forth in this Agreement, including as set forth in Section 9.01 and hereinafter provided. Except as otherwise set forth in this Agreement, including in Section 9.01, the Senior Obligations shall be paid in full in cash, including all principal, accrued and unpaid interest and fees, if any, before any payment or distribution is made on account of the Subordinated Obligations. If, notwithstanding the provisions of this Agreement, any holder of a Subordinated Obligation shall have received any payment or distribution in respect of any Subordinated Obligation contrary to the provisions of this Agreement, then, unless and until the Senior Obligations shall have been paid in full in cash, including all principal, accrued and unpaid interest and fees, if any, in accordance with this Agreement, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Administrative Agent, which shall pay and deliver the same to the holders of the Senior Obligations then entitled thereto in accordance with this Agreement; provided, however, that, if any such payment or distribution is made other than in cash, it shall be held by the Administrative Agent as part of the Collateral and subject in all respects to the provisions of this Agreement, including the provisions of this Section 2.16. The holders of the Subordinated Obligations agree, for the benefit of the holders of the Senior Obligations, that, before the date that is one year and one day after the termination of this Agreement or, if longer, the expiration of the then applicable preference period plus one day, the holders of the Subordinated Obligations shall not, without the prior written consent of the Required Lenders, acquiesce, petition or otherwise invoke or cause any other Person to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against the Borrower under the Bankruptcy Code and any other applicable federal or State bankruptcy, insolvency or other similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or any substantial part of its property or ordering the winding-up or liquidation of the affairs of the Borrower. Except as contemplated or expressly permitted hereunder, the holders of the Class B Obligations agree not to (i) exercise or cause the Administrative Agent to exercise the powers, rights and remedies with respect to the Collateral expressly delegated to the Administrative Agent hereunder and under the other Facility Documents, together with such powers, rights and remedies as are reasonably incidental thereto or (ii) interfere with the Administrative Agent’s exercise of the powers, rights and remedies with respect to the Collateral expressly delegated to the Administrative Agent hereunder and under the other Facility Documents, together with such powers, rights and remedies as are reasonably incidental thereto.
(b)    Standard of Conduct. In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Lender hereunder, subject to the terms and conditions of this Agreement, a Lender or Lenders, as the case may be, shall not, except as may be expressly provided herein with respect to any particular matter, have any obligation or duty to any Person or to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects any Lender, the Borrower or any other Person, except for any liability to which such Lender may be subject to the extent that the same results from such Lender’s taking or directing an action, or failing to take or direct an action, in bad faith or in violation of the express terms of this Agreement.
ARTICLE 3.
CONDITIONS PRECEDENT
Section 3.01    Conditions Precedent to this Agreement. This Agreement shall become effective once the Administrative Agent and the Class B Representative shall have received, prior to or currently with the making the initial Advance hereunder, the following, each in form and substance reasonably satisfactory to the Administrative Agent and the Required Class B Lenders:
(a)    each of the Facility Documents, duly executed and delivered by the parties thereto, which shall each be in full force and effect;
(b)    true and complete copies of the Constituent Documents of the Borrower and Navan as in effect on the Closing Date;
(c)    true and complete copies certified by a Responsible Officer of the Borrower of all Governmental Authorizations, Private Authorizations and Governmental Filings, if any, required in connection with the transactions contemplated by this Agreement;
(d)    a certificate of a Responsible Officer of the Borrower certifying (i) as to the Borrower’s Constituent Documents, (ii) as to resolutions or other action required under its Constituent Documents to approve the entering into by the Borrower of this Agreement and the other Facility Documents to which it is a party and the transactions contemplated thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects), (iv) that no Unmatured Event of Default, Event of Default or Accelerated Amortization Event has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;
(e)    a certificate of a Responsible Officer of Navan certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or members approving the Facility Documents to which it is a party and the transactions contemplated thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects), (iv) that no Limited Guaranty Event of Default or Servicer Event of Default has occurred and is continuing and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;
(f)    proper financing statements, to be duly filed under the UCC in all jurisdictions that the Administrative Agent deems necessary or desirable in order to perfect the Liens on the Collateral contemplated by the Facility Documents;
(g)    copies of proper financing statements and any other documents, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or the Seller;
(h)    legal opinions (or in the case of the Volcker Rule, a legal memorandum), in each case addressed to the Administrative Agent, the Lenders and their successors and assignees, of Paul Hastings LLP, as counsel to the Borrower and Navan (including in its capacities as the Seller and the Servicer), covering such matters as the Administrative Agent, the Class B Representative and its respective counsel shall reasonably request, including but not limited to enforceability, authority, no conflicts, Investment Company Act, substantive consolidation, true sale matters, UCC matters and “ownership interest” for purposes of the Volcker Rule;
(i)    evidence reasonably satisfactory to it that the Collection Accounts have been established;
(j)    receipt of (i) all fees to be received by the Administrative Agent and each Lender on or prior to the Closing Date pursuant to the Class A Fee Letter and the Class B Fee Letter or otherwise have been received; and (ii) the accrued reasonable and documented fees and expenses of counsel to (A) the Administrative Agent and the Class A Lenders and (B) the Class B Lenders, in each case, in connection with the transactions contemplated hereby shall have been paid by the Borrower;

(k)    good standing certificates (or the federal or local law equivalent) with respect to each of the jurisdictions where the Borrower and Navan are organized or chartered;
(l)    evidence reasonably satisfactory to the Administrative Agent and each Lender that all due diligence and credit approval processes required to be completed prior to the Closing Date have been completed (including a duly executed Beneficial Ownership Certification); and
(m)    such other opinions, instruments, certificates and documents as the Administrative Agent or any Lender may reasonably request.
Section 3.02    Conditions Precedent to Each Borrowing. Each Advance to be made hereunder (including the initial Advance), if any, on each Borrowing Date shall be subject to the fulfillment of the following conditions:
(a)    with respect to the initial Advance hereunder, the Administrative Agent and the Class B Representative shall have received evidence reasonably satisfactory to it that the Reserve Account has been established;
(b)    the Administrative Agent and the Class B Representative shall have received a Notice of Borrowing with respect to such Advance (including a Borrowing Base Certificate attached thereto, all duly completed) delivered in accordance with Section 2.02;
(c)    immediately after the making of such Advance on the applicable Borrowing Date, no Class A Borrowing Base Deficiency or Class B Borrowing Base Deficiency shall exist, as demonstrated in the calculations attached to the applicable Notice of Borrowing;
(d)    each of the representations and warranties of the Borrower contained in this Agreement shall be true and correct in all material respects (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct) as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);
(e)    no Unmatured Accelerated Amortization Event, Unmatured Event of Default, Unmatured Limited Guaranty Event of Default, Unmatured Servicer Event of Default, Accelerated Amortization Event, Event of Default, Limited Guaranty Event of Default or Servicer Event of Default shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;
(f)    all terms and conditions of the Receivables Purchase Agreement required to be satisfied in connection with the assignment of each Receivable being pledged hereunder on such Borrowing Date (and the Receivable and Related Documents related thereto), including the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in all of the Borrower’s right, title and interest in the related Receivables all payments from related Obligors, the Related Documents and all rights of the Borrower under the Receivables Purchase Agreement, excluding any Collateral in which a security interest cannot be perfected under the UCC, shall have been made, taken or performed;

(g)    the Borrower shall have taken all steps necessary under all Applicable Law in order to cause to exist in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid, subsisting and enforceable first priority perfected security interest in the Borrower’s right, title and interest in the Collateral related to each Receivable being pledged hereunder on such Borrowing Date, including receipt by the Administrative Agent of evidence reasonably satisfactory to the Administrative Agent that all Liens (except for Permitted Liens) have been released on such Collateral;
(h)    unless the Administrative Agent shall have waived such condition, no Cross-Default Cure Period shall have occurred and be continuing at the time of the making of such Advance;
(i)    no Material Adverse Effect with respect to the Borrower or Navan shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;
(j)    the Reinvestment Period shall be in effect;
(k)    the Aggregate Loan Principal Balance shall not exceed the Committed Amount immediately after giving effect to such Advance;
(l)    the Class A Aggregate Loan Principal Balance shall not exceed the Class A Committed Amount immediately after giving effect to the Class A Advance;
(m)    the Class B Aggregate Loan Principal Balance shall not exceed the Class B Committed Amount immediately after giving effect to the Class B Advance;
(n)    if a Reserve Account Trigger Event has occurred as of the most recent Payment Date, the applicable Reserve Account Required Deposit Amount (calculated as of the immediately preceding Payment Date) is on deposit in the Reserve Account; and
(o)    no Insolvency Event with respect to an Originator or, if a Program Provider Agreement has not been terminated and remains in effect, the related Program Provider, shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES
Section 4.01    Representations and Warranties of the Borrower. The Borrower represents and warrants to each of the Secured Parties on and as of each Measurement Date (and, in respect of clause (i) below, each date such information is provided by or on behalf of it), as follows:
(a)    Due Organization. The Borrower is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)    Due Qualification and Good Standing. The Borrower is in good standing in the State of Delaware. The Borrower is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification.
(c)    Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Borrower of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity (to the extent not related to inequitable conduct of the Borrower), regardless of whether considered in a proceeding in equity or at law.
(d)    Non Contravention. None of the execution and delivery by the Borrower of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute (with or without notice of lapse of time or both) a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law in any material respect, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Documents, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates). Without limiting any restrictions or other covenants hereunder, the Borrower is not in default under any such indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, with respect to which such default, either individually or in the aggregate with other defaults, would reasonably be expected to have a Material Adverse Effect on the Borrower. The Borrower is not subject to any proceeding, action, litigation or investigation pending, or to the knowledge of such Person, overtly threatened in writing against or affecting it or its assets, before any Governmental Authority (y) seeking to prevent the consummation or performance of any of the transactions contemplated by this Agreement and the other Facility Documents or (z) that could result in a Material Adverse Effect on the Borrower.
(e)    Governmental Authorizations; Private Authorizations; Governmental Filings. The Borrower has obtained or applied for, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to carry out its business and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement and the performance by the Borrower of its obligations under this Agreement, the other Facility

Documents, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained, applied for or made, is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.
(f)    Compliance with Agreements, Laws, Etc. The Borrower has duly observed and complied (i) in all material respects with all Applicable Laws relating to the conduct of its business and its assets, including, without limitation, all credit, servicing and debt collection laws applicable to the Eligible Receivables owned by it and its activities contemplated by the Facility Documents, (ii) in all material respects with its Constituent Document, (iii) with any judgment, decree, writ, injunction, order, award or other action of any Governmental Authority having or asserting jurisdiction over it or any of its properties, unless a failure to do so could not result in a Material Adverse Effect on the Borrower and (iv) with the terms and provisions of this Agreement and each other Facility Document to which it is a party. The Borrower has preserved and kept in full force and effect its legal existence, rights, privileges, qualifications and franchises. Without limiting the foregoing, (x) to the extent applicable, the Borrower is in compliance in all material respects with the Sanctions Laws, (y) the Borrower has adopted internal controls and procedures designed to ensure its continued compliance with the applicable provisions of the Sanctions Laws and to the extent applicable, will adopt procedures consistent with the PATRIOT Act and implementing regulations, and (z) to the knowledge of the Borrower (based on the implementation of its internal procedures and controls), no direct investor in the Borrower is a Person whose name appears on the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC.
(g)    Location and Legal Name. The Borrower’s chief executive office and principal place of business is located in the State of New York, New York County and the Borrower maintains its books and records in the State of New York, New York County. The Borrower’s registered office and the jurisdiction of organization of the Borrower is the jurisdiction referred to in Section 4.01(a). The Borrower’s tax identification number is 86-1314713. The Borrower has not changed its name, changed its corporate structure, changed its jurisdiction of organization, changed its chief place of business/chief executive office or used any name other than its exact legal name at any time during the past five years.
(h)    Investment Company Act; Volcker Rule. The Borrower is not required to register as an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act. The Borrower is not a “covered fund” under Section 619 of the Dodd Frank Wall Street Reform and Consumer Protection Act (the “Volcker Rule”). In determining that the Borrower is not a covered fund, the Borrower is entitled to the benefit of the exemption provided under Section 3(c)(5) of the Investment Company Act, though other exemptions may be available.
(i)    Information and Reports. Each Notice of Borrowing, each Monthly Report and all other written information, reports, certificates and statements (other than projections and forward looking statements) furnished by the Borrower or the Servicer to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby are true, complete and correct in all material respects as of the date such information is stated or certified and the Borrower and the Servicer do not, taken as a whole, omit any material fact necessary in order to make the statements contained herein and therein not materially misleading. All projections and forward looking statements furnished by or on behalf of the Borrower were prepared reasonably and in good faith as the date stated herein or as of which they were provided.
(j)    ERISA. Neither the Borrower nor, except as would not reasonably be expected to constitute a Material Adverse Effect or result in a Lien under ERISA or Code Section 430(k) any member of the ERISA Group has, or during the past six years has had, any liability or obligation with respect to any Plan or Multiemployer Plan (including any actual liability on account of a member of the ERISA Group).
(k)    Taxes. The Borrower has filed all Federal income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except for any taxes which are being contested in good faith by appropriate proceedings and with respect thereto adequate reserves have been established in accordance with GAAP.
(l)    Tax Status. For U.S. federal income tax purposes (i) the Borrower is classified as a “disregarded entity” for U.S. federal income tax purposes, (ii) neither the Borrower nor any record or beneficial owner of the Borrower has made an election under U.S. Treasury Regulation Section 301.7701-3 for the Borrower to be classified as an association taxable as a corporation and the Borrower is not otherwise treated as an association taxable as a corporation and (iii) the Borrower is owned by a single U.S. Person.
(m)    Collections. The conditions and requirements set forth in Section 5.01(k) have been satisfied from and after the first Borrowing Date. The Borrower has directed the Servicer to (1) pay and deposit (or caused to be paid and deposited) all Collections on the Receivables owned by the Borrower to the applicable Collection Account upon receipt and identification thereof and (2) two (2) Business Days prior to each Payment Date, move or be deemed to move in accordance with the Letter Agreement the Dollar Equivalent of all Collections on the Receivables owned by the Borrower in the English Collection Accounts into the Dollar Collection Account to be applied in accordance with Section 9.01. The correct name and address of the Account Banks, together with the account numbers of the Collection Accounts are listed on Schedule 4 hereto. The Borrower has no other deposit or securities accounts other than the ones listed on Schedule 4 and subject to Liens in favor of the Secured Parties (other than the Funding Account). The Borrower has not assigned or granted an interest in any rights it may have in the Collection Accounts or the Reserve Account to any Person other than the Administrative Agent pursuant to the terms hereof. No Person, other than as contemplated by and subject to this Agreement, has been granted dominion and control of the Collection Accounts or the Reserve Account, or the right to take dominion and control of the Collection Accounts or the Reserve Account at a future time or upon the occurrence of a future event.
(n)    Plan Assets. The assets of the Borrower are not, and shall not be, treated as “plan assets” for purposes of Section 3(42) of ERISA and the Collateral is not deemed to be “plan assets” for purposes of Section 3(42) of ERISA. The Borrower has not taken, or omitted to take, and shall not take or omit to take, any action which would reasonably be expected to result in any of the Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or assuming no Advance is funded with “plan assets” for purposes of Section 3(42) of ERISA, the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.
(o)    Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower is Solvent.
(p)    Prior Business Activity and Indebtedness. The Borrower has no business activity except as contemplated in this Agreement and the other Facility Documents and upon the date hereof is not party to any other debt, financing or other transaction or agreement other than the Facility Documents and its Constituent Documents. The Borrower has not incurred, created or assumed any indebtedness except for that arising under or expressly permitted by this Agreement or the other Facility Documents.
(q)    Subsidiaries; Investments. The Borrower has no Subsidiaries. The Borrower does not own or hold, directly or indirectly, any Equity Interest in any Person.
(r)    Ordinary Course of Business. Each payment of interest and principal on the Advances will have been (i) in payment of a debt incurred in the ordinary course of business or financial affairs on the part of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.
(s)    Material Adverse Effect. No Material Adverse Effect on the Borrower or Navan has occurred since September 30, 2022, and since such date, no event or circumstance has occurred which is reasonably likely to have a Material Adverse Effect on the Borrower or Navan.
(t)    Representations Relating to the Collateral.
(i)    The Borrower owns and has legal and beneficial title to all Receivables owned by it and other Collateral free and clear of any Lien, other than Permitted Liens.
(ii)    This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in favor of the Administrative Agent, on behalf of the Secured Parties, in the Collateral, which is enforceable in accordance with its terms under the Applicable Law, is prior to all other Liens and is enforceable as such against creditors of and purchasers from the Borrower subject to Permitted Liens. All filings (including such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Administrative Agent on behalf of the Secured Parties, in the Collateral have been made and are effective.
(iii)    This Agreement constitutes a security agreement within the meaning of Section 9-102(a)(73) of the UCC as in effect from time to time in the State of New York.
(iv)    Other than the Lien created under this Agreement, Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement relating to the security interest granted to the Administrative Agent hereunder or that has been terminated; and the Borrower is not aware of any judgment liens, PBGC liens or tax lien filings against the Borrower.

(v)    The Collateral constitutes Money, Cash, accounts, general intangibles, uncertificated securities, deposit accounts, securities accounts, certificated securities or security entitlements to financial assets resulting from the crediting of financial assets to a securities account, or in each case, the proceeds thereof or supporting obligations related thereto, in each case, as such assets are defined in the UCC, as applicable.
(vi)    Each of the Dollar Collection Account and, once established, the Reserve Account constitute a “deposit account” under Section 9-102(a)(2) of the UCC and the Borrower has taken all steps necessary to enable the Administrative Agent to obtain “control” (within the meaning of the UCC) with respect to the Dollar Collection Account and, once established, the Reserve Account.
(vii)    The English Collection Accounts opened with the English Account Bank are maintained in England and Wales and are governed by English law.
(viii)    The Collection Accounts are in the name of the Borrower and the Borrower owns and has good and marketable title to the Collection Accounts free and clear of any Liens (other than any Permitted Liens).
(ix)    This Agreement creates a valid, continuing and, upon the filing of the financing statements referred to in clause (ix) and execution of the Collection Account Control Agreement, a perfected security interest (as defined in Section 1 201(b)(35) of the UCC) in the Collateral in favor of the Administrative Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other Liens (other than Permitted Liens), claims and encumbrances and is enforceable as such against creditors of and purchasers from the Borrower and no further action (other than the filing of the financing statement referred to in clause (ix) and execution of the Collection Account Control Agreement), including any filing or recording of any document, is necessary in order to establish and perfect the first priority security interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral as against any third party in any applicable jurisdiction, including, any purchaser from, or creditor of, the Borrower.
(x)    The Borrower has received all consents and approvals required by the terms of the Related Documents in respect of such Collateral to the pledge hereunder to the Administrative Agent of its interest and rights in such Collateral and such documents do not require either notice or consent to any Person for the enforcement or exercise of the rights and remedies of the Secured Parties following an Event of Default.
(xi)    With respect to Collateral referred to in clause (v) above over which a security interest may be perfect by the filing of a financing statement, the Borrower has authorized, caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Administrative Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all assets” filing).

(xii)    The sale of each Receivable by the Seller to the Borrower was, as of the related Purchase Date, permitted under all applicable documents governing the creation, sale or possession of such Receivable in effect at such time.
(xiii)    As of the related Purchase Date, each Receivable sold to the Borrower satisfied each of the criteria set forth in the definition of Eligible Receivable.
(xiv)    Each Receivable listed as an Eligible Receivable on any Monthly Report, Notice of Borrowing, or other certificate delivered from time to time to the Administrative Agent or the other Secured Parties satisfies each of the criteria set forth in the definition of Eligible Receivable.
(xv)    Each Eligible Receivable was originated by an Originator and was sold to the Borrower by the Seller for a price at least equal to fair market value.
(u)    USA PATRIOT Act. None of the Borrower, Navan or any of their respective Affiliates is (1) a Sanctioned Person; (2) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “non-cooperative jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (3) a “Foreign Shell Bank” within the meaning of the PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (4) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns.
(v)    Margin Stock. The use of all funds obtained by the Borrower under this Agreement shall not conflict with or contravene any of Regulations T, U or X promulgated by the Federal Reserve Board from time to time.
Section 4.02    Representations and Warranties Relating to the Collateral in Connection with a Borrowing. The Borrower acknowledges and agrees that, by delivering a Notice of Borrowing to the Administrative Agent, the Borrower will be deemed to have represented, warranted and certified for all purposes hereunder that in the case of each item of Collateral pledged to the Administrative Agent, on the date thereof and on the relevant Borrowing Date:
(a)    the Borrower is the owner of such Collateral free and clear of any Liens, claims or encumbrances of any nature whatsoever except for (i) those which are being released on the related Borrowing Date and (ii) Permitted Liens;
(b)    the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (a) above;
(c)    the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests granted or permitted pursuant to this Agreement;
(d)    the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Administrative Agent for the benefit of the Secured Parties; and

(e)    the Administrative Agent has a first priority perfected security interest in the Collateral, except as otherwise permitted by this Agreement.
ARTICLE 5.
COVENANTS
Section 5.01    Affirmative Covenants of the Borrower. The Borrower covenants and agrees that until the date that all Obligations have been paid in full (other than contingent indemnity obligations not yet due and owing):
(a)    Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, including all credit, servicing and debt collection laws applicable to the Receivables and its activities and obligations as contemplated by the Facility Documents, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises (including all credit, servicing and debt collection licenses or qualifications applicable to the Receivables and its activities contemplated by the Facility Documents), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect on the Borrower, (iv) comply with the terms and conditions of each Facility Document and in all material respects with its Constituent Documents to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents and Related Documents to which it is a party and its Constituent Documents, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect on the Borrower.
(b)    Enforcement. It shall not take any action, and will use commercially reasonable efforts not to permit any action to be taken, that would release any Obligor under any Receivable owned by Borrower from any of such Obligor’s covenants or obligations under any Related Document, except in the case of (A) repayment of Receivables, (B) subject to the terms of this Agreement, (1) amendments to the Related Documents, Defaulted Receivables or Ineligible Receivables or that are otherwise reasonably deemed by the Servicer to be necessary, immaterial, or beneficial, taken as a whole, to the Borrower and not detrimental to the Administrative Agent and the Lenders and (2) enforcement actions taken or work outs with respect to any Defaulted Receivable by the Servicer in accordance with the provisions hereof, (C) actions by the Servicer in conformity with this Agreement or any other Facility Document or as otherwise required hereby or thereby, as the case may be, or (D) as required pursuant to Applicable Law or, unless in violation of this Agreement, any other Facility Documents or the Related Documents. The Borrower shall punctually perform, and shall use its reasonable commercial efforts to cause the Seller and the Servicer to perform, all of its respective obligations and agreements contained in this Agreement or any other Facility Document.
(c)    Further Assurances. The Borrower shall take such reasonable action from time to time as shall be necessary to ensure that all assets (including the Collection Accounts and, once established, the Reserve Account) of the Borrower constitute “Collateral” hereunder. The Borrower will, and promptly upon the reasonable request of the Administrative Agent or the Required Lenders (through the Administrative Agent) shall, at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Administrative Agent’s first priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens), including all further actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents. Subject to Section 7.02, and without limiting its obligation to maintain and protect the Administrative Agent’s first priority security interest in the Collateral, the Borrower authorizes the Administrative Agent to file or record financing statements (including financing statements describing the Collateral as “all assets”, “all assets of the Debtor now owned or existing or hereafter acquired or arising and wheresoever located” or the equivalent) and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as are necessary to perfect the security interests of the Administrative Agent under this Agreement under each method of perfection required herein with respect to the Collateral, provided, that the Administrative Agent does not hereby assume any obligation of the Borrower to maintain and protect its security interest under this Section 5.01 or Section 7.07. The Borrower will, in connection therewith, deliver such proof of corporate action, incumbency of officers or other documents as are reasonably requested by the Administrative Agent to evidence appropriate authority of the officers signing or authorizing any such documents, instruments or filings.
(d)    Other Information. It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent (with enough additional copies for the Administrative Agent to distribute for each Lender), as applicable:
(i)    as soon as available and in any event within one hundred and fifty (150) days after the end of each fiscal year (beginning with the fiscal year ending January 2023; provided, however, solely in the case of the fiscal year ending January 2023, no later than August 15, 2024), an audited balance sheet of Navan and an audited consolidated balance sheet of Navan and its consolidated Subsidiaries (including the Borrower) as at the end of each such fiscal year and the related consolidated statements of income and cash flows for each such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in conformity with GAAP, with the opinion thereon of an independent public accountant reasonably acceptable to the Administrative Agent, which opinion shall not be subject to any “going concern” or like qualification or exception (other than any such qualifications relating to the pending maturity of Indebtedness or the need for or uncertainty of future equity financing) or any qualification or exception as to the scope of such audit;
(ii)    (A) prior to any Qualifying Public Offering, as soon as available and in any event within forty-five (45) days after the end of each calendar month (beginning with the calendar month ending November 30, 2022), or (B) from and after any Qualifying Public Offering, as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet of Navan and an unaudited consolidated balance sheet of Navan and its consolidated Subsidiaries (including the Borrower) as at the end of each such calendar month and the related consolidated statements of income and cash flows for such calendar month or quarter, as applicable (provided that prior to any Qualifying Public Offering statements of cash flows need only be provided if such calendar month is April, July, October or January of any year), and for the period from the beginning of the then current calendar year to the end of such calendar month or quarter as applicable, setting forth in each case in comparative form the figures for the corresponding calendar month or fiscal quarter in the previous year, all certified as to fairness of presentation and conformity with GAAP (other than with respect to lack of footnotes and being subject to normal year-end adjustments) by a Responsible Officer of such Person;
(iii)    all such financial statements shall be prepared in reasonable detail and in accordance with GAAP in all material respects applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein);
(iv)    simultaneously with the delivery of each set of financial statements and financial information referred to in clauses (i) and (ii) above, (A) a certificate of a Responsible Officer of the Borrower certifying (1) that the Borrower and Navan have complied with all covenants and agreements in the Facility Documents, (2) that no Unmatured Accelerated Amortization Event, Unmatured Event of Default, Unmatured Limited Guaranty Event of Default, Unmatured Servicer Event of Default, Accelerated Amortization Event, Event of Default, Limited Guaranty Event of Default or Servicer Event of Default then exists and, otherwise, setting forth the details thereof and the action which the Borrower or Navan is taking or proposes to take with respect thereto and (3) attaching a Borrowing Base Certificate and (B) a certificate of a Responsible Officer of Navan, in the form attached hereto as Exhibit I, (I) certifying that Navan is in compliance with certain financial covenants with respect to Navan’ Tangible Net Worth, Leverage Ratio, Corporate Leverage Ratio and Unrestricted Cash and (II) an accompanying report that shall provide the details of the components of the cash and cash equivalents of Navan and its consolidated Subsidiaries (including the amount on deposit in the Stripe Available Cash Account on such date);
(v)    as soon as possible and no later than two (2) Business Days after a Responsible Officer of the Borrower obtains actual knowledge of the occurrence and continuance of any Unmatured Accelerated Amortization Event, Unmatured Event of Default, Unmatured Limited Guaranty Event of Default, Unmatured Servicer Event of Default, Accelerated Amortization Event, Event of Default, Limited Guaranty Event of Default or Servicer Event of Default, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
(vi)    from time to time such additional information or documents regarding the Borrower’s financial position or business and the Collateral as the Administrative Agent, the Required Lenders or the Required Class B Lenders (through the Administrative Agent) may reasonably request;
(vii)    promptly after the occurrence of any ERISA Event, notice of such ERISA Event and copies of any communications with all Governmental Authorities or any Multiemployer Plan with respect to such ERISA Event;
(viii)    promptly, and in any event within two (2) Business Days of receipt thereof, deliver to the Administrative Agent and the Class B Representative written notice of (A) without limiting the provisions of Section 5.02(j), any amendment, modification, supplement or waiver of any Credit Policy delivered by an Originator or the Seller, as applicable, to the Borrower and any related information provided by the Seller to the Borrower pursuant to the Receivables Purchase Agreement and (B) without limiting the provisions of Section 5.02(j), any amendment, modification, supplement or waiver of the Collection Policy delivered by the Servicer to the Borrower and any related information provided by the Servicer to the Borrower pursuant to the Servicing Agreement;
(ix)    (A) upon the earlier of (x) the date a Borrowing Base Certificate is due and (y) within five (5) Business Days following knowledge thereof by the Borrower, a written notice to the Administrative Agent and the Class B Representative if any Obligor became subject to an Insolvency Event or fraud is discovered in connection with the origination of the relevant Card Account or Receivable, and (B) at any time upon the reasonable request by the Administrative Agent, the Required Lenders or the Required Class B Lenders, the Borrower shall provide, or cause to be provided, to the Administrative Agent any information or document relating to the Collateral;
(x)    if any information provided to the Administrative Agent or the Lenders pursuant to Section 4.01(i) hereof for any reason is not true, complete and correct in any material respect, the Borrower shall provide the true, complete and correct information to the Administrative Agent within five (5) Business Days following the earlier of (x) written notice to the Borrower by the Administrative Agent or (y) actual knowledge of a Responsible Officer of the Borrower;
(xi)    promptly following any request therefor, the Borrower shall provide, to the extent commercially reasonable, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws, including but not limited to a beneficial ownership certification in form reasonably acceptable to the Administrative Agent or the relevant Lender, as applicable;
(xii)    promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, notice of any development that results in, or could reasonably be expected to result in, a Material Adverse Effect with respect to the Borrower, the Seller or the Servicer, including, without limitation, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates or any Receivable or any portion of the Collateral that could reasonably be expected to result in a Material Adverse Effect with respect to the Borrower, the Seller or the Servicer;
(xiii)    as soon as possible and no later than one (1) Business Day after a Responsible Officer of the Borrower obtains actual knowledge of any failure described in Section 6.01(p) that results in the beginning of a Cross-Default Cure Period, notice of such failure, the details thereof, and as promptly as practicable thereafter, the action which Navan or such Subsidiary, as applicable, is taking or proposes to take with respect thereto; and
(xiv)    upon request by the Administrative Agent or any Lender, but no less frequently than on each Monthly Reporting Date, the Data Tape.

(e)    Access to Records and Documents.
(i)    Upon reasonable advance notice and during normal business hours, the Borrower shall permit the Administrative Agent, jointly with the Class B Representative and any Lender (or any Person designated by the Administrative Agent or such Lender) to visit and inspect and make copies thereof at reasonable intervals and conduct evaluations and appraisals of the Borrower’s and the Servicer’s, as applicable, computation of the Class A Borrowing Base, the Class B Borrowing Base and the assets sold by the Seller included in the Class A Borrowing Base and the Class B Borrowing Base and the components of the Monthly Report (including cash receipt and application and calculation of ratios), but in any event no more than twice during any fiscal year of the Borrower (or as often and at any time in the sole discretion of the Administrative Agent following the occurrence and continuation of an Unmatured Event of Default or an Event of Default), of (x) Navan’ and the Borrower’s books, records and accounts relating to its business, financial condition, operations, assets, the Collateral and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, (y) all of the Related Documents, including access to each electronic portal maintained by the Borrower or any third-party service provider and (z) a list of all Receivables then owned by the Borrower, together with the Servicer’s reconciliation of such list to that set forth in each of the Monthly Reports, indicating the cumulative addition, subtraction and repurchase of Receivables under the Receivables Purchase Agreement.
(ii)    The Borrower shall be responsible for the reasonable costs and expenses for one visit per calendar year requested by the Administrative Agent (such costs and expenses in any calendar year not to exceed $60,000), unless an Unmatured Event of Default or an Event of Default has occurred and is continuing, in which case in addition to the Administrative Agent the Class B Lenders may visit the Borrower and the Borrower shall be responsible for all reasonable costs and expenses for each visit. In the event that there is any third party report prepared in connection with such visit, the results of such report shall be provided to the Class B Representative; provided that, if the Administrative Agent does not exercise the examination and visitation rights set forth in this Section 5.01©(i) prior to November 30 in any calendar year, then the Required Class B Lenders shall be permitted to exercise all such examination and visitation that calendar year; provided further that any Lender shall be permitted to accompany any Person exercising its examination and visitation rights this Section 5.01©.
(iii)    The Borrower shall (A) obtain and maintain similar inspection and audit rights under the Facility Documents with the Seller, the Servicer and from and after the first date upon which the Backup Servicing Agreement is in effect, the Backup Servicer, (B) consult with the Administrative Agent and the Class B Representative (or any Person designated by the Administrative Agent or the Class B Representative) in connection with, and allow Administrative Agent and the Class B Representative (or any Person designated by the Administrative Agent or the Class B Representative) to join the Borrower in, any exercise of any similar inspection or audit rights granted to it with respect to the Seller, the Servicer or when applicable, the Backup Servicer, and (C) use commercially reasonable efforts to have the findings of any such inspection provided directly to the Administrative Agent, or promptly provide any such findings provided to it in connection with the exercise of such inspection rights to the Administrative Agent and the Class B Representative. In the event the Borrower has not exercised any such inspection rights granted to it, the Administrative Agent may request the Borrower to exercise such rights, and the Borrower shall comply with any such reasonable request to exercise inspection and audit rights.
(f)    Use of Proceeds. It shall use the proceeds of the initial Advance made hereunder solely (i) to fund or pay the purchase price of Eligible Receivables acquired by the Borrower from the Seller pursuant to the Receivables Purchase Agreement and all costs and expenses in connection with the transactions pursuant to Section 12.04(a) hereof; and (ii) for general working capital and corporate purposes permitted under the Facility Documents. Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U and Regulation X.
(g)    Monthly Report; Backup Servicer Report.
(i)    The Borrower shall provide (or cause to be compiled and provided) to the Administrative Agent, the Class B Representative and the Backup Servicer (from and after the first date upon which the Backup Servicing Agreement is in effect) a monthly report (each, a “Monthly Report”) for the previous Collection Period no later than 1:00 p.m. on each Monthly Reporting Date. The Monthly Report delivered for any Collection Period shall contain the information with respect to the Eligible Receivables included in the Collateral set forth in Schedule 5 hereto (including, a Data Tape and a calculation of the Class A Maximum Available Amount and the Class B Maximum Available Amount), and shall be determined as of the last day of the Collection Period applicable to such Monthly Reporting Date. Each Monthly Report shall also include a Borrowing Base Certificate as well as the calculation of the Three-Month Rolling Delinquency Ratio, the Default Ratio, the Excess Spread Ratio, the Three-Month Rolling Average Default Ratio, the Three-Month Rolling Average Excess Spread Ratio and the Six-Month Rolling Average Excess Spread Ratio, in each case, as determined as of the last day of the Collection Period applicable to such Monthly Reporting Date.
(ii)    Within five (5) Business Days of delivery of each Monthly Report (beginning from and after the first date upon which the Backup Servicing Agreement is in effect), the Borrower shall also deliver, or caused to be delivered, to the Administrative Agent and the Class B Representative, the Backup Servicer Report. Each delivery of a Monthly Report shall be deemed a representation and warranty by the Borrower that each of the Eligible Receivables set forth therein satisfies each of the criteria set forth in the definition of Eligible Receivable as of the last day of the relevant Collection Period covered by such Monthly Report.
(h)    Notice of Proceedings. It shall provide written notice to the Administrative Agent of the occurrence of any proceeding, action, litigation or investigation pending before any Governmental Authority, or, to the actual knowledge of the Borrower, any non-frivolous threat thereof against the Borrower, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Borrower, within two (2) Business Days of the occurrence of any such pending proceeding, action, litigation or investigation or within two (2) Business Days upon becoming aware of any such non frivolous threat of such proceeding, action, litigation or investigation.

(i)    No Other Business. The Borrower shall not engage in any business or activity other than borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Receivables and the other Collateral in connection therewith and entering into the Facility Documents, any applicable Related Documents and any other agreements contemplated by this Agreement, and shall not engage in any other activity or take any other action that would cause the Borrower to be subject to U.S. federal, state or local income tax on a net income basis.
(j)    Tax Matters. The Borrower and each Lender hereby agrees to treat the Advances as debt for U.S. federal income tax purposes and will take no contrary position except to the extent that a Governmental Authority makes a determination that the Advances may not be treated as debt for such purposes. The Borrower shall at all times maintain its status as a “disregarded entity” for U.S. federal income tax purposes. The Borrower shall at all times ensure that each owner thereof is and will remain a U.S. Person.
(k)    Collections. The Borrower shall, and shall cause the Servicer to, pay and deposit all Collections on the Receivables to the applicable Collection Account upon receipt. The Borrower shall also cause the Servicer to direct the Obligors’ Collections to be made directly by the applicable payment processor(s) into applicable Collection Account. If for any reason the Borrower or the Servicer or any of the Servicer’s Affiliates receives any Collections, the Borrower or the Servicer or such Servicer’s Affiliate, as applicable, shall deposit such Collections directly into the applicable Collection Account within two (2) Business Days (or, solely in the case of the first two (2) calendar months following the Closing Date, three (3) Business Days) following the receipt thereof. Any such Collections received by the Borrower, the Servicer or such Servicer’s Affiliate while in the possession of the Borrower, the Servicer or such Servicer’s Affiliate shall be held in trust for the benefit of the Secured Parties and, other than in respect of Revenue Share, shall not be deposited in any bank or other securities account other than the Collection Accounts. Two (2) Business Days prior to each Payment Date, the Borrower shall cause the Servicer to move or be deemed to move in accordance with the Letter Agreement the Dollar Equivalent of all Collections on the Receivables owned by the Borrower in the English Collection Accounts into the Dollar Collection Account to be applied in accordance with Section 9.01. The Borrower shall ensure that no Person, other than as contemplated by and subject to this Agreement, has been granted dominion and control of the Collection Accounts or the Reserve Account, or the right to take dominion and control of the Collection Accounts or the Reserve Account at a future time or upon the occurrence of a future event.
(l)    Priority of Payments. The Borrower shall ensure all Collections are applied solely in accordance with Section 9.01 and the other provisions of this Agreement.
(m)    Borrower May Own Ineligible Receivables. For the avoidance of doubt, nothing in this Agreement shall prevent Borrower from purchasing Ineligible Receivables under the Receivables Purchase Agreement; provided that (i) proceeds of Advances shall not be utilized to pay the purchase price for Receivables which are Ineligible Receivables as of the related Purchase Date; (ii) such purchase will not result in the occurrence of an Unmatured Event of Default or Event of Default or trigger an Accelerated Amortization Event; and (iii) no Unmatured Event of Default, Event of Default or Accelerated Amortization Event has occurred and remains continuing at the time of such purchase.

(n)    Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower is Solvent.
(o)    Insolvency Events. The Borrower shall timely object to all proceedings of the type described in clause (ii) of the definition of “Insolvency Event” instituted against it.
(p)    Insurance. The Borrower shall maintain, or cause to be maintained (which for the avoidance of doubt may be maintained by way of the Borrower having been named as a “named insured” under an insurance policy maintained by Navan), insurance with financially sound and reputable insurers reasonably acceptable to the Administrative Agent providing coverages for (i) comprehensive “all risk” or special causes of loss form insurance, (ii) commercial general liability insurance, (iii) if applicable, worker’s compensation and employer’s liability subject to the worker’s compensation and employer liability laws of the applicable state and (iv) umbrella and excess liability insurance in an amount not less than $5,000,000 per occurrence.
(q)    Backup Servicing Agreement. By no later than the sixty (60)-day anniversary of the Closing Date (provided that such period can be extended an additional thirty (30) days if the Borrower is negotiating in good faith), the Borrower shall have executed and delivered to the Administrative Agent, and shall have caused the Servicer to execute and deliver to the Administrative Agent, the Backup Servicing Agreement.
Section 5.02    Negative Covenants of the Borrower. The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been paid in full (other than contingent indemnity obligations not yet due and owing)):
(a)    Restrictive Agreements. It shall not enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents.
(b)    Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger or consolidation (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, nor undertake any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the repayment in full of the Obligations or a Permitted Sale).
(c)    Amendments to Constituent Documents and Facility Documents. Without the written consent of the Administrative Agent and the Class B Representative, (i) it shall not amend, modify or take any action inconsistent with its Constituent Documents other than as permitted under Section 5.02(h) or any other amendment or modification of its Constituent Documents that could not reasonably be expected to adversely affect the rights of the Administrative Agent or any Lender hereunder or under any other Facility Document (provided, however, that any amendments or modifications relating to the Independent Manager shall be subject to the Administrative Agent’s prior written consent), and (ii) it shall not amend, modify or waive any term or provision in any Facility Document, or cause or permit any term or provision in any Facility Document to be amended, modified or waived.
(d)    ERISA. Neither it nor, except as would not reasonably be expected to have a Material Adverse Effect or result in any Lien under ERISA or Code Section 430(k), any member of the ERISA Group shall establish any Plan or Multiemployer Plan or incur any liability with regard to a Plan or Multiemployer Plan (including any actual liability on account of a member of the ERISA Group).
(e)    Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens or as otherwise expressly permitted by this Agreement and the other Facility Documents.
(f)    Margin Requirements. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of the Regulations of the Board of Governors, including, to the extent applicable, Regulation U and Regulation X.
(g)    Restricted Payments. It shall not make, directly or indirectly, any Restricted Payment (whether in the form of cash or other assets) or incur any obligation (contingent or otherwise) to do so; provided, however, that the Borrower shall be permitted to make Restricted Payments (i) from funds distributed to it pursuant to Section 9.01 and (ii) provided no Unmatured Event of Default or Event of Default has occurred and is continuing, from funds on deposit in the Dollar Collection Account constituting Revenue Share in respect of any Receivable that is not an Eligible Receivable and that has never been an Eligible Receivable.
(h)    Changes to Corporate Information. Without not less than thirty (30) days’ prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree in writing), the Borrower shall not change (a) its corporate name, (b) the location of its chief executive office, its principal place of business, or the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (c) its identity, jurisdiction of organization or organizational structure or (d) its tax identification number, as applicable, and, in any event, no such change shall be effected or permitted unless all filings have been made (or will be made on a timely basis) under Applicable Laws or otherwise and all other actions have been taken (or will be taken on a timely basis) that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral, in each case, at the sole cost and expense of the Borrower.
(i)    Transactions with Affiliates. It shall not sell, lease or otherwise transfer any property or assets to (other than in accordance with clause (g) above), or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (including sales of Defaulted Receivables and other Ineligible Receivables) except as expressly contemplated by this Agreement and the other Facility Documents, unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, that any purchase or sale at par shall be deemed to comply with this Section 5.02(i).
(j)    Amendments to Credit Policies and Collection Policy. The Borrower shall not make, and shall not permit or cause any Originator, the Seller or the Servicer, as applicable, to make any amendment, modification or supplement to any Credit Policy or Collection Policy that would materially and adversely affect the rights or interests of the Lenders without the prior consent of the Administrative Agent (at the direction of the Required Lenders and the Required Class B Lenders). The Administrative Agent shall work diligently in good faith to review and respond to any proposed changes to any Credit Policy or Collection Policy in a commercially reasonable period of time.
(k)    Investment Company Restriction. It shall not become required to register as an “investment company” under the Investment Company Act.
(l)    Sanctions Laws. It shall not utilize directly or indirectly the proceeds of any Advance for the benefit of any Person whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, and shall maintain and require that the Servicer maintain, internal controls and procedures designed to ensure its continued compliance with the applicable provisions of the Sanctions Laws.
(m)    No Claims Against Advances. Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Advances or assert any claim against any present or future Lender, by reason of the payment of any taxes levied or assessed upon any part of the Collateral.
(n)    Indebtedness; Guarantees; Securities; Other Assets. It shall not incur or assume or guarantee any indebtedness, obligations (including contingent obligations) or other liabilities, or issue any additional securities, whether debt or equity, in each case other than (i) pursuant to or as expressly permitted by this Agreement and the other Facility Documents, (ii) obligations under its Constituent Documents or (iii) pursuant to customary indemnification and expense reimbursement and similar provisions under the Related Documents. The Borrower shall not acquire any Receivables or other property other than as expressly permitted hereunder and pursuant to the Receivables Purchase Agreement.
(o)    Validity of this Agreement. It shall not (i) except as permitted by this Agreement, take any action that would permit the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged or permit any Person to be released from any covenants or obligations with respect to this Agreement and (ii) except as permitted by this Agreement, take any action that would permit the Lien of this Agreement not to constitute a valid first priority security interest in the Collateral (subject to Permitted Liens).
(p)    Subsidiaries. It shall not have or permit the formation of any subsidiaries.
(q)    Name. It shall not conduct business under any name other than its own.
(r)    Employees. It shall not have any employees (other than officers and directors to the extent they are employees).

(s)    Non Petition. The Borrower shall not be party to any agreements other than the Facility Documents under which it has any material obligations or liability (direct or contingent) without including customary “non petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party).
(t)    Certificated Securities. The Borrower shall not acquire or hold any certificated securities in bearer form (other than securities not required to be in registered form under Section 163(f)(2)(A) of the Code) in a manner that does not satisfy the requirements of United States Treasury Regulations section 1.165 12(c) (as determined by the Borrower).
(u)    Accounts. The Borrower shall not assign or grant an interest in any rights it may have in the Collection Accounts or the Reserve Account to any Person other than the Administrative Agent. The Borrower shall not at any time invest, or permit any investment of, the funds deposited in the Collection Accounts or the Reserve Account. The Borrower shall not close or agree to close the Collection Accounts or, once established, the Reserve Account without the prior written consent of the Administrative Agent.
Section 5.03    Certain Undertakings Relating to Separateness. Without limiting any, and subject to all, other covenants of the Borrower contained in this Agreement, the Borrower shall conduct its business and operations separate and apart from that of any other Person (including the holders of the Equity Interests of the Borrower and their respective Affiliates) and in furtherance of the foregoing, the Borrower shall:
(a)    not become involved in the day to day management of any other Person;
(b)    not permit Navan or any of Navan’ Affiliates to become involved in the day to day management of the Borrower, except as permitted hereunder or to the extent provided in the Facility Documents and the Borrower LLC Agreement;
(c)    not engage in transactions with any other Person other than entering into the Facility Documents and those activities permitted by the Borrower LLC Agreement, the Facility Documents and matters necessarily incident or ancillary thereto;
(d)    observe all formalities required of a limited liability company under the laws of the State of Delaware;
(e)    (i) maintain separate company records and books of account from any other Person and (ii) clearly identify its offices, if any, as its offices and, to the extent that the Borrower and its Affiliates have offices in the same location, allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for services performed by an employee of an Affiliate;
(f)    except to the extent otherwise permitted by the Facility Documents, maintain its assets separately from the assets of any other Person (including through the maintenance of a separate bank account) in a manner that is not costly or difficult to segregate, identify or ascertain such assets;
(g)    maintain separate financial statements (or if part of a consolidated group, then it will show as a separate member of such group), books and records from any other Person;

(h)    allocate and charge fairly and reasonably any overhead shared with Affiliates;
(i)    transact all business with Affiliates on an arm’s length basis and pursuant to written, enforceable agreements, except to the extent otherwise provided in the Facility Documents;
(j)    not assume, pay or Guarantee any other Person’s obligations or advance funds to any other Person for the payment of expenses or otherwise, except pursuant to the Facility Documents;
(k)    conduct all business correspondence of the Borrower and other communications in the Borrower’s own name, and use separate stationery, invoices, and checks;
(l)    not act as an agent of any other Person in any capacity except pursuant to contractual documents indicating such capacity and only in respect of transactions permitted by the Borrower LLC Agreement, the Facility Documents and matters necessarily incident thereto;
(m)    not act as an agent of Navan or any of Navan’ Affiliates, and not permit Navan or any of Navan’ Affiliates or agents of Navan or any of Navan’ Affiliates to act as its agent, except for any agent to the extent permitted under the Borrower LLC Agreement and the Facility Documents;
(n)    correct any known misunderstanding regarding the Borrower’s separate identity from Navan or any of its Affiliates;
(o)    not permit any Affiliate of the Borrower to guarantee, provide indemnification for, or pay its obligations, except for any indemnities and guarantees in connection with any Facility Documents or any consolidated tax liabilities, or except as permitted by the Borrower LLC Agreement;
(p)    compensate its consultants or agents, if any, from its own funds;
(q)    except for invoicing for Collections and servicing of the Eligible Receivables, share any common logo with or hold itself out as or be considered as a department of (a) Navan or any of Navan’ Affiliates, (b) any Affiliate of a general partner, shareholder, principal or member of Navan or any of Navan’ Affiliates, or (c) any other Person;
(r)    maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;
(s)    fail at any time to have at least one (1) Independent Manager on its board of managers; provided, however, if such Independent Manager is deceased, withdraws or resigns, the Borrower shall have ten (10) Business Days to replace such Independent Manager with another Independent Manager acceptable to the Administrative Agent; provided, further, however, that during such period, no matter which requires the vote of the Independent Manager under the Borrower LLC Agreement shall be voted;
(t)    appoint any Person as an Independent Manager of the Borrower (A) who does not satisfy the definition of an Independent Manager or (B) with respect to any Independent

Manager appointed after the Closing Date, without giving ten (10) Business Days’ prior written notice to the Administrative Agent and the Lenders;
(u)    not amend, restate, supplement or otherwise modify its Constituent Documents in violation of this Agreement or in any respect that would impair its ability to comply with the Facility Documents;
(v)    conduct its business and activities in all respects in compliance with the assumptions contained in the legal opinions of Paul Hastings LLP dated on or about the Closing Date relating to substantive consolidation issues (the “Bankruptcy Opinion”), unless within ten (10) Business Days of obtaining knowledge or receiving notice of any non-compliance with such assumptions, it has caused to be delivered to the Lenders a legal opinion of Paul Hastings LLP (or other counsel acceptable to the Administrative Agent) that such non-compliance will not adversely affect the conclusions set forth in the Bankruptcy Opinion; and
(w)    require any representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing.
The Borrower hereby acknowledges that the Administrative Agent and each Lender is entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a legal entity that is separate from its Affiliates.
Section 5.04    Reassignment.
(a)    The Borrower, the Administrative Agent or any Lender, as the case may be, shall inform the other parties to this Agreement promptly, in writing, upon the discovery of any breach of the representations and warranties made or deemed made by the Borrower pursuant to Section 4.01(t) or Section 4.02; provided that this failure to so notify shall not relieve the Borrower from any obligations under this Section 5.04(a). Unless any such breach is able to be cured in all material respects and has been cured in all material respects within thirty (30) days following the discovery thereof by a Responsible Officer of the Borrower or receipt by a Responsible Officer of the Borrower of written notice of such breach, any Receivable as to which such representation or warranty relates (a “Reassignment Receivable”) shall cease to be an Eligible Receivable, be released by the Administrative Agent from the Collateral and be reassigned by the Borrower to the Seller at the direction of the Borrower (in either case, upon and subject to payment by the Borrower of the Reassignment Amount described below) or purchased by the Servicer (as long as the Servicer is an Affiliate of the Borrower) (a “Reassignment”) on the Payment Date that immediately follows such thirty (30) day period; provided, however, that such Receivable shall be immediately excluded from the calculation of the Class A Borrowing Base and the Class B Borrowing Base until such breach has been cured in all material respects. In consideration of and simultaneously with the Reassignment of any Receivable on any date, the Borrower shall remit, or cause to be remitted, to the Dollar Collection Account in immediately available funds on such date an amount equal to the Dollar Equivalent of the Receivable Balance of such Receivable as of the end of the most recent Collection Period (the “Reassignment Amount”) and the Borrower (or the Seller or the Servicer as its assignee) shall thereafter be entitled to receive all Collections on the Receivable subject to such Reassignment received by the Servicer after the end of the most recent Collection Period; provided that the Borrower shall not be required to remit, or cause to be remitted, the Reassignment Amount with respect to any Receivable subject to a Reassignment in order to effect such Reassignment if and to the extent the failure to remit such Reassignment Amount shall not cause a Class A Borrowing Base Deficiency or Class B Borrowing Base Deficiency to exist after giving effect to such Reassignment. With respect to any Reassignment Receivable that is timely repurchased by the Seller in accordance with this Section 5.04, no breach of this Agreement shall be deemed to have occurred, and during any period regarding which a repurchase is pending, no Event of Default shall be deemed to have occurred.
(b)    The Borrower may reassign to the Seller any Receivables in accordance with the Receivables Purchase Agreement or to the Servicer any Receivables in accordance with Servicing Agreement and the Seller or the Servicer, as applicable, shall thereafter be entitled to receive all Collections on any Receivable subject to such reassignment.
ARTICLE 6.
EVENTS OF DEFAULT
Section 6.01    Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(a)    (i) a default by the Borrower in the payment of, within one (1) Business Day from the due date thereof, any interest on any Advance, any Class A Minimum Utilization Fees, Class A Unused Fees, Class B Minimum Utilization Fees, Class B Unused Fees, or any other payment or deposit required to be made hereunder or under any other Facility Documents or (ii) the failure by the Borrower to reduce the Aggregate Loan Principal Balance and all other Obligations to $0 on the Final Maturity Date; or
(b)    a Class A Borrowing Base Deficiency or a Class B Borrowing Base Deficiency shall exist and remain uncured for two (2) or more Business Days (or, solely to the extent such Class A Borrowing Base Deficiency and/or Class B Borrowing Base Deficiency is the result of the occurrence of a Level I Trigger Event, seven (7) or more Business Days); provided, that if a Class A Borrowing Base Deficiency or Class B Borrowing Base Deficiency occurs solely from a determination of the Dollar Equivalent of any Currency using the Applicable Exchange Rate and the Administrative Agent shall have notified the Borrower of such Class A Borrowing Base Deficiency or Class B Borrowing Base Deficiency, such Class A Borrowing Base Deficiency or Class B Borrowing Base Deficiency shall result in an Event of Default only to the extent such Class A Borrowing Base Deficiency or Class B Borrowing Base Deficiency (1) is in an amount greater than or equal to $500,000 and (2) remains uncured for two (2) or more Business Days following notice of such breach by the Administrative Agent; or
(c)    the Administrative Agent shall fail to have a first priority perfected security interest in the Collateral (other than with respect to a de minimis portion thereof and subject to Permitted Liens); or
(d)    the failure of any representation or warranty of the Borrower, Navan, the Servicer, the Seller or the Backup Servicer made in this Agreement, in any other Facility Document or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be correct in each case in all material respects when the same shall have been made (except to the extent any such representation or warranty is already qualified by materiality, in which case such representation and warranty shall be true and correct in all respects) and such failure shall remain uncured for a period in excess of fifteen (15) days after the earlier of (x) written notice to the Borrower (which may be by email) by the

Administrative Agent, and (y) actual knowledge of a Responsible Officer of the Borrower or Navan; provided, that, no Event of Default shall be deemed to occur in respect of any representation or warranty relating to eligibility of any Receivable if Navan has repurchased such Receivable in accordance with the provisions of the Receivables Purchase Agreement; or
(e)    a default in the performance or breach of the covenants set forth in Section 5.01(a)(ii), 5.01(b), 5.01(j), 5.01(q), 5.02 or 5.03; or
(f)    except as otherwise provided in this Section 6.01, a default in any material respect in the performance, or breach in any material respect, of any other covenant or other agreement of the Borrower or Navan under this Agreement or the other Facility Documents and the continuation of such default or breach for a period of ten (10) days following the earlier of (x) written notice to the Borrower (which may be by email) by the Administrative Agent, and (y) actual knowledge of a Responsible Officer of the Borrower or Navan; or
(g)    one or more non appealable judgments or orders for the payment of an amount or adverse rulings (not fully paid or covered by insurance) shall be rendered against the Borrower or Navan (which, in the case of Navan, exceeds $1,000,000) and with respect to which the Borrower or Navan has knowledge (or should have knowledge) and such judgment or ruling shall remain unsatisfied, unvacated, unbonded or unstayed for a period in excess of thirty (30) days; or
(h)    an Insolvency Event with respect to the Borrower or Navan shall have occurred; or
(i)    from and after the first date upon which the Backup Servicing Agreement is in effect, the Backup Servicing Agreement (i) ceases to be in effect or is terminated for any reason and (ii) a successor Backup Servicer reasonably acceptable to the Administrative Agent, the Required Class A Lenders and the Required Class B Lenders is not appointed within sixty (60) days following the date of such default, occurrence, failure or termination; or
(j)    (i) either (A) any event that constitutes a Servicer Event of Default shall have occurred and be continuing, and with respect to a Servicer Event of Default, shall not have been waived by the Borrower with the written consent of the Administrative Agent and the Required Class B Lenders or (B) the Servicing Agreement ceases for any reason to be in full force or effect or is otherwise terminated and (ii) the Borrower fails to appoint a replacement servicer acceptable to the Administrative Agent and the Required Class B Lenders within thirty (30) days following the date of such default, occurrence, failure or termination (and the Administrative Agent and the Class B Lenders acknowledge that the appointment of Carmel Solutions LLC as a replacement servicer pursuant to the Backup Servicing Agreement is acceptable to the Administrative Agent and the Class B Lenders); or
(k)    a Change of Control shall have occurred; or
(l)    the Borrower shall have become an association taxable as a corporation or a publicly traded partnership taxable as a corporation under the Code; or
(m)    the Borrower or Navan becomes an investment company required to be registered under the Investment Company Act; or

(n)    the Borrower or the Servicer shall have (x) failed to cause all Collections in respect of the Collateral to be deposited into the applicable Collection Account pursuant to the terms of Section 5.01(k) or in any event within two (2) Business Days (or, solely in the case of the first two (2) calendar months following the Closing Date, three (3) Business Days) following the receipt of such Collections, (y) failed to cause the Dollar Equivalent of all Collections on the Receivables owned by the Borrower in the English Collection Accounts to be moved or deemed to be moved in accordance with the Letter Agreement to the Dollar Collection Account two (2) Business Days prior to each Payment Date or (z) in the event of a Reserve Account Trigger Event, failed to deposit the Reserve Account Required Deposit Amount directly into the Reserve Account within two (2) Business Days of such Reserve Account Trigger Event first occurring; or
(o)    (i) any Facility Document shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Seller, the Servicer, Navan or any Account Bank, as applicable, or (ii) the Borrower, the Seller, the Backup Servicer (when applicable), the Servicer, Navan or any Account Bank, as applicable, shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder; or
(p)    Navan or any Subsidiary thereof (other than a Securitization Vehicle or a Warehouse SPV) shall fail to pay any principal of or premium or interest on any Indebtedness (other than Non-Recourse Indebtedness) having a principal amount of $25,000,000 or greater, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or any other default under any agreement or instrument relating to any such Indebtedness of Navan or any Subsidiary thereof (other than a Securitization Vehicle or a Warehouse SPV), as applicable, or any other event specified in any such agreement or instrument shall occur, in any such case, if the effect of such default or event is to cause or permit such Indebtedness to be declared to be immediately due and payable or required to be immediately prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to immediately prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof, and such failure, default or event continues for more than ten (10) Business Days after the occurrence thereof (with any such period of up to ten (10) Business Day referred to as a “Cross-Default Cure Period”), provided that unless the Administrative Agent has consented otherwise, a failure described in this clause (p) shall not be deemed cured or waived if such failure was cured or waived solely as a consequence of the entry by Navan or any such Subsidiary into a material amendment with the counterparty under the agreements governing such Indebtedness whereby Navan or such Subsidiary provided material consideration to such counterparty in exchange for such cure or waiver; or
(q)    a Limited Guaranty Event of Default shall have occurred and be continuing; or
(r)    any of the following shall occur:
(i)    prior to any Qualifying Public Offering, as of the last day of any calendar month, or from and after any Qualifying Public Offering, as of the last day of any fiscal quarter, the Tangible Net Worth of Navan shall be less than the greater of (A) the sum of (1) $100,000,000 and (2) twenty percent (20%) of the net cash proceeds received by

Navan in all issuances of Equity Interests occurring after February 24, 2025 and (B) any minimum net worth or similar covenant set forth in any Comparable Transaction;
(ii)    prior to any Qualifying Public Offering, as of the last day of any calendar month, or from and after any Qualifying Public Offering, as of the last day of any fiscal quarter, the Leverage Ratio of Navan shall be greater than the lesser of (A) 3.75 : 1.0 and (B) the maximum ratio for any leverage ratio or similar covenant set forth in any Comparable Transaction;
(iii)    prior to any Qualifying Public Offering, as of the last day of any calendar month, or from and after any Qualifying Public Offering, as of the last day of any fiscal quarter, the Corporate Leverage Ratio of Navan shall be greater than the lesser of (A) 2.0 : 1.0 and (B) the maximum ratio for any corporate leverage ratio or similar covenant set forth in any Comparable Transaction; or
(iv)    as of any day, the Unrestricted Cash of Navan shall be less than the greater of (A) $100,000,000, (B) Navan’s Average Monthly Burn during the most recently ended period of three calendar months and (C) the dollar minimum for any minimum liquidity or unrestricted cash or similar covenant set forth in any Comparable Transaction; or
(s)    a Level III Trigger Event shall occur; or
(t)    the IRS shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or any material portion of the assets of Navan and such Lien shall not have been released within 30 days, or the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or Navan and such Lien shall not have been released within 30 days,
(u)    if the Servicer is an Affiliate of the Seller, the Servicer shall fail to deliver a Monthly Report as required pursuant to Section 5.01(g) and such failure shall remain unremedied for five (5) Business Days; or
(v)    the failure of the Borrower to have caused Navan to enter into a pledge agreement with respect to the Equity Interests of the Borrower, in favor of the Administrative Agent within ten (10) Business Days following the Amendment No. 8 Effective Date, in form and substance acceptable to the Administrative Agent in their sole discretion.
Section 6.02    Remedies upon an Event of Default.
(a)    Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article 7, and the rights and remedies of a Secured Party under Applicable Law, including the UCC, the Administrative Agent, following the direction of, or consent by, the Required Lenders, by notice to the Borrower, may declare the principal of and the accrued interest on the Advances and all other amounts whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default described in clause (h) of Section 6.01, the Advances and all other Obligations shall automatically become due and payable, without any further action by any party; provided, however, that in the case of any event described in Section 6.01(a) and (b) above that involves solely a failure to pay one or more amounts owing to the Class B Lenders, the Administrative Agent shall not declare the principal of and the accrued interest on the Advances and all other amounts whatsoever payable by the Borrower hereunder to be forthwith due and payable without the consent of the Class B Lenders (or the Class B Representative on their behalf).
(b)    Upon the occurrence and during the continuation of an Event of Default, following written notice by the Administrative Agent (provided in its sole discretion or at the direction of the Required Lenders) of the exercise of control rights with respect to the Collateral pursuant to and in accordance with the UCC, the Borrower will sell or otherwise dispose of any Eligible Receivables or other Collateral to repay the Obligations as directed by the Administrative Agent in its sole discretion, provided that any such sale or other disposition directed by the Administrative Agent shall be on commercially reasonable terms and otherwise in accordance with the UCC and other Applicable Laws. The proceeds of any such sale or disposition shall be applied in accordance with Section 9.01(c). Notwithstanding anything herein to the contrary, the Administrative Agent shall not, and the Required Lenders may not direct the Administrative Agent to, exercise any such right to foreclose on and sell the Collateral during any period from the date of a Class B Buyout Triggering Event through the applicable Class B Buyout Exercise Date (or, if such Class B Buyout Option is not exercised by the Class B Lenders, the Class B Buyout Option Termination Date); provided, however, that any sale process may be commenced prior to the Class B Buyout Exercise Date or the Class B Buyout Option Termination Date, as applicable, at the discretion of the Administrative Agent.
(c)    Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent (provided in its sole discretion or at the direction of the Required Lenders) shall instruct the English Account Bank to withdraw all funds in the English Collection Accounts and deposit the Dollar Equivalent of all such funds into the Dollar Collection Account within two (2) Business Days of delivering such instruction.
Section 6.03    Class B Buyout Option.
(a)    At any time (x) the Administrative Agent (following the direction or consent of the Required Lenders) has declared the principal of and the accrued interest on the Advances and all other amounts whatsoever payable by the Borrower hereunder to be due and payable or such amounts have automatically become due and payable or (y) the Administrative Agent shall have provided notice to the Borrower and the Lenders that an Event of Default has occurred, such Event of Default shall be continuing for sixty (60) days and the Administrative Agent shall not have commenced enforcement proceedings at the written direction of the Required Lenders against the Borrower and/or the Collateral (each of clause (x) and (y), a “Class B Buyout Triggering Event”), the Class B Lenders (or any subset of them or any designated Affiliates of such Class B Lenders, each, a “Class B Buyout Group”) shall have the option exercised by delivery of a written notice to the Administrative Agent (a “Class B Buyout Notice”), to purchase all (but not less than all) of the aggregate principal amount of the Class A Advances (at par), together with interest and fees, including, for the avoidance of doubt, Class A Interest calculated without giving effect to clause (c)(ii) of the definition of Class A Interest Rate, Class A Unused Fees and Class A Upfront Fees due with respect thereto, and all other Class A Obligations (collectively, the “Class B Buyout Option”). On the date of the Class B Buyout Triggering Event, the Administrative Agent shall deliver to the Class B Lenders written notice specifying the estimated Class B Buyout Amount as of the date that is five (5) Business Days following the date of the Class B Buyout Triggering Event. Unless the Administrative Agent (acting at the direction of the Required Lenders) agrees in writing to a longer time period, the Class B Buyout Option shall be exercisable by the Class B Lenders in any one or more Class B Buyout Groups for a period of five (5) Business Days, commencing on the date of the Class B Buyout Triggering Event (each such date, a “Class B Buyout Option Termination Date”). Prior to the applicable Class B Buyout Option Termination Date, any Class B Buyout Group may exercise the Class B Buyout Option by delivering the Class B Buyout Notice to the Administrative Agent, which notice (i) shall be irrevocable (unless the final Class B Buyout Amount is more than $50,000 higher than the estimated amount of Class A Obligations provided in the Class B Buyout Notice, in which case such Class B Buyout Notice may be revoked in the sole and absolute discretion of such Class B Buyout Group at any time prior to the Class B Buyout Exercise Date), (ii) shall state that each Class B Lender in the Class B Buyout Group is electing to exercise the Class B Buyout Option (in such allocation as the Class B Buyout Group has agreed) and (iii) shall specify the date on which such right is to be exercised (such date, the “Class B Buyout Exercise Date”), which date shall be a Business Day not more than five (5) Business Days after receipt by the Administrative Agent of such Class B Buyout Notice. For the avoidance of doubt if the Administrative Agent (or an Affiliate thereof) is a Class A Lender but is not a Class B Lender, any Class B Buyout Notice delivered pursuant to Section 6.03(b) may designate a successor Administrative Agent and the existing Administrative Agent shall submit its resignation on the terms provided in Section 11.05.
(b)    On the Business Day prior to the Class B Buyout Exercise Date, the Administrative Agent shall deliver to each Class B Buyout Group written notice specifying the Class A Obligations (including, without limitation, the aggregate principal amount of all Class A Advances and all accrued and unpaid interest and fees (but exclusive of prepayment fees, penalties and default interest) with respect thereto) outstanding and unpaid as of the Class B Buyout Exercise Date (collectively, the “Class B Buyout Amount”). On the Class B Buyout Exercise Date, the Class A Lenders shall sell to the Class B Buyout Group their respective pro rata portions of the Class B Buyout Amount, and the Class B Buyout Group shall purchase from the Class A Lenders, at their respective pro rata portions of the Class B Buyout Amount, all of the Class A Advances. Such Class B Buyout Amount shall be remitted by wire transfer of immediately available funds by the Class B Buyout Group to the Administrative Agent for disbursement to the Class A Lenders. Accrued and unpaid interest on the Class A Advances shall be calculated through the Business Day on which the foregoing purchase and sale shall occur and any amounts received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next Business Day.
(c)    By delivery of the Class B Buyout Notice, the Class B Buyout Group hereby agrees to indemnify and hold harmless the Administrative Agent and the Class A Lenders from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of no more than one (1) outside legal counsel) arising out of any claim asserted by a third party as a direct result of any acts by the members of the Class B Buyout Group occurring after the date of such purchase (but excluding, for the avoidance of doubt, any such loss, liability, claim, damage or expense resulting from the gross negligence, bad faith or willful misconduct of the Person seeking indemnification).
(d)    Any purchase pursuant to this Section 6.03 shall be expressly made without representation or warranty of any kind by the Class A Lenders or any other Person acting on their behalf, except that the Class A Lenders shall be deemed to represent and warrant, severally as to its Class A Advances: (i) the amount of such Class A Advances being purchased and that the purchase price and other sums payable by the Class B Buyout Group(s) are true, correct and accurate, (ii) it has all right, title and interest in and to such Class A Advances free and clear of any Liens of such Class A Lender or created or suffered to exist by such Class A Lender, (iii) as to the absence of any claims made or threatened in writing against such Class A Lender related to such Class A Advances, and (iv) such Class A Lender is duly authorized to assign such Class A Advances.
ARTICLE 7.
PLEDGE OF COLLATERAL; RIGHTS OF THE ADMINISTRATIVE AGENT
Section 7.01    Grant of Security.
(a)    The Borrower hereby grants, pledges, transfers and collaterally assigns to the Administrative Agent, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing first priority security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral”):
(i)    (A) the Receivables existing in each Card Account as of the related Cutoff Date for such Card Account; (B) all Receivables arising in each Card Account after the related Cutoff Date for such Card Account and (C) all Collections received on and after the Cutoff Date for the related Card Accounts;
(ii)    all Related Documents with respect to the Receivables and all rights, remedies, powers, privileges and claims thereunder or in respect thereto, whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity, including the right to enforce each such Related Document and each other document, instrument, certificate and agreement relating to the origination, acquisition, collecting, servicing or administration of any Card Accounts or Receivables or the transactions contemplated by the Facility Documents (other than such right, title and interest as it relates solely to Receivables which no longer constitute part of the Collateral);
(iii)    the Collection Accounts, the Reserve Account and all funds on deposit therein, and interest, dividends, moneys, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of any or all of the foregoing;
(iv)    each Facility Document (other than this Agreement) and all rights, remedies, powers, privileges and claims thereunder or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such Facility Document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the collateral assignment and security interest granted to the Administrative Agent under this

Agreement and all UCC financing statements filed by the Borrower against the Seller under or in connection with the Receivables Purchase Agreement;
(v)    all accounts, chattel paper, deposit accounts, documents, equipment, financial assets, general intangibles, instruments, investment property, letters of credit, letter of credit rights, payment intangibles, goods, Money and supporting obligations relating to the foregoing (in each case as defined in the UCC), commercial tort claims and all other property of any type or nature, in each case whether tangible or intangible;
(vi)    all security interests, Liens, collateral, guaranties and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and
(vii)    all income and Proceeds of any and all of the foregoing;
but excluding (i) funds released to the Borrower pursuant to Section 9.01(b)(x), (ii) Receivables reassigned or repurchased pursuant to Section 5.04 and (iii) Receivables reassigned or repurchased by the Seller or the Servicer pursuant to the Receivables Purchase Agreement or the Servicing Agreement.
(b)    All terms used in this Section 7.01 that are defined in the UCC but are not defined in Section 1.01 shall have the respective meanings assigned to such terms in the UCC. The Borrower hereby designates the Administrative Agent as its agent and attorney in fact to prepare and file any UCC financing statement, continuation statement and all other instruments, and take all other actions, required pursuant to Section 7.07. Such designation shall not impose upon the Administrative Agent, or release or diminish, the Borrower’s obligations under this Section 7.01 or Section 7.07. The Borrower further hereby authorizes the Administrative Agent’s, the Borrower’s counsel to file, without the Borrower’s signature, UCC financing statements that name the Borrower, as debtor and the Administrative Agent as secured party and that describe the Collateral in which the Administrative Agent has a grant of security hereunder and any amendments or continuation statements that may be necessary or desirable. The Borrower authorizes the UCC financing statement naming the Borrower as debtor to describe the Collateral therein as “all assets” or words of similar import.
(c)    If Borrower acquires any commercial tort claim after the date hereof, Borrower shall promptly (but in any event within ten (10) Business Days after such acquisition) deliver to the Administrative Agent a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to the Administrative Agent, granting to the Administrative Agent, as security for the payment of the Obligations, a perfected security interest in all of Borrower’s right, title and interest in and to such commercial tort claim.
Section 7.02    Release of Security Interest. If all Obligations (other than contingent indemnity obligations not yet due and owing) have been paid in full, the Administrative Agent (for itself and on behalf of the other Secured Parties) shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral. The Secured Parties acknowledge and agree that following the execution of a Consent and Release and upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall immediately terminate and the Administrative Agent (for itself and on behalf of the other Secured Parties) shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall reasonably request to reflect or evidence such termination. Any and all actions under this Article 7 in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower. The Borrower shall not file, or consent to any third-party filing, any UCC financing statement or amendment thereof without the Administrative Agent’s prior written consent.
Section 7.03    Rights and Remedies. The Administrative Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and, subject to direction by the Required Lenders, shall), among other remedies: (i) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other documents relating to the Collateral to the Administrative Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) sell or otherwise dispose of the Collateral in a commercially reasonable manner, all without judicial process or proceedings; (iii) take control of the Collection Accounts, the Reserve Account or the Proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute or prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) make copies of or, if necessary, remove from the Borrower’s, the Backup Servicer’s (when applicable), the Servicer’s and their respective agents’ place of business all books, records and documents relating to the Collateral; (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an Obligor; and (xii) instruct the English Account Bank to withdraw all funds in the English Collection Accounts and deposit the Dollar Equivalent of all such funds into the Dollar Collection Account within two (2) Business Days of delivering such instruction. The proceeds of any sale or disposition of the Collateral shall be applied in accordance with Section 9.01.
The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent or the Required Lenders, it shall execute all documents and agreements which are reasonably necessary or appropriate to have the Collateral to be assigned to the Administrative Agent or its designee. For purposes of taking the actions described in clauses (i) through (xi) of this Section 7.03, the Borrower hereby irrevocably appoints the Administrative Agent as its attorney in fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid, with power of substitution), in the name of the Administrative Agent or in the name of the Borrower or otherwise, for the use and benefit of the Administrative Agent (for the benefit of the Secured Parties), but at the cost and expense of the Borrower and, except as prohibited by Applicable Law, without notice to the Borrower.
Section 7.04    Remedies Cumulative. Each right, power, and remedy of the Administrative Agent and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Administrative Agent or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies; provided, however, that no Secured Party may exercise any rights or remedies hereunder other than through the Administrative Agent or as consented to by the Administrative Agent; provided, further, however, that the Required Lenders may exercise any rights and remedies hereunder if, after directing the Administrative Agent in writing, the Administrative Agent does not comply with such instructions for any reason.
Section 7.05    Related Documents.
(a)    The Borrower hereby agrees that, to the extent not expressly prohibited by the terms of the Related Documents, after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of the Administrative Agent, promptly forward to the Administrative Agent, the Servicer and the Backup Servicer (from and after the first date upon which the Backup Servicing Agreement is in effect) (or other successor servicer) all material information and notices which it receives under or in connection with the Related Documents relating to the Collateral, and (ii) upon the written request of the Administrative Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents relating to the Collateral only in accordance with the direction of the Administrative Agent.
(b)    The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Documents and other documents relating to the Collateral in trust for the Administrative Agent on behalf of the Secured Parties, and upon request of the Administrative Agent or following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Administrative Agent or its designee (including the Backup Servicer (from and after the first date upon which the Backup Servicing Agreement is in effect)). In addition, from and after the first date upon which the Backup Servicing Agreement is in effect in accordance with the Backup Servicing Agreement, on each Monthly Reporting Date, the Borrower shall, or shall cause the Servicer to, deliver to the Backup Servicer an electronic file containing all documents and information necessary to permit the Backup Servicer to service the Receivables and any other information relating to each such Receivable required by the Backup Servicing Agreement.
Section 7.06    Borrower Remains Liable.
(a)    Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.
(b)    No obligation or liability of the Borrower is intended to be assumed by the Administrative Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, and the transactions contemplated hereby and thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of law, the Administrative Agent and the other Secured Parties expressly disclaim any such assumption.
Section 7.07    Protection of Collateral. The Borrower shall from time to time execute and deliver, or cause to be executed and delivered, all such supplements and amendments hereto and file or authorize the filing of all such UCC financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Secured Parties hereunder and to:
(i)    grant security more effectively on all or any portion of the Collateral;
(ii)    maintain, preserve and perfect any grant of security made or to be made by this Agreement or any other Facility Document including the first priority nature of the lien or carry out more effectively the purposes hereof;
(iii)    perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including any and all actions necessary or desirable as a result of changes in law or regulations);
(iv)    enforce any of the Collateral or other instruments or property included in the Collateral;
(v)    preserve and defend title to the Collateral and the rights therein of the Administrative Agent and the Secured Parties in the Collateral against the claims of all third parties; and
(vi)    pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral.
The Borrower hereby designates the Administrative Agent as its agent and attorney in fact to prepare and file any UCC financing statement, continuation statement and all other instruments, and take all other actions, required pursuant to this Section 7.07. Such designation shall not impose upon the Administrative Agent, or release or diminish, the Borrower’s obligations under this Section 7.07 or, in the case of the Borrower only, Section 5.01(c).
ARTICLE 8.
ACCOUNTINGS AND RELEASES
Section 8.01    Collection of Money.
(a)    Except as otherwise expressly provided herein, the Administrative Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Administrative Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Administrative Agent shall segregate and hold all such Money and property received by it in trust for the Secured Parties and shall apply it as provided in this Agreement. The Dollar Collection Account shall be established and maintained, at all times until the Obligations have been paid in full, under the Collection Account Control Agreement with the Dollar Account Bank. The Dollar

Collection Account may contain any number of subaccounts for the convenience of the Administrative Agent or for convenience in administering the Dollar Collection Account or other Collateral. All monies deposited from time to time in the Dollar Collection Account pursuant to this Agreement shall be held by the Dollar Account Bank as part of the Collateral and shall be applied to the purposes herein provided and released to the Borrower only (i) in connection with Releases pursuant to Section 9.01(a) and (ii) on Payment Dates to the extent of funds available under Section 9.01(b).
(b)    On or before the date of the initial Advance hereunder, the Borrower shall establish in its name and thereafter maintain, with the Dollar Account Bank, an account which has been designated as the reserve account (the “Reserve Account”) and which shall at all times thereafter be the subject of the Collection Account Control Agreement. On any Payment Date during the Reinvestment Period on which the amount of Collections available for distribution on the related Payment Date is less than the amounts required to be paid on such Payment Date pursuant to Sections 9.01(b)(i), (ii), (iii) and (v) as reported in the applicable Monthly Report, then the Borrower or the Administrator on its behalf shall withdraw from the Reserve Account funds in an amount equal to the applicable Reserve Account Draw Amount (to the extent of the funds available therein) and deposit such funds into the Collection Account on such Payment Date for distribution in accordance with the priority of payments set forth in Section 9.01(b). On the first Payment Date to occur after the Reinvestment Period, the Borrower shall withdraw from the Reserve Account funds in an amount equal to all amounts then on deposit in the Reserve Account and deposit such funds into the Dollar Collection Account for distribution in accordance with the priority of payments set forth in Section 9.01(c).
(c)    On or before the Amendment No. 4 Effective Date, the Borrower shall establish in its name and thereafter maintain, with the English Account Bank, (1) an account which has been designated as the Euro Collection Account for the purpose of receiving Collections denominated in Euros and which shall at all times thereafter be the subject of the English Deed of Charge and (2) an account which has been designated as the GBP Collection Account for the purpose of receiving Collections denominated in British Pounds and which shall at all times thereafter be the subject of the English Deed of Charge. All monies deposited from time to time in the English Collection Accounts pursuant to this Agreement shall form part of the Collateral and shall be applied to the purposes herein provided.
Section 8.02    Permitted Sales.
(a)    In connection with any Permitted Sale of any Receivable, the Borrower shall deliver a Consent and Release to the Administrative Agent at least ten (10) Business Days prior to the settlement date for any sale of such Receivable certifying that such sale is a Permitted Sale and requesting that the Administrative Agent release or cause to be released such Receivable from the Lien of this Agreement, which notice shall be revocable by the Borrower until such settlement date.
(b)    (i) The Dollar Equivalent of the proceeds of any sale of a Receivable to Seller pursuant to the terms of the Receivables Purchase Agreement or to any other Person as permitted herein shall be deposited directly into the Dollar Collection Account, (ii) the Dollar Equivalent of the proceeds of any sale of a Defaulted Receivable or Ineligible Receivable shall be deposited directly into the Dollar Collection Account following release from any applicable escrow arrangement and (iii) the Dollar Equivalent of the proceeds of any Permitted Sale to a

Securitization Vehicle shall be deposited into the Dollar Collection Account and shall be immediately applied to the payments described in Section 9.01(b).
(c)    Subject to Borrower’s compliance with this Section 8.02 and the Administrative Agent’s execution of a Consent and Release, any Receivable that is sold pursuant to Section 8.02(a) shall automatically be released from the Lien of this Agreement.
(d)    The Administrative Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower, at such time as all Obligations of the Borrower hereunder and under the other Facility Documents have been satisfied in full (other than contingent indemnity obligations not yet due and owing), release any remaining Collateral from the Lien of this Agreement.
(e)    In connection with any release pursuant to this Section 8.02, the Administrative Agent is hereby irrevocably authorized by the Lenders to execute such documents as shall be reasonably requested by the Borrower to evidence the release of the Lien of this Agreement and the other Facility Documents.
ARTICLE 9.
APPLICATION OF MONIES
Section 9.01    Disbursements of Monies from Collection Account.
(a)    On any Business Day during the Reinvestment Period, so long as the Recycling Condition is satisfied as of such date, the Borrower or the Servicer on its behalf shall cause the Dollar Account Bank or the English Account Bank to release to the Borrower, from funds on deposit in any Collection Account constituting Collections (excluding the Target Interest and Fees Amount, which shall remain in the Dollar Collection Account), the amount so specified by the Borrower or the Servicer on its behalf, which amount the Borrower shall apply to pay the “Purchase Price” under and as defined in the Receivables Purchase Agreement for Eligible Receivables in Eligible Card Accounts (any such release, a “Release”). With respect to the condition described in clause (b) of the definition of “Recycling Condition,” the Administrative Agent agrees to promptly deliver to Navan the consent described therein if the other requirements specified in the term Recycling Condition are then satisfied.
(b)    On each Payment Date during the Reinvestment Period, the Borrower (or the Servicer on its behalf) shall direct the Dollar Account Bank to disburse amounts deposited to the Dollar Collection Account with respect to the Collection Period ending immediately prior to such Payment Date and the Reserve Account Draw Amount (if any) in accordance with the following priorities and the related Monthly Report:
(i)    first, to the Servicer, any accrued and unpaid Servicer Fees and collection expense reimbursements (excluding indemnities) that are reimbursable to the Servicer pursuant to the Servicing Agreement, plus any Servicer Fees and collection expense reimbursements (excluding indemnities) that are reimbursable to the Servicer pursuant to the Servicing Agreement which were not paid when due on any prior Payment Date;
(ii)    second, on a pari passu and pro rata basis, (i) when applicable, to the Backup Servicer, any accrued and unpaid fees, reimbursable expenses and indemnities due and payable pursuant to the Facility Documents; provided, however, that the aggregate amount of reimbursable expenses and indemnities payable under this clause (i) shall not exceed $50,000 in aggregate in any calendar year (ii) to the Dollar Account Bank and the English Account Bank, any accrued and unpaid fees, reimbursable expenses and indemnities due and payable pursuant to the Facility Documents; provided, however, that the aggregate amount of reimbursable expenses and indemnities payable under this clause (ii) shall not exceed $50,000 in aggregate in any calendar year and (iii) to the Administrative Agent, any costs and expenses (including legal fees) incurred by it and owing to it pursuant to the English Deed of Charge;
(iii)    third, to the Administrative Agent for distribution to each Class A Lender to pay (A) accrued and unpaid Class A Interest on the Class A Advances, (B) amounts payable to each such Class A Lender or the Administrative Agent under Section 2.09(a), 2.10, 12.03(d) and 12.04, and (C) accrued and unpaid Class A Upfront Fees, Class A Draw Fees (to the extent not previously paid), Class A Prepayment Premiums, Class A Exit Fees, Class A Minimum Utilization Fees and Class A Unused Fees then payable (including any such amounts not paid when due on any preceding Payment Date) to each Class A Lender (in the case of each of subclauses (A), (B) and (C) above, pro rata, based on the respective amounts owed to each Class A Lender); provided, however, that the aggregate amount payable pursuant to subclauses (B) and (C) under this clause (iii) shall not exceed $3,000,000 in aggregate in any calendar year;
(iv)    fourth, to each Class A Lender, (pro rata, based on each Class A Lender’s Class A Percentage) the Class A Regular Principal Distribution Amount for such Payment Date;
(v)    fifth, to the Administrative Agent for distribution to each Class B Lender to pay (A) accrued and unpaid Class B Interest on the Class B Advances, (B) amounts payable to each such Class B Lender or the Administrative Agent under Section 2.09(a), 2.10, 12.03(d) and 12.04, and (C) accrued and unpaid Class B Upfront Fees, Class B Draw Fees (to the extent not previously paid), Class B Prepayment Premiums, Class B Minimum Utilization Fees and Class B Unused Fees then payable (including any such amounts not paid when due on any preceding Payment Date) to each Class B Lender (in the case of each of subclauses (A), (B) and (C) above, pro rata, based on the respective amounts owed to each Class B Lender); provided, however, that the aggregate amount payable pursuant to subclauses (B) and (C) under this clause (v) shall not exceed $3,000,000 in aggregate in any calendar year;
(vi)    sixth, to each Class B Lender, (pro rata, based on each Class B Lender’s Class B Percentage) the Class B Regular Principal Distribution Amount for such Payment Date;
(vii)    seventh, if a Reserve Account Trigger Event exists, to the Reserve Account, the Reserve Account Required Deposit Amount;
(viii)    eighth, to the Backup Servicer (when applicable) and the Account Banks, (pro rata, based on the amounts due and owing to each such Person), an amount equal to all other costs, expenses, fees, indemnities and other amounts then due and owing to such Persons by the Borrower pursuant to this Agreement or any other Facility Document;

(ix)    ninth, to each Secured Party, all other Obligations then due and owing by the Borrower to such Secured Party;
(x)    tenth, at the option of the Borrower, to repay the outstanding principal of the Advances in whole or in part (to each Class ratably based on their respective Class Percentages and to the Lenders of each Class ratably based on their respective Class A Percentages and Class B Percentages); and
(xi)    eleventh, if no (A) Unmatured Event of Default or (B) Insolvency Event with respect to (i) an Originator or (ii) if a Program Provider Agreement has not been terminated and remains in effect, the related Program Provider, in each case has occurred and is continuing, the remainder to the Borrower to be used, at the discretion of the Borrower, for any prepayment of all or a portion of outstanding principal balance of the Advances (to each Class ratably based on their respective Class Percentages and to the Lenders of each Class ratably based on their respective Class A Percentages and Class B Percentages) or as otherwise directed by the Borrower; provided, that, if any of the events listed in this clause (xi) shall have occurred or be continuing or a distribution of remaining funds to the Borrower pursuant to this clause (xi) would cause a Class A Borrowing Base Deficiency or Class B Borrowing Base Deficiency to occur (after giving effect to all payments and distributions pursuant to this Section 9.01(b) on such Payment Date), the remainder will be retained in the Dollar Collection Account until it is applied in accordance with this Agreement.
(c)    On each Payment Date after the last day of the Reinvestment Period, the Administrative Agent shall direct the Dollar Account Bank to disburse amounts deposited to the Dollar Collection Account with respect to the Collection Period ending immediately prior to such Payment Date including all amounts deposited from the Reserve Account in accordance with the following priorities and the related Monthly Report:
(i)    first, to the Servicer, any accrued and unpaid Servicer Fees and collection expense reimbursements (excluding indemnities) that are reimbursable to the Servicer pursuant to the Servicing Agreement, plus any Servicer Fees and collection expense reimbursements (excluding indemnities) that are reimbursable to the Servicer pursuant to the Servicing Agreement which were not paid when due on any prior Payment Date;
(ii)    second, on a pari passu and pro rata basis, (i) when applicable, to the Backup Servicer, any accrued and unpaid fees, reimbursable expenses and indemnities due and payable pursuant to the Facility Documents; provided, however, that the aggregate amount of reimbursable expenses and indemnities payable under this clause (i) shall not exceed $50,000 in aggregate in any calendar year, (ii) to the Dollar Account Bank and the English Account Bank, any accrued and unpaid fees, reimbursable expenses and indemnities due and payable pursuant to the Facility Documents; provided, however, that the aggregate amount of reimbursable expenses and indemnities payable under this clause (ii) shall not exceed $50,000 in aggregate in any calendar year and (iii) to the Administrative Agent, any costs and expenses (including legal fees) incurred by it and owing to it pursuant to the English Deed of Charge;
(iii)    third, to the Administrative Agent for distribution to each Class A Lender to pay (A) accrued and unpaid Class A Interest on the Class A Advances, (B)

amounts payable to each such Class A Lender or the Administrative Agent under Section 2.09(a), 2.10, 12.03(d) and 12.04, and (C) accrued and unpaid Class A Upfront Fees, Class A Draw Fees (to the extent not previously paid), Class A Prepayment Premiums, Class A Exit Fees, Class A Minimum Utilization Fees and Class A Unused Fees then payable (including any such amounts not paid when due on any preceding Payment Date) to each Class A Lender (in the case of each of subclauses (A), (B) and (C) above, pro rata, based on the respective amounts owed to each Class A Lender); provided, however, that the aggregate amount payable pursuant to subclauses (B) and (C) under this clause (iii) shall not exceed $3,000,000 in aggregate in any calendar year;
(iv)    fourth, to each Class A Lender (pro rata, based on each Class A Lender’s Class A Percentage) the lesser of (A) the amount then on deposit in the Dollar Collection Account on such Payment Date after giving effect to the payments pursuant to Section 9.01(c)(i) through (iii) on such Payment Date and (B) the Class A Aggregate Loan Principal Balance on such Payment Date;
(v)    fifth, to the Administrative Agent for distribution to each Class B Lender to pay (A) accrued and unpaid Class B Interest on the Class B Advances, (B) amounts payable to each such Class B Lender or the Administrative Agent under Section 2.09(a), 2.10, 12.03(d) and 12.04, and (C) accrued and unpaid Class B Upfront Fees, Class B Draw Fees (to the extent not previously paid), Class B Prepayment Premiums, Class B Minimum Utilization Fees and Class B Unused Fees then payable (including any such amounts not paid when due on any preceding Payment Date) to each Class B Lender (in the case of each of subclauses (A), (B) and (C) above, pro rata, based on the respective amounts owed to each Class B Lender); provided, however, that the aggregate amount payable pursuant to subclauses (B) and (C) under this clause (v) shall not exceed $3,000,000 in aggregate in any calendar year;
(vi)    sixth, to each Class B Lender (pro rata, based on each Class B Lender’s Class B Percentage) the lesser of (A) the amount then on deposit in the Dollar Collection Account on such Payment Date after giving effect to the payments pursuant to Section 9.01(c)(i) through (v) on such Payment Date and (B) the Class B Aggregate Loan Principal Balance on such Payment Date;
(vii)    seventh, to the Backup Servicer (when applicable) and the Dollar Account Bank and the English Account Bank, (pro rata, based on the amounts due and owing to each such Person), an amount equal to all other costs, expenses, fees, indemnities and other amounts then due and owing to such Persons by the Borrower pursuant to this Agreement or any other the Facility Document;
(viii)    eighth, to each Secured Party, all other Obligations then due and owing by the Borrower to such Secured Party; and
(ix)    ninth, to the Borrower all remaining amounts then on deposit in the Dollar Collection Account.
(d)    Any amounts remaining in the Dollar Collection Account after the application of clause 9.01(b)(x) above shall remain in the Dollar Collection Account and shall be subject to

Release pursuant to Section 9.01(a) or shall be applied pursuant to Section 9.01(b) or Section 9.01(c), as applicable, on the next succeeding Payment Date.
(e)    On any Business Day during the Reinvestment Period, upon two (2) Business Days prior written notice to the Administrative Agent and the Dollar Account Bank, the Borrower or the Servicer on its behalf may instruct the Dollar Account Bank to release to the Borrower, from funds on deposit in the Dollar Collection Account, the Revenue Share in respect of any Receivable that is not an Eligible Receivable and that has never been identified as an Eligible Receivable in any report, certificate or Borrowing Base Certificate. Each written notice delivered by the Borrower or the Servicer pursuant to this Section 9.01© shall include the amount of funds to be released and a certification that no Accelerated Amortization Event or Event of Default will occur or exist after giving effect to such release.
(f)    On the date on which all Obligations have been paid in full, any funds remaining in the Collection Accounts or the Reserve Account shall be released to the Borrower or its designee and exclusive control of the Collection Accounts and the Reserve Account shall revert to the Borrower.
ARTICLE 10.
ADMINISTRATION AND SERVICING OF COLLATERAL
Section 10.01    Designation of the Servicer. The servicing, administering and collection of the Collateral shall be conducted by the Person designated as a servicer in accordance with the Servicing Agreement or the Backup Servicing Agreement (from and after the first date upon which the Backup Servicing Agreement is in effect), as applicable.
Section 10.02    Authorization of the Servicer. The Borrower shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents reasonably necessary to enable such Servicer to carry out its Collateral management duties under the Servicing Agreement, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Collateral. Following the occurrence and continuance of an Event of Default (unless otherwise waived by the required parties in accordance with Section 12.01), the Administrative Agent (acting in its sole discretion or at the direction of the Required Lenders) may provide notice to the Servicer (and any successors thereto) (with a copy to the Backup Servicer) that the Secured Parties are exercising their control rights with respect to the Collateral in accordance with Section 6.02.
Section 10.03    Appointment of Backup Servicer. Upon resignation of the Servicer under the Servicing Agreement or the occurrence and continuance of a Servicer Event of Default, the Administrative Agent may (with the consent of the Required Lenders and the Required Class B Lenders) at any time require the Borrower to appoint the Backup Servicer, as servicer of the Receivables in accordance with the Backup Servicing Agreement. The Borrower shall promptly comply with any such request from the Administrative Agent. The Borrower shall provide direction to the applicable Backup Servicer with respect to modifications of the terms of the Receivables in accordance with the requirements set forth in the Servicing Agreement, and shall comply with all restrictions with respect to the release, discharge, termination or cancellation of any Receivable.

ARTICLE 11.
THE ADMINISTRATIVE AGENT
Section 11.01    Authorization and Action. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. The Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or any other Facility Document to which the Administrative Agent is a party (if any) as duties on its part to be performed or observed. The Administrative Agent shall not have or be construed to have any other duties or responsibilities in respect of this Agreement and the transactions contemplated hereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders; provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent, in its judgment, to personal liability or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of the Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or, by refusing to provide instruction) to the Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner.
Section 11.02    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.
Section 11.03    Agent’s Reliance, Etc
(a)    Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or any Servicer or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to monitor, ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents or any

Related Documents on the part of the Borrower or any Servicer or any other Person or to inspect the property (including the books and records) of the Borrower or such Servicer; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Collateral, this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto or for the validity, perfection, priority or enforceability of the Liens on the Collateral; and (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate (including for the avoidance of doubt, the Monthly Report), instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by email) believed by it to be genuine and believe by it to be signed or sent by the proper party or parties. The Administrative Agent shall not have any liability to the Borrower or any Lender or any other Person for the Borrower’s, any Servicer’s or any Lender’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.
(b)    The Administrative Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including each Notice of Borrowing received hereunder). The Administrative Agent shall not be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Required Lenders, to provide, written instruction to exercise such discretion or grant such consent from the Required Lenders). The Administrative Agent shall not be liable for any error of judgment made in good faith unless it shall be determined by a court of competent jurisdiction that the Administrative Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any Facility Documents or Related Documents shall obligate the Administrative Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. The Administrative Agent shall not be liable for any indirect, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. The Administrative Agent shall not be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of the Administrative Agent, or unless and to the extent written notice of such matter is received by the Administrative Agent at its address in accordance with Section 12.02. Any permissive grant of power to the Administrative Agent hereunder shall not be construed to be a duty to act. The Administrative Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document. The Administrative Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad fair, reckless disregard or grossly negligent performance or omission of its duties.
(c)    The Administrative Agent shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.
Section 11.04    Indemnification. Each of the Lenders severally (and not jointly) agrees to indemnify and hold the Administrative Agent harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 12.04, by any other Affiliate of Navan or otherwise) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of its role as Administrative Agent under this Agreement or any other Facility Document or any Related Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Facility Document or any Related Document, in each case, to the extent that the Borrower or any other Affiliate of Navan is required to and does not indemnify the Administrative Agent pursuant to the Facility Documents or any Related Document; provided that (i) no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct and (ii) no Lender shall be liable for any amount in respect of any compromise or settlement of any of the foregoing unless such compromise or settlement is approved by the Required Lenders. The rights of the Administrative Agent and obligations of the Lenders under or pursuant to this Section 11.04 shall survive the termination of this Agreement, and the earlier removal or resignation of the Administrative Agent hereunder.
Section 11.05    Successor Administrative Agent. Subject to the terms of this Section 11.05, the Administrative Agent may resign as Administrative Agent in the Administrative Agent’s sole discretion at any time upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign then the Required Lenders shall appoint a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment within thirty (30) days of notice of resignation the Administrative Agent may appoint a successor agent. The appointment of any successor Administrative Agent shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the consent of the Borrower to any such appointment shall not be required if (i) an Event of Default shall have occurred and is continuing or, (ii) if such successor Administrative Agent is a Lender or an Affiliate of such Administrative Agent or any Lender. Any resignation of the Administrative Agent shall be effective upon the appointment of a successor agent pursuant to this Section 11.05. After the effectiveness of the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article 11 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and under the other Facility Documents. Any Person (i) into which the Administrative Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Administrative Agent shall be a party, or (iii) that may succeed to the properties and assets of the Administrative Agent substantially as a whole, shall be the successor to the Administrative Agent under this Agreement without further act of any of the parties to this Agreement. If the Administrative Agent is a Class A Lender or an Affiliate thereof on the date on which the Class A Committed Amount has expired or terminated and all Class A Obligations have been reduced to zero, such Administrative Agent shall provide immediate notice of resignation to the Borrower and the Class B Lenders, and the Required Class B Lenders shall have the right, upon five (5) Business Days’ notice to the Borrower, to appoint a successor Administrative Agent.

Section 11.06    Administrative Agent’s Capacity as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Affiliate thereof as if it were not the Administrative Agent hereunder.
Section 11.07    Delivery of Notices and Reports. Promptly upon receipt thereof, the Administrative Agent shall distribute all notices and reports (including, for the avoidance of doubt, all materials received by it pursuant to Section 5.01(d) and (h) and Section 7.03) received by it pursuant to this Agreement to each Lender at the address for such Lender determined in accordance with Section 11.02.
Section 11.08    Invoice. Without limiting the applicability of Article 11, to the extent the Administrative Agent or a Class A Lender reasonably expects to be entitled to claim indemnity amounts the Administrative Agent shall use reasonable efforts to invoice and claim such amounts on a current basis as they arise and to notify the Class B Representative of the same, provided that and for the avoidance of doubt, neither the Administrative Agent nor any Class A Lender shall be liable for the failure to provide any notice to any party under this Section 11.08 as provided hereunder.
Section 11.09    Erroneous Payments.
(a)    If the Administrative Agent notifies a Lender or another Secured Party, or any Person who has received funds on behalf of a Lender or another Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the same rate the Borrower was required to pay Interest hereunder during such period to (i) a Class A Lender (if the Erroneous Payment was meant to be paid to a Class A Lender) and (ii) a Class B Lender (if the Erroneous Payment was meant to be paid to a Class B Lender or any other Person). A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting the immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part):
(i)    (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.07(b).
(c)    Each Lender and other Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, or Secured Party under any Facility Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clauses (a) and (b) or under the indemnification provisions of this Agreement.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason from any Payment Recipient that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Payment Recipient at any time, (i) such Payment Recipient, if a Lender, shall be deemed to have assigned its Advances (but not its commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (and such Lender shall deliver any notes evidencing such Advances to the Administrative Agent), (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advances (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the commitments, if any, of any Lender and such commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold Advances (or a portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or other Secured Party that has received such Erroneous Payment (or portion thereof) under the Facility Documents with respect to each Erroneous Payment Return Deficiency.
(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 11.07 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, this clause (e) (other than the first proviso hereto) shall not apply to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making a payment of such Obligations.
(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 11.07 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Facility Document.
(h)    For the avoidance of doubt, this Section 11.07 shall not, and no Erroneous Payment shall, constitute, create, increase or otherwise alter any obligations or the Obligations of the Borrower under the Facility Documents or otherwise.
Notwithstanding anything to the contrary in this Section 11.07 or in any other Facility Document, the Borrower shall have no obligations, liabilities (including for any losses, claims, damages and expenses (including attorney’s fees)) or responsibilities for any actions, consequences or remediation (including the repayment or recovery of any amounts) contemplated by this Section 11.07 or otherwise arising out of, resulting from or in connection with any Erroneous Payment or any such actions or inactions of any Payment Recipient in respect of any Erroneous Payment (and, for the avoidance of doubt, it is understood and agreed that if the Borrower has paid principal, interest or any other amounts owed pursuant to any Facility Document, nothing in 11.07 (or Section 12.04 (or any equivalent provision) in connection therewith) shall require the Borrower to pay additional amounts that are duplicative of such previously paid amounts).
Section 11.10    Appointment of Administrative Agent as Security Trustee.
(a)    Each of the Secured Parties (other than the Administrative Agent) shall be deemed to have irrevocably appointed the Administrative Agent to act as its security trustee in connection with the Security granted under the English Deed of Charge.
(b)    Each of the Secured Parties (other than the Administrative Agent) authorises the Administrative Agent to hold the Security granted under the English Deed of Charge in its sole name as security trustee for the Secured Parties.
(c)    Each of the Secured Parties (other than the Administrative Agent) authorises the Administrative Agent to exercise the rights specifically given to the Administrative Agent under or in connection with the English Deed of Charge together with any other incidental rights.
(d)    Each of the Secured Parties (other than the Administrative Agent) acknowledges and agrees that:
(i)    the Administrative Agent has agreed to become a party to the English Deed of Charge only for the purpose of taking the benefit of the contractual provisions expressed to be given for the benefit of or to be assumed by the Administrative Agent, for the better preservation and enforcement of its rights and the rights of the Secured Parties under the English Deed of Charge and for administrative ease associated with matters where its consent is required;
(ii)    the Administrative Agent shall have no responsibility for any obligation of such Secured Party and shall not assume any liabilities or obligations under the English Deed of Charge unless such obligation or liability is expressly assumed by the Administrative Agent therein;
(iii)    the rights, duties and obligations of the Administrative Agent under the English Deed of Charge are governed by the English Deed of Charge; and
(iv)    the Administrative Agent may assume, unless it has, acting as Administrative Agent, received actual notice to the contrary, that no Event of Default has occurred and that the Borrower and the other parties to the Facility Documents are not in breach of or in default under their respective obligations under any of the Facility Documents.
(e)    Notwithstanding anything to the contrary expressed or implied herein, the Administrative Agent shall not be under any fiduciary duty towards any other party, nor shall it be under any obligations other than those for which express provision is made in the Facility Documents.

ARTICLE 12.
MISCELLANEOUS
Section 12.01    No Waiver; Modifications in Writing.
(a)    No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement, and any consent to any departure by any party to this Agreement from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
(b)    No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Administrative Agent and the Required Lenders, provided that (i) any Fundamental Amendment shall require the written consent of each Lender and (ii) no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights, duties, immunities or liabilities of the Administrative Agent without the prior written consent of the Administrative Agent.
Section 12.02    Notices, Etc. Except as otherwise provided herein, all notices and other communications hereunder to any party shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery, or by e-mail, to such party’s address or e-mail address set forth in Schedule 3 hereto, or at such other address or e-mail address as such party may hereafter specify in a notice given in the manner required under this Section 12.02. All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, three (3) Business Days after being postmarked, (b) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (c) if sent by electronic transmission, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement). The Borrower hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any courts in any action, suit or proceeding in connection with this Agreement by serving a copy thereof upon the Borrower or by mailing copies thereof by regular or overnight mail, postage prepaid, to the Borrower at its address specified in Schedule 3. For the avoidance of doubt, with respect to any notices required to be delivered and sent to the Administrative Agent, the Administrative Agent shall distribute a copy thereof to the Lenders.
Section 12.03    Taxes.
(a)    Defined Terms. For purposes of this Section, the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Facility Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto other than penalties, interest or other expenses imposed as a result of the gross negligence or willful misconduct of a Lender, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.02(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Facility Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Facility Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B), (ii)(D) and (ii)© of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Facility Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Facility Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of

Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;
(D)    if a payment made to a Lender under any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(E)    If the Administrative Agent is a U.S. Person, it shall deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement two duly completed copies of IRS Form W-9. If the Administrative Agent is not a U.S. Person, it shall provide to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) (A) two executed copies of Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account, and (B) two executed copies of Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and Borrower and Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments as contemplated by Treasury Regulation Section 1.1441-1(b)(2)(iv)).
Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Class A Committed Amount or the Class B Committed Amount and the repayment, satisfaction or discharge of all obligations under any Facility Document.
Section 12.04    Costs and Expenses; Indemnification.
(a)    The Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Class B Lenders (X) in connection with the initial preparation, review, negotiation, execution and delivery of this Agreement and the other Facility Documents on the Closing Date, including the reasonable and documented out-of-pocket fees of (i) a single outside counsel for the Administrative Agent and the Class A Lenders up to an aggregate amount not to exceed $250,000, UCC filing fees and all other related fees and expenses in connection therewith and (ii) a single outside counsel for the Class B Lenders up to an aggregate amount not to exceed $125,000, (Y) in connection with any additional Facility Documents and any modification or amendment of this Agreement or any other Facility Document; and (Z) in connection with the initial preparation, review, negotiation, execution and delivery of the English Deed of Charge. Further, the Borrower shall pay (A) all reasonable and documented out-of-pocket costs and expenses (including all reasonable and documented out-of-pocket fees, expenses and disbursements of a single legal counsel for each of the Administrative Agent and a single legal counsel for the Class B Lenders), and any auditors, accountants, consultants or appraisers or other professional advisors and agents engaged by the Administrative Agent or the Class B Lenders and incurred by the Administrative Agent or the Class B Lenders in the preparation, execution, delivery, filing, recordation, administration, performance or enforcement of this Agreement or any other Facility Document or any consent, amendment, waiver or other modification relating thereto, including the fees and disbursements of a single outside counsel for the Administrative Agent and a single outside counsel for the Class B Lenders in connection with any amendment or modification of this Agreement or any other Facility Document pursuant to Section 13.03(d), (B) all reasonable and documented out-of-pocket costs and expenses of creating, perfecting, releasing or enforcing the Administrative Agent’s security interests in the Collateral, including filing and recording fees, expenses and Other Taxes, search fees, and title insurance premiums, and (C) after the occurrence of any Event of Default, all reasonable and documented out-of-pocket costs and expenses incurred by each of the Administrative Agent and each of the other Secured Parties in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of the Administrative Agent and the other Secured Parties or in connection with the collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim based upon the Obligations in any insolvency proceeding, including all reasonable and documented out-of-pocket fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Administrative Agent and/or the other Secured Parties. The undertaking in this Section shall survive repayment of the Obligations, any foreclosure under, or modification, release, discharge or termination of, any or all of the Related Documents, this Agreement and the other Facility Documents and the resignation or replacement of the Administrative Agent. Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Administrative Agent are intended to constitute expenses of administration under any applicable bankruptcy law.
(b)    The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, obligations, expenses, penalties, actions, suits, judgments and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement (including the enforcement of this indemnity provision), performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated) (collectively, the “Liabilities”), including any such Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following:

(i)    preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any other Facility Document, any Related Document or any of the transactions contemplated hereby or thereby;
(ii)    any breach of any covenant by the Borrower, Navan, any Account Bank, the Seller, any Servicer or any Backup Servicer contained in any Facility Document;
(iii)    any representation or warranty made or deemed made by the Borrower, Navan, any Account Bank, the Seller, any Backup Servicer or any Servicer contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is false or misleading;
(iv)    any failure by the Borrower, Navan, any Account Bank, the Seller, any Servicer or any Backup Servicer to comply with any Applicable Law or contractual obligation binding upon it;
(v)    any failure to vest, or delay in vesting, in the Administrative Agent (for the benefit of the Secured Parties) a perfected first priority security interest in all of the Collateral free and clear of all Liens;
(vi)    any action or omission, not expressly authorized by the Facility Documents, by the Borrower or any Affiliate of the Borrower which has the effect of reducing or impairing the Collateral or the rights of the Administrative Agent or the Secured Parties with respect thereto;
(vii)    the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance or at any subsequent time;
(viii)    any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) of an Obligor to the payment with respect to any Collateral (including a defense based on any Receivable (or the Related Documents evidencing such Eligible Receivable) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from any related property;
(ix)    the commingling of Collections on the Collateral at any time with other funds;
(x)    any failure by the Borrower to give reasonably equivalent value to any Seller, in consideration for the transfer by such Seller to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including any provision of the Bankruptcy Code; or
(xi)    any Unmatured Event of Default or Event of Default;

provided, that the Borrower shall not be liable (A) for any Liability or losses arising due to the deterioration in the credit quality or market value of the Eligible Receivables or other Collateral hereunder to the extent that such credit quality or market value was not misrepresented in any material respect by the Borrower or any of its Affiliates or (B) to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s fraud, bad faith, gross negligence or willful misconduct; provided however that in no event will such Indemnified Party have any liability for any special, exemplary, indirect, punitive or consequential damages in connection with or as a result of such Indemnified Party’s activities related to this Agreement or any Facility Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, further, that this section shall not apply to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    All amounts due under this Section 12.04 shall be payable not later than three (3) Business Days after demand therefor.
Section 12.05    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The parties hereto agree that “execution,” “signed,” “signature,” and words of like import in this Agreement, shall be deemed to include electronic signatures, authentication, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transactions Act as in effect in any state, the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), the Illinois Electronic Commerce Security Act (5 ILCS 175/1-101 et seq.), or the Uniform Commercial Code, and the parties hereto hereby waive any objection to the contrary.
Section 12.06    Assignability. The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lenders. The Lenders may assign their rights, interests or obligations under this Agreement as permitted under Section 13.02. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns (including by operation of law).
Section 12.07    Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
Section 12.08    Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.09    Confidentiality.
(a)    Each Secured Party agrees to keep all Borrower Information confidential; provided that nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) in connection with this Agreement and the other Facility Documents and not for any other purpose, (x) to any Secured Party or any Affiliate of a Secured Party and to its and their Related Parties, or (y) to any of their respective Affiliates, employees, directors, investors, agents, representatives, consultants, attorneys, accountants and other professional advisors (collectively, the “Secured Party Representatives”), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information, (b) subject to an agreement to comply with the provisions of this Section (or other provisions at least as restrictive as this Section), (i) to any actual or bone fide prospective permitted assignees and Participants in any of the Secured Parties’ interests under or in connection with this Agreement, (ii) to any prospective agent or co agent of the Administrative Agent (iii) as reasonably required by any direct or indirect contractual counterparties or professional advisors thereto, to any swap or derivative transaction relating to the Borrower and the Obligations, and (iv) to any provider of credit protection to a Lender or any provider of a hedge for the benefit of a Lender, (c) to any Governmental Authority purporting to have jurisdiction over any Secured Party or any of its Affiliates or any Secured Party Representative and to its and their Related Parties, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required or requested to be disclosed pursuant to any Applicable Law, (e) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than any Secured Party or any Secured Party Representative in violation hereof, (f) any rating agency or a nationally recognized statistical rating organization in connection with Rule 17g 5 promulgated by the SEC, (g) in connection with the exercise of any remedy hereunder or under any other Facility Document and (h) to the Seller, the Servicer, the Backup Servicer, the Dollar Account Bank and the English Account Bank in connection with the administration of this credit facility or the enforcement of the Facility Documents. In addition, each Secured Party may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Secured Parties in connection with the administration and management of this Agreement and the other Facility Documents.
(b)    Each of the Borrower and Navan agrees that it shall not (and shall not allow any of its Affiliates to) disclose to any Person or entity the specific pricing, advance rate or concentration limit information provided by any Lender and Affiliates of any Lender or the amount or terms of any fees payable to any Lender or any Affiliate of any Lender in connection with the facility (collectively, the “Product Information”), except:
(i)    to its and its Affiliates’ Related Parties, accountants, legal counsel, agents and service providers;
(ii)    to the extent any Navan or any Affiliate or their counsel thereof reasonably deems necessary in order to comply with any requirement of Applicable Law or any Governmental Authority;
(iii)    to its and its Affiliates’ regulators;
(iv)    to the Administrative Agent;

(v)    to potential and existing equity investors, lenders under Funded Indebtedness of Navan, holders of Convertible Debt or partners in Navan or any of its Affiliates;
(vi)    with the prior written consent of such Lender;
(vii)    in financial statements in accordance with GAAP;
(viii)    unless such Product Information is a matter of general public knowledge or has heretofore been made available to the public by any Person other than Borrower, Navan or any of its Affiliates in violation hereof; or
(ix)    as required by Applicable Law, in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Facility Documents.
(c)    “Product Information” shall not include information that is a matter of general public knowledge or has heretofore been or is hereafter published in any source generally available to the public other than as a result of a disclosure by any Person required to keep such information confidential as provided in this Section 12.09.
(d)    Each party hereto agrees not to use the name of each other party hereto in any press release or marketing materials without the prior written consent of such other party; provided that the foregoing shall not apply to any documents that any party reasonably determines are required by Applicable Law, rule or regulation to include such other party’s name and to be filed with the SEC or any other Governmental Authority so long as the disclosing party has, to the extent reasonably practicable, given such other party the opportunity to review the form and content of such proposed filing in advance.
Section 12.10    Merger. This Agreement and the other Facility Documents executed by the Administrative Agent or the Lenders taken as a whole incorporate the entire agreement between the parties thereto concerning the subject matter thereof and such Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.
Section 12.11    Survival. All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect, until the date that all Obligations (other than unmatured indemnification Obligations) have been paid in full and satisfied and each of the Class A Committed Amount and the Class B Committed Amount has been terminated. The agreements in Sections 2.09, 2.10, 2.13, 7.06(b), 12.02, 12.03, 12.04, 12.07, 12.08, 12.12, 12.13, 12.14, 12.16, 12.18, 12.19 and 12.23, the final sentence of Section 7.02, and this Section 12.11 shall survive the termination of this Agreement in whole or in part and the payment in full of the principal of and interest on the Advances.

Section 12.12    Submission to Jurisdiction; Waivers; Etc. Each party hereto hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of them;
(b)    consents that any such action or proceeding may be brought in any court described in Section 12.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referenced in Section 12.02 or at such other address as may be permitted thereunder;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any party hereto or any Secured Party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, indirect, punitive or consequential damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement).
Section 12.13    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM THEREIN OR RELATING THERETO.
Section 12.14    SERVICE OF PROCESS. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF PROCESS AND IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Section 12.15    Waiver of Setoff. The Borrower hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.
Section 12.16    PATRIOT Act Notice. Each Lender and the Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law on October 26, 2001)) (the “PATRIOT Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, a Beneficial Ownership Certification and

other information that will allow the Lenders to identify the Borrower in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. The Borrower shall provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender in order to assist such Lender in maintaining compliance with the PATRIOT Act and the Beneficial Ownership Regulation.
Section 12.17    Business Days. In the event that the date of any Payment Date, date of prepayment or Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.
Section 12.18    Third Party Beneficiary. The parties hereto acknowledge and agree that the Indemnified Parties and the Affected Persons are third party beneficiaries of this Agreement.
Section 12.19    No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders or their Affiliates. The Borrower agrees that nothing in the Facility Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Facility Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Facility Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
Section 12.20    Non-Reliance on Administrative Agent and other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates or the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates or the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Facility Document or any related agreement or any document furnished hereunder or thereunder.
Section 12.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Facility Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 12.22    Acknowledgement Regarding Any Supported QFCs. To the extent that the Facility Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with this Section 12.22 applicable notwithstanding that the Facility Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the U.S. or any other state of the U.S.) that in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the U.S. or a state of the U.S. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Facility Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Facility Documents were governed by the laws of the U.S. or a state of the U.S.

Section 12.23    Non-Petition.
(a)    Each of the parties hereto (other than the Administrative Agent acting at the direction of the Required Lenders) hereby covenants and agrees that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding Advances, it shall not institute against, or join any other Person in instituting against, the Borrower any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States or any other jurisdiction.
(b)    Each of the parties hereto (other than Administrative Agent acting at the direction of the Required Lenders) hereby covenants and agrees that it shall not at any time institute against, solicit or join or cooperate with or encourage any institution against Borrower of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under any United States federal or state bankruptcy or similar law.
(c)    Nothing in this Section 12.23 shall preclude, or be deemed to estop, any of the foregoing Persons from taking (to the extent such action is otherwise permitted to be taken by such Person hereunder) or omitting to take any action prior to such date in (i) any case or proceeding with respect to Borrower voluntarily filed or commenced by or on behalf of Borrower under or pursuant to any such law or (ii) any involuntary case or proceeding pertaining to Borrower under or pursuant to any such law, which involuntary use was not commenced by any of the foregoing Persons.
ARTICLE 13.
SYNDICATION
Section 13.01    Syndication. The Lenders may at any time sell, assign or participate any portion or all of the Advances and the Facility Documents to one or more Persons subject to the terms and conditions of this Article 13.
Section 13.02    Assignment of Advances, Participations, Appointment of Agent.
(a)    The Lenders may, at their individual option, sell and assign all or any part of their right, title and interest in, and to, and under the Advances and this Agreement, on a pro rata basis, in the sole discretion of such Lender (the “Syndication”), to one or more Eligible Assignees; provided that (i) any such sale and assignment shall be subject to the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) other than with respect to a sale and an assignment that is made (x) following the occurrence and during the continuance of an Event of Default or (y) from a Lender to one or more of its Affiliates, and (ii) any such sale and assignment shall be subject to the Administrative Agent’s completion of satisfactory “know your customer” procedures in accordance with its internal policies. Each additional Lender shall enter into an Assignment and Acceptance whereby the existing Lender (the “Assigning Lender”) assigns to such new Lender a portion of its rights under the Advances, and pursuant to which the new Lender accepts such assignment. From and after the effective date specified in the Assignment and Acceptance (i) each new Lender shall be a party hereto and to each applicable Facility Document to the extent of the applicable percentage or percentages and, if applicable, priorities, set forth in the Assignment and Acceptance and, except as specified otherwise herein, shall succeed to the rights of the Assigning Lender hereunder in respect of the Advances, and (ii) the Assigning Lender shall, to the extent such rights and obligations have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations hereunder and under the Facility Documents. The liabilities of each of the Lenders shall be several and not joint, and any Lender’s Percentage shall be reduced by the amount of each such Assignment and Acceptance. No Lender shall be responsible for the obligations of any other Lender.
(b)    The Borrower agrees that it shall reasonably cooperate, in connection with any sale of all or any portion of the Advances permitted under Section 13.02(a), whether in whole or to an additional Lender or Participant, to furnish to Administrative Agent, any information as reasonably requested by any additional Lender or Participant in performing its due diligence in connection with its purchase of an interest in the Advances.
(c)    The Borrower acknowledges that the Administrative Agent shall have the sole and exclusive authority to execute and perform this Agreement and each Facility Document on behalf of itself and as agent for the Secured Parties. The Lenders acknowledge that the Administrative Agent shall retain the exclusive right to grant approvals and give consents required to be delivered hereunder, except as otherwise set forth herein. Except as otherwise provided herein, the Borrower shall have no obligation to recognize or deal directly with any Lender, and no Lender shall have any right to deal directly with the Borrower with respect to the rights, benefits and obligations of the Borrower under this Agreement, the Facility Documents or any one or more documents or instruments in respect thereof, except as explicitly provided herein or therein. The Borrower may rely conclusively on the actions of the Administrative Agent to bind the Lenders, notwithstanding that the particular action in question may, pursuant to this Agreement be subject to the consent or direction of some or all of the Lenders.
(d)    Notwithstanding any provision to the contrary in this Agreement, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein and no covenants, functions, responsibilities, duties, obligations or liabilities of the Administrative Agent shall be implied by or inferred from this Agreement or any other Facility Document, or otherwise exist against Administrative Agent.
(e)    Except to the extent its obligations hereunder and its interest in the Advances have been assigned pursuant to one or more Assignments and Acceptances, if the Administrative Agent is also a Lender, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent, respectively. The Lenders and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, or any Affiliate of the Borrower and any Person who may do business with or own securities of the Borrower or any Affiliate of the Borrower, all as if they were not serving in such capacities hereunder and without any duty to account therefor to each other.
(f)    If required by any Lender, the Borrower hereby agrees to execute notes in the principal amount of such Class A Lender’s Class A Percentage of the Class A Advances or such Class B Lender’s Class B Percentage of the Class B Advances, as applicable, and such note shall (i) be payable to order of such Lender, (ii) be dated as of the effective date specified in the Assignment and Acceptance (or, if later, the date that such Lender became a Lender hereunder), and (iii) mature on the Final Maturity Date. Such note shall provide that it evidences a portion of the existing Obligations hereunder and not any new or additional indebtedness of the Borrower.

(g)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be made available by the Administrative Agent for inspection by the Borrower and any Lender, at any reasonable time and from time to time, upon reasonable prior written request to the Administrative Agent.
(h)    Any Lender may at any time sell participations to any Person (other than (x) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), (y) the Borrower or any of the Borrower’s Affiliates or (z) a Disqualified Assignee (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of the Advances owing to it)); provided that any such participation shall be subject to the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) other than with respect to a participation made (i) following the occurrence and during the continuance of an Event of Default or (ii) from a Lender to one or more of its Affiliates; provided further that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the payments made under Section 2.09 with respect to any payments made by such Lender to its Participant(s).
(i)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any Fundamental Amendment that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09, 12.03 and 12.04 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.09 or 12.03, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation shall, acting solely for this purpose as a non fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Facility Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Facility Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103 1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(j)    Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement or in the Collateral pledged to it thereunder (including, without limitation, amounts owing or assets pledged to it), including, without limitation, to any Federal Reserve Bank as a secured party in accordance with Regulation A of the Board of Governors of the Federal Reserve System, and any transfer restrictions under this Section 13.02 shall not apply to any Federal Reserve Bank as the secured party in connection with any such security interest; provided that no such security interest or the exercise by the secured party of any of its rights thereunder shall release such Lender from its funding obligations hereunder.
Section 13.03    Cooperation in Syndication.
(a)    The Borrower will use commercially reasonable efforts to assist the Lenders and the Administrative Agent in completing a Syndication, provided (i) the efforts requested of the Borrower and/or Navan in connection with such Syndication are not unreasonably burdensome or disruptive to the business of the Borrower or Navan and (ii) the applicable Lender shall reimburse the Borrower and/or Navan for any material out-of-pocket costs incurred by the Borrower and/or Navan in connection therewith (such costs and expenses not to exceed $10,000. Subject to the conditions described in the immediately preceding sentence, such assistance will include all actions reasonably requested by the Administrative Agent, including, without limitation: (i) engaging, upon the request of the Administrative Agent or any proposed Lender, in discussions between senior management and advisors of the Borrower and the proposed Lenders, (ii) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the Syndication, (iii) the hosting, with the Lenders and the Administrative Agent, of one or more diligence and management meetings with prospective Lenders or with the credit rating agencies, and (iv) working with the Lenders and the Administrative Agent to procure a rating for the Advances by the credit rating agencies.).
(b)    Subject to the terms hereof, including the definition of “Eligible Assignee,” the Lenders and the Administrative Agent shall manage all aspects of any Syndication of the Advances, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lenders and the Administrative Agent in their Syndication efforts, and subject to the conditions described in the first sentence of Section 13.03(a), the Borrower agrees promptly to prepare and provide to the Lenders and the Administrative Agent all information with respect to the Borrower, the Seller and the Servicer contemplated hereby, including all financial information and projections (the “Projections”), as the Lenders and the Administrative Agent may reasonably request in connection with the Syndication of the Advances. The Borrower hereby represents and covenants that (i) all information other than the Projections (the “Information”) that has been or will be made available to the Lenders and the Administrative Agent by the Borrower or any of their representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to the Lenders and the Administrative Agent by the Borrower or any of its representatives have been or will be prepared in good faith based upon reasonable assumptions. The Borrower understands that in arranging and syndicating the Advances, the Administrative Agent, the Lenders and, if applicable, the credit rating agencies, may use and rely on the Information and Projections without independent verification thereof.
(c)    Subject to the conditions described in the first sentence of Section 13.03(a), if required in connection with the Syndication, the Borrower hereby agrees to:
(i)    deliver updated financial and operating statements and other information reasonably required by the Lenders and the Administrative Agent to facilitate the Syndication;
(ii)    deliver reliance letters reasonably satisfactory to the Lenders and the Administrative Agent with respect to any legal opinions delivered to the Lenders and the Administrative Agent, which will run to the Lender and their respective successors and assigns; and
(iii)    execute any amendment or modification to the Facility Documents required by the Lenders; provided, however, that unless otherwise agreed to by the Borrower, the Borrower shall not be obligated to enter into any such amendment or modification if the effect of such amendment or modification is to (A) materially increase the duties or obligations of the Borrower under this Agreement or the Facility Documents or (B) make any material term or provision (other than terms or provisions relating to the requisite percentage of Lenders or certain classes of Lenders required to consent to amendments, waivers or consents or to give instructions to the Administrative Agent under this Agreement and the other Facility Documents) less favorable to the Borrower.
(d)    Without limiting the foregoing, if the Lenders and the Administrative Agent notify the Borrower in writing that they have elected, in their respective individual sole discretion, prior to or in connection with a Syndication, to split the Advances (or any note evidencing the Advances) into two or more tranches or sub-tranches having different advance rates, interest rates, principal amounts, payment priorities and maturities, the Borrower will (i) cooperate with Lenders and the Administrative Agent to implement the foregoing, (ii) execute any amendments or modifications to this Agreement, any note or any other Facility Documents requested by the Lenders or the Administrative Agent to effectuate the same and (iii) deliver customary certificates, legal opinions and other closing deliveries reasonably requested by the Administrative Agent in connection therewith; provided, that any such tranches or sub-tranches may, without the consent of the Borrower, have different (A) advance rates, if the weighted average of such advance rates is not less than the percentages specified in the definitions of “Class A Advance Rate” and “Class B Advance Rate” and (B) interest rates, if the weighted average of such interest rates does not exceed, during any period specified in clause (a), (b) or (c) of the definitions of “Class A Interest Rate” or “Class B Interest Rate,” the rates specified in such clauses (a), (b) or (c) applicable to such period.
Signature Pages Follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LIQUID LABS SPV, LLC,
as Borrower

By: /s/ Thomas Tuchscherer
Name: Thomas Tuchscherer
Title: Chief Financial Officer
Signature Page to Revolving Credit and Security Agreement

GOLDMAN SACHS BANK USA,
as Administrative Agent and as a Class A Lender

By:	/s/ Benjamin Case
Name: Benjamin Case
Title: Managing Director
Signature Page to Revolving Credit and Security Agreement

POWERSCOURT INVESTMENTS 37, LP,
as Class B Representative and a Class B Lender

By: Powerscourt Investments GP, LLC
By: Maples Fiduciary Services (Delaware) Inc.,
its Managing Member

By: /s/ Scott Huff
Name: Scott Huff
Title: Authorized Signatory
Signature Page to Revolving Credit and Security Agreement